Exhibit 99.1

Overview

              We are developing an integrated satellite and terrestrial communications network to provide ubiquitous wireless broadband services, including Internet access and voice services, in the United States and Canada. Using an all-Internet Protocol ("IP"), open architecture, we believe our network will provide significant advantages over existing wireless networks. Such potential advantages include higher data speeds, lower costs per bit and flexibility to support a range of custom IP applications and services. Our current business plan envisions a "carrier's carrier" wholesale model whereby our strategic partners and other wholesale customers can use our network to provide differentiated broadband services to their subscribers. We believe our planned open network, in contrast to legacy networks currently operated by incumbent providers, will allow distribution and other strategic partners to have open network access to create a variety of custom applications and services for consumers.

              We currently offer a range of mobile satellite communications services ("MSS") using two geostationary satellites ("GEOs") that support the delivery of data, voice, fax and dispatch radio services. We are licensed by the United States and Canadian governments to operate in the L-band spectrum which we have coordinated for use. We currently have coordinated approximately 30 MHz of spectrum throughout the United States and Canada. Our United States and Canadian spectrum footprint covers a total population of nearly 330 million. In operating our next generation integrated network, we plan to allocate the use of spectrum between satellite and terrestrial service. Our spectrum occupies a portion of the 1.5 - 1.6 GHz frequency band (the "L-band") and is positioned between the frequencies used today by terrestrial wireless providers in the United States and Canada. We were the first MSS provider to receive a license to operate an Ancillary Terrestrial Component ("ATC") network from the Federal Communications Commission ("FCC"). We were a major proponent of the FCC's February 2003 and February 2005 ATC and ATC Reconsideration Orders, both of which were adopted on a bipartisan, 5-0 basis. These ATC licenses permit the use of our L-band satellite frequencies in the operation of an advanced, integrated network capable of providing wireless broadband on a fixed, portable and fully mobile basis.

              With access to approximately 30 MHz of spectrum that is conducive for mobile and fixed broadband wireless services, we believe we are well positioned to support an extensive wireless business plan. We believe access to this amount of spectrum provides us with the ability to pursue a network architecture using a choice of third generation ("3G") and fourth generation ("4G") wireless air interfaces, including such technologies as WiMAX, Code-Division Multiple Access-Evolution Data Optimized ("CDMA-EVDO"), WideBand "CDMA" ("WCDMA") and Flash Orthogonal Frequency Division Multiplexing ("Flash-OFDM"). We believe our next generation integrated network will create the opportunity to use our United States and Canadian nationwide spectrum, in its current configuration, to establish a strong position within the wireless industry.

Market Opportunity

              We believe that the changing dynamics of the telecommunications industry have created a compelling market opportunity for our planned next generation integrated network. Increased competition, industry consolidation, wireless substitution for wireline services and the general convergence of media and telecommunications have led major service providers to attempt to offer consumers a bundle of four communications services: video, broadband data, voice and mobile wireless services. However, incumbent wireless providers may be constrained by certain factors, such as their spectrum positions and legacy second generation ("2G") and 3G circuit-switched network architectures, as the demand for an advanced bundle has increased. Wireless carriers may also be pursuing different market strategies based upon their existing networks and customers rather than offering new services like those we plan to provide using next generation integrated technology. New technologies are emerging to deliver advanced broadband wireless services and applications to a potentially wide range of devices at price points we believe will be lower than those offered by incumbents' legacy networks. We anticipate that our United States and Canadian nationwide spectrum holdings and strategy to deploy a wireless, all-IP network will allow us, through wholesale customers, to provide superior connectivity to an array of devices, satisfy the evolving needs of the industry and capture a greater percentage of the consumer's total spending on communications services. We believe the potential market opportunity includes participation from large enterprises that have limited access to the wireless services business (potentially including content companies, video service providers, web services firms, consumer electronics companies, enterprise service providers, device and chipset vendors and Internet service providers) which have large, loyal customer bases and are exploring opportunities to incorporate broadband wireless connectivity to differentiate and expand their core service offerings.

Key Strengths

              We believe that the following competitive strengths position us to be a leader in the next generation wireless communications market:

  •
  High-Quality, United States and Canadian Nationwide Spectrum. We are licensed by the United States and Canada to operate in the L-band spectrum which we have coordinated for use. We currently have coordinated approximately 30 MHz of spectrum throughout the United States and Canada. We believe this amount of spectrum provides us with the ability to pursue a variety of advanced broadband air interfaces. We also believe our spectrum has strong propagation characteristics required for a large mobile operation.

  •
  Advanced and High Capacity Network Design. We believe our planned all-IP design will capitalize on modern network architecture and components to deliver greater capacity, more efficiently and at a lower variable cost than existing legacy networks. We expect to use an advanced air interface and package substantially more services and communications traffic within the same broadband architecture using the anticipated efficiencies of an all-IP design. We believe the ubiquitous coverage, interoperability and network redundancy that we intend to provide through the satellite component of our system is critical for reliability-sensitive markets such as public safety and homeland security. This capability is particularly timely given renewed focus on a reliable communications backbone for natural disasters such as Hurricane Katrina as well as other emergencies.

  •
  "Carrier's Carrier" Wholesale Business Model. We believe our wholesale approach will allow us to avoid a portion of the significant up-front subscriber acquisition costs, as well as other customer support costs related to a retail business model. We believe our partners will have the ability to develop and deploy superior and differentiated services and promotional offerings due to the planned open network and systems architecture, as well as the potential ability to choose from an expanded selection of end user devices as a result of fewer network restrictions. We believe that with partner distribution, our business model will be able to scale at a substantially faster pace than if we sold services directly to end-users.

  •
  Scalable, Build-As-You-Go Capital Plan. With regard to our terrestrial network, we plan to control our rate of capital expenditures based on our success rates and strategic partners. Our plan to develop the terrestrial component of our next generation integrated network includes a flexible approach to adding capacity for specific markets and/or services as demand warrants.

  •
  Differentiated Intellectual Property. Our intellectual property portfolio has been developed over 15 years and includes over 100 filed patent applications representing over 4,000 claims. We believe our patents cover elements we expect to be important to the development of any ATC network, including space segment design, frequency reuse and allocation, satellite beam forming and network management.

  •
  Time to Market. As a pioneer in the development of ATC, we were the first MSS operator to be granted an ATC license and as such are well positioned to be the first to utilize the full benefits of "transparency," which refers to the use of integrated satellite and terrestrial technology on standard wireless devices that are substantially similar to current PCS/cellular devices in terms of aesthetics, cost, form factor and functionality within terrestrial applications. Given recent advances in air interface technology, we believe we are also well positioned as a "last mover" to build an advanced and state-of-the-art 4G network that leapfrogs the incumbents' legacy 2G and 3G circuit-switched networks.

  •
  Management and Sponsorship. Our management team and investors have extensive backgrounds in telecommunications-related ventures. Our investors include BCE Inc., Columbia Capital, Motient Corporation ("Motient"), SkyTerra Communications, Inc. (an affiliate of Apollo Advisors L.P.), and Spectrum Equity. Certain of our executives and directors, led by Founder and Chairman Gary Parsons and Chief Executive Officer Alex Good, have previously served as founding partners and/or senior managers at leading telecommunications companies and have significant experience in wireless communications and spectrum license regulation. Several members of our management team and our limited partners were founding members of and/or are investors in XM Satellite Radio Holdings, Inc. or Sirius Satellite Radio Inc.

Our Spectrum

              We are licensed in the United States and Canada to operate in the L-band spectrum which we have coordinated for use. We currently have coordinated approximately 30 MHz of spectrum throughout the United States and Canada for satellite service, which we plan to reuse to provide terrestrial service. Assuming a covered population of 330 million persons ("POPs"), this equates to approximately 10 billion MHz-POPs. The following are beneficial characteristics of our spectrum:

  •
  Broad geographic coverage. Our spectrum provides the opportunity to launch services throughout the United States and Canada, which differentiates our spectrum from other terrestrial wireless spectrum that has been auctioned or is expected to be auctioned in regional or local licenses, such as the Advanced Wireless Services ("AWS") and 700 MHz spectrum bands. Costs associated with clearing the 700 MHz and AWS spectrum could be substantial, and the process for clearing incumbent users from these bands could be complicated.

  •
  Cost-effective build-out relating to propagation characteristics of L-band. We believe the radio propagation characteristics of the L-band spectrum, located at 1.5 - 1.6 GHz, will enable us to deploy a terrestrial network at lower initial costs than would be incurred by companies operating in higher frequency spectrum bands, since fewer towers will be required for a comparable wireless footprint. We further believe that due to L-band radio propagation characteristics, we will incur lower operating expenses compared to existing PCS operators.

  •
  FCC approval to operate an integrated satellite and terrestrial network. We have received an authorization from the FCC, after an industry-defining rule-making, to operate an ATC network that would utilize our spectrum for terrestrial wireless services integrated with MSS. MSV was the first company to receive an FCC license for this purpose. We expect the additional frequency reuse, and resulting greater capacity of the terrestrial component of our integrated network, will provide us the economies of scale to offer affordable consumer services. We expect our satellites will give our next generation integrated network the ability to provide ubiquitous coverage within our satellite footprints in the United States and Canada, subject to the limitations of any satellite signal to penetrate inside buildings, an option not available to traditional terrestrial wireless companies. We believe the importance of satellite-enabled ubiquity and redundancy has become evident in recent natural disasters and national emergencies. Users of our network will have access to the satellite component of the network with the ease and availability and through the same types of devices as they enjoy with cellular wireless communications today.

  •
  Flexibility in choice of air-interface technology. The FCC has given us authority to use Global System for Mobile Communications ("GSM"), CDMA and WCDMA air interfaces. We have applied for and expect to receive authority to use WiMAX and Flash-OFDM air interfaces. We plan to select an air interface for our next generation integrated network in the future.

  •
  L-band spectrum assignment and potential rebanding. We operate today, and plan to operate our next generation integrated network, on blocks of spectrum of various sizes that are not completely contiguous. We believe our current spectrum contiguity is sufficient to support our next generation business plan, which contemplates use of one of a variety of broadband wireless air interfaces. Our existing plan does not assume or include the benefits of rebanding through the exchange of selected frequency channels among L-band operators, but we believe that rebanding, or a cooperative arrangement with other L-band operators with respect to our L-band spectrum use, could: (1) increase spectrum efficiency, (2) reduce our capital expenditures, (3) lower our operating expenses and (4) permit the expansion of our business plan to support higher broadband data rates and a larger number of broadband wireless subscribers.

Business Model

              We are an operating company today with approximately 200,000 units in service and approximately $29 million in annual revenue. We provide switched and packet data service and sell bulk capacity to service provider partners through two nearly identical GEOs. Consistent with our strategy to deploy an integrated ATC network, in January 2006 we entered into a contract with Boeing Satellite Systems, Inc. ("Boeing") for the design and construction of our next generation satellites, which are expected to launch commencing in 2009. We believe our next generation satellites are designed to be powerful enough to enable subscribers to use transparent wireless devices.

              We are also currently in the planning phase of our terrestrial network. We currently expect to start the build-out of the terrestrial network in several markets in 2007 and complete additional market build-outs in the future until we achieve a top 50 market footprint in the United States and Canada. We believe the success-based nature of our network deployment mitigates risk for our potential strategic partners and investors. As we reach scale and sell services to additional wholesale partners, we plan to extend our network footprint incrementally to offer nomadic, portable and fully mobile services.

Partnership Opportunities

              We believe our strategy of offering wholesale broadband wireless services will enable us to partner with a range of media and communications service providers, including established telecommunications companies, video service providers, satellite radio operators, Internet service providers, web application portals, consumer electronics companies, content providers and other mobile virtual network operators ("MVNOs"). We believe that our all-IP open architecture will offer an attractive platform for partnering with existing communications service providers and potential strategic partners attempting to enter the wireless space.

              We believe new entrants seeking a broadband wireless solution will benefit from our approach. Historically, companies seeking to offer broadband wireless services may have been hindered by the systems of the incumbent wireless carriers, which limit the ability of third parties to control the service offering, customer experience and potential economics. In contrast, our distribution partners will have the ability to develop and deploy differentiated services and promotional offerings due to the open architecture of our planned network.

              Our planned integrated architecture also offers the differentiation and increased coverage of a powerful satellite system, which creates additional partnership and distribution opportunities in a number of large coverage sensitive, vertical market segments, such as public safety, homeland security, rural users, fleet management and consumer telematics.

Summary Consolidated Financial Data

              In the following table, we provide you with our summary historical consolidated financial and operating data for the periods indicated. The historical consolidated financial data for the fiscal years ended December 31, 2003, 2004 and 2005, respectively, are derived from our consolidated financial statements.

	Year Ended December 31,
	2003	2004	2005
	(Dollar amounts in thousands)
Statement of Operations Data:
Total revenue	$27,124	$29,007	$29,381
Total operating expenses(1)	44,128	55,762	68,534
Loss from continuing operations before other income (expense)	(17,004)	(26,755)	(39,153)
Net loss(2)	(28,000)	(33,455)	(40,955)
Balance Sheet Data (at end of period indicated):
Cash and cash equivalents(3)	$3,982	$129,124	$59,925
Restricted cash(4)	74	75	6,264
Investments	—	—	52,278
Total assets	130,819	246,223	216,784
Working capital	306	128,105	107,995
Accrued interest, net of current portion(3)	16,725	—	—
Long-term deferred revenue, net of current portion	20,866	20,690	23,243
Vendor note payable, net of current portion	916	696	470
Notes payable to investors(3)	82,925	—	—
Total partners' equity (deficit)	(984)	212,964	181,260
Other Data:
Net cash provided by (used in) operating activities	457	(30,206)	(12,048)
Net cash used in investing activities	(4,532)	(4,636)	(58,706)
Net cash provided by financing activities	2,125	160,267	323

(1)
Total operating expenses include next generation expenses related to the development and deployment of our next generation integrated network of $4,268, $8,593, and $18,516 for the years ended December 31, 2003, 2004, and 2005, respectively. Total operating expenses include depreciation and amortization of $17,928, $18,439 and $16,109 for the years ended December 31, 2003, 2004 and 2005, respectively. Total operating expenses include non-cash compensation expenses related to options, excluding such expenses included in next generation expenses, of $0, $267 and $6,680 for the years ended December 31, 2003, 2004 and 2005, respectively.

(2)
Net loss includes losses from discontinued operations of TerreStar Networks Inc., a former subsidiary which was spun-off in May 2005, of $4,328, $1,939, and $9,553 for the years ended December 31, 2003, 2004, and 2005, respectively. Additionally, net loss for the year ended December 31, 2005 includes $724 related to cumulative effect of change in accounting principle upon the adoption of Financial Accounting Standards Board Interpretation No. 46, "Accounting for Variable Interest Entities."

(3)
In November 2004, the Company received $145,000 in cash proceeds from two of its existing limited partners in exchange for the issuance of 4,923,599 units of limited partnership interest. Concurrently with this transaction, the Company paid approximately $18,209 of accrued interest, in cash, on outstanding notes held by its limited partners, and exchanged or converted approximately $80,554 of principal amount and $4,368 of additional accrued interest on such outstanding notes into an aggregate of 9,911,234 units of limited partnership interest, which represented approximately 50% of the units outstanding prior to this transaction. See note 5 of notes to the consolidated financial statements included herein.

(4)
In accordance with the requirements of the FCC, the Company secured a five-year, $3,000 bond for each orbital location. The bonds are fully collateralized by a $3,000 letter of credit for each bond, secured by cash on deposit, which is reflected as restricted cash. The restricted cash as of December 31, 2003 and 2004 relates to amounts retained from the purchase of the satellite business in 2001, which was restricted to pay Motient's rent obligation to the Company for the lease of office space in the Company's headquarters and to ensure the provision of certain services to the Company by Motient under a transition services agreement.

Company Structure

              The following reflects our current company structure and the principal operational function of each of our subsidiaries as well as MSV Canada, which is jointly owned with TMI Communications & Company, Limited Partnership ("TMI"):

RISK FACTORS

Risks Associated with our Next Generation Business Plan

We need substantial further financing to develop and construct our next generation integrated network, but such financing might not be available.

              We estimate that the total cost to develop and construct the two satellite components of our integrated network in the United States and Canada, including the costs of the satellites, their launch, launch insurance and associated ground segment will be approximately $1.1 billion. This estimate does not include approximately $250 million to construct a spare satellite that would not be launched ("ground spare") but is required by our FCC authorization.

              In addition, we will require significant funds to construct the terrestrial component of our network. We plan to pursue a top 50 market terrestrial footprint, and we expect that each market could require between $20 million and $60 million to establish terrestrial coverage. We estimate that the total cost to deploy the terrestrial portion of the network could range between $500 million and $2.6 billion, depending on the choice of air interface technology, the number of markets deployed, the scope of the terrestrial build within each market and the targeted service offering (limited mobile, portable or fully mobile).

              Our plan for a South American satellite, for which we have also contracted with Boeing, may cause us to incur additional expenditures of approximately $540 million, depending upon how such a plan is pursued. See the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources."

              Our costs could be greater than our current estimates. For example, if we elect to defer payments under our satellite construction contract, and/or if we exercise certain options to buy additional satellites or other equipment or services, our cost for the satellite component of our network will increase, possibly significantly. The cost to build the terrestrial component of our network could be greater, perhaps significantly, than our current estimates, depending on changing costs of supplies, market conditions, and other factors over which we have no control.

              Our projections assume that a portion of the remaining costs associated with constructing the satellite and terrestrial components of our next generation integrated network will be borne in part by one or more technology and strategic partners. If we are not able to enter into agreements with third parties to cover such costs, or if such funding sources are not able to cover such costs, our funding requirements will be significantly greater than we currently anticipate. We have not yet entered into any such agreements and cannot assure you if and when we will enter into such agreements.

              In addition to financing from technology and strategic partners, we plan to raise future funds by selling debt and equity securities, and by obtaining loans or other credit lines from banks or other financial institutions. The type, timing and terms of financing we may select will depend upon our cash needs, the availability of other financing sources, the prevailing conditions in the financial markets and the restrictions contained in any future indebtedness. We cannot assure you that we will be able to find any such sources at any given time on favorable terms, if at all. If we fail to obtain any necessary financing on a timely basis, then each of the following could occur:

  •
  our satellite construction, launch, or other events necessary to conduct our business could be materially delayed, or their costs could materially increase;

  •
  we could default on our commitments to our satellite construction or launch contractors, creditors or other third parties, leading to termination of construction or inability to launch our satellites; and

  •
  we may not be able to launch our next generation integrated network as planned, and may have to discontinue operations or seek a purchaser for our business or assets.

              As a result of these factors, we could lose our FCC or Industry Canada licenses or our international rights if we fail to achieve required performance milestones.

              If we are successful in raising additional financing, we anticipate that a significant portion of future financing will consist of debt securities. As a result, we will be more highly leveraged. If additional funds are raised through the incurrence of indebtedness, we may incur significant interest charges, and become subject to various restrictions and covenants that could limit our ability to respond to market conditions, provide for unanticipated capital investments or take advantage of business opportunities.

The market for our service is new and unproven and the success of our next generation business will depend on market acceptance.

              Other than satellite radio, we are not aware of any integrated (i.e. combined satellite and terrestrial) wireless service in commercial operation. Neither we, nor any other company, has developed an integrated next generation network. Our business plan contemplates that a significant portion of our revenues will be derived from strategic partners. To date, we have not entered into any strategic partnerships with respect to distribution of our next generation integrated network. As a result, we can estimate only with a partial level of certainty the potential demand for such services and the degree to which we will meet that demand. Furthermore, there may not be sufficient demand to enable us, or additional costs that do not allow us, to earn sufficient revenues, achieve sufficient cash flow or record a profit. Among other things, end user acceptance of our next generation integrated service will depend upon:

  •
  whether we provide integrated wireless services consistent with market demand;

  •
  the relative attractiveness of our service offerings to our anticipated partners;

  •
  the cost and availability of user equipment whose form factor is little different from standard wireless devices, but incorporates the new technology required to operate on our network;

  •
  federal, state, local and international regulations affecting the operation of satellite networks and wireless systems;

  •
  whether competitors develop new and alternative next generation technologies; and

  •
  general and local economic conditions.

              If we cannot gain market acceptance for our planned products and services, our business will be significantly harmed. We have made, and will continue to make, significant capital investments to generate demand for our services. Accordingly, any material miscalculation with respect to our operating strategy or business plan will harm our business.

We will depend on one or more third parties to incorporate our technology into their consumer offerings, and such third parties may not be successful or effective in their use of our technology.

              We have adopted a wholesale "carrier's carrier" business model and do not have plans to manufacture or sell end-user devices to consumers. The success of our network will depend on partnerships with third parties that incorporate our technology into their service and product offerings. In particular, we will not ourselves produce transparent wireless handsets for sale to wireless consumers but instead will need to identify and work with our partners and customers to apply our technology to standard wireless handsets and devices that they in turn market. If our partners are not successful in incorporating our technology or marketing devices compatible with our network, our revenues would be less than expected, and our business would suffer.

We will depend on one or more third party contractors to construct the terrestrial base station component of our next generation integrated network.

              We currently plan to contract with one or more third parties to construct the terrestrial component of our next generation integrated network. Our success in implementing our next generation integrated network and penetrating our targeted vertical markets will depend, to a large extent, on the efforts of these third party partners. The development and rollout of the terrestrial network by these third parties may be subject to unforeseen delays, cost overruns, regulatory changes, engineering and technological changes and other factors, some of which may be outside of our control. If we are not able to enter into partnering relationships and construct the terrestrial component of our next generation integrated network, we may not be able to implement our business plan.

Failure to develop and supply terminals to customers in a timely manner will delay our revenues.

              We will rely on third party manufacturers and their distributors to manufacture and distribute transparent devices. Transparent devices are not yet available, and we and third party vendors may be unable to develop and produce enough affordable transparent devices in a timely manner to permit the widespread introduction of our service. If we, our customers and our manufacturers fail to develop devices that are completely transparent for timely commercial sale at affordable prices, the launch of our next generation service would be delayed, our revenues would be less than expected, and our business would suffer.

Our integrated wireless network will depend on the development and integration of complex technologies in a satellite configuration that might not work.

              Our next generation integrated network will require new applications of existing technology, complex integration of different technologies and the development of new technologies. We will have to integrate a number of sophisticated satellite and other wireless technologies that typically have not been integrated in the past, and some of which are not yet fully developed, before we can begin offering our next generation service. In order for our service to be received by traditional consumer devices, additional components and software will need to be added to such devices to adjust for the L-band frequencies as well as satellite communications. Although we intend to test the components of the next generation integrated network, we cannot ultimately confirm the ability of the system to function until we have actually deployed a substantial portion of our next generation integrated network. For example, our ground-based beam formation capabilities and the size of the reflectors on our next generation satellites cannot be fully tested until our next generation satellites are launched. Hardware or software errors in space or on the ground may limit or delay our next generation service, and therefore reduce anticipated revenues and the viability of our services. There could also be delays in the planned development, integration and operation of the components of our next generation integrated network. If the technological integration of our next generation integrated network is not completed in a timely and effective manner, our business would be harmed.

              In our next generation integrated network, we will seek to develop and deploy network management techniques so that mobile devices used on our network will be able to seamlessly transition between satellite mode and terrestrial mode. We intend to develop such techniques primarily by adapting existing techniques used in PCS/cellular systems and digital/analog systems. However, such techniques have not been deployed before in a combined satellite/terrestrial system, and there can be no assurances that we will be successful in developing such techniques or deploying them in our next generation integrated network in a cost effective or timely manner. If we are not able to develop or deploy such techniques, mobile devices used on our network may not be able to seamlessly transition between satellite and terrestrial modes, and this may make our next generation integrated network less attractive to potential partners and end-user customers.

Our next generation satellites are subject to possible construction and delivery delays, the occurrence of which could materially and adversely affect our business.

              Our next generation satellites are subject to possible construction and delivery delays. The manufacture of such satellites is technically complex, and delays could result from a variety of causes, including failure of third-party vendors to perform as anticipated and changes in the technical specifications of the satellite. There can be no assurance that delivery of our next generation satellites will be timely, which may hinder the introduction of our planned next generation integrated network. Any delay could also make it more difficult for us to secure desired distribution partnerships.

              During any period of delay, we would continue to have significant cash requirements that could materially increase the aggregate amount of funding we need. We may not be able to obtain additional financing on favorable terms, or at all, during periods of delay. A delay could also require rescheduling of the anticipated launch date, and another launch slot may not be available within a reasonable period of time. In addition, a delay in satellite system operations could also result in revocation of our frequency and orbital slot authorizations and our international rights.

Our satellites could be damaged or destroyed during launch or deployment, fail to achieve their designated orbital location after launch or experience significant launch delays.

              A percentage of satellites never become operational because of, among other factors, launch failure, satellite destruction or damage during launch, improper orbital placement and/or the failure of antennas to fully deploy. Launch failure rates vary depending on the particular launch vehicle and contractor. Even launch vehicles with good track records experience some launch failures, and there can be no assurance that we will be able to launch our satellites on vehicles with higher success rates. If one or more of our launches or deployments fail, we will suffer significant delays that will be damaging to our business, we will incur significant additional costs associated with the failed launches, and our revenue generating activities will be delayed. We cannot assure you that our satellite launches or deployments will be successful. The deployment of large antennas, such as the antennas on our next generation satellites, which are larger than most commercial satellites, pose additional risks during deployment. Even if launched into orbit, a satellite may fail to enter into its designated orbital location, or we may use more fuel than planned to place a satellite into its orbital location and, as a result, may reduce the overall useful life of the satellite.

Satellites have a limited useful life and premature failure of our satellites could damage our business.

              During and after their launch, all satellites are subject to equipment failures, malfunctions and other problems. If one of our satellites were to fail prematurely, it likely would affect the quality of our service, substantially delay the commencement or interrupt the continuation of our service and harm our business and could impact our licenses. This harm to our business would continue until we either extended service to our customers on another satellite or built and launched additional satellites. Each of our MSAT-1 and MSAT-2 satellites has in the past experienced malfunctions and neither operate at full capacity. Our satellites could experience future malfunctions at any time, which could damage our ability to serve our customers, harm our reputation in the marketplace, reduce the expected useful life of the satellites and possibly adversely affect our government approvals. There can be no assurance that our existing satellites will remain operational until such time as we launch our next generation satellites. Any gap could have a material adverse effect on our business and could result in the loss of licenses.

              Our ability to generate revenue depends on the lives of our existing and next generation satellites. Each satellite has a limited useful life. A number of factors could decrease the useful lives of our satellites to less than what is currently expected, including, without limitation:

  •
  defects in construction;

  •
  faster than expected degradation of solar panels;

  •
  durability of component parts;

  •
  loss of fuel on board;

  •
  higher than anticipated use of fuel to maintain the satellite's orbital location or higher than anticipated use of fuel during orbit raising following launch;

  •
  random failure of satellite components that are not protected by back-up units;

  •
  electromagnetic storms; and

  •
  collisions with other objects in space.

Damage to our satellites may not be fully covered by insurance.

              We intend to purchase launch and in-orbit insurance policies for our next generation satellites from global space insurance underwriters. Although the indenture will generally require customary launch and full in-orbit insurance, there are limitations to such requirement. If certain material adverse changes in market conditions for full in-orbit insurance were to make it commercially unreasonable for us to maintain full in-orbit insurance, we could forego such insurance. Other adverse changes in insurance market conditions may substantially increase the premiums we will have to pay for such insurance or may preclude us from fully insuring our loss. In addition, if our in-orbit insurance lapses, the indenture will allow up to 120 days for replacement insurance to be put in place. If the launch of our next generation satellite system is a total or partial failure, our insurance may not fully cover our losses, and these failures may also cause insurers to include additional exclusions in our insurance policies when they come up for renewal. There can be no assurance that additional financing will be available to construct, launch and insure a replacement satellite or, if available, will be available on terms favorable to us. We do not expect to buy insurance to cover, and would not have protection against, business interruption, loss of business or similar losses. Also, any insurance we obtain will likely contain certain customary exclusions and material change conditions that would limit our coverage. We do not have insurance with respect to our existing satellites.

Delays in deployment of our terrestrial network due to limited tower availability, local zoning approvals or adequate telecommunications transport capacity would delay our revenues.

              Our business strategy includes the deployment of a terrestrial network. Tower sites and authorizations in some desirable areas may be very costly and time intensive to obtain. If we are unable to obtain tower space, local zoning approvals or adequate telecommunications transport capacity to develop our network in a timely fashion, the launch of our next generation integrated network would be delayed, our revenues would be less than expected and our business would suffer.

Our planned terrestrial network or other ground facilities could be damaged by natural catastrophes or man-made disasters.

              Since our planned terrestrial network will be attached to buildings, towers and other structures around the country, an earthquake, tornado, flood or other catastrophic event or other man-made disaster or vandalism could damage our network, interrupt our service and harm our business in the affected area. We will not have replacement or redundant facilities that can be used to assume the functions of our terrestrial network in the event of a catastrophic event. Any damage to our terrestrial network would likely result in degradation of our service for some subscribers and could result in complete loss of service in some affected areas. Temporary disruptions could also damage our reputation and the demand for our services.

We may be unable to achieve our business and financial objectives because the communications industry is highly competitive.

              In seeking market acceptance for our next generation services, we will encounter competition from many sources, including:

  •
  existing satellite services from other operators;

  •
  conventional terrestrial wireless services;

  •
  traditional wireline voice and high-speed data offerings;

  •
  terrestrial land-mobile and fixed services; and

  •
  next generation integrated services that may be offered in the future by other networks operating in the S-band, L-band or Big Low Earth Orbiting ("LEO") band.

              The communications industry includes major domestic and international companies, many of which have financial, technical, marketing, sales, distribution and other resources substantially greater than we do and which provide a wider range of services than will be provided by us. While we believe our services will be complementary to terrestrial wireless services, we may be adversely affected by competition from companies that provide services using existing wireless technologies.

              We may also face competition from companies using new technologies and new integrated networks in the future. For instance, the FCC has authorized ICO Global Communications ("ICO") and TMI to use radio frequencies for mobile satellite services within the S-band. TMI has agreed to transfer its S-band authorizations to TerreStar. Although these potential competitors currently have no operations in this band, they are planning to launch integrated networks similar to those envisioned by us. Through our subsidiary, ATC Technologies LLC, we have also granted TerreStar a license to use our intellectual property for the development of its network. TMI/TerreStar have announced plans to launch a S-band satellite in 2007, in advance of the launches of our satellites. Failure to offer next generation integrated services that compete effectively with potential competitors such as TMI/TerreStar would have an adverse impact on our revenues, profitability and liquidity. We will also face competition with respect to entering into strategic partnerships.

We and our partners must continue to identify, develop and market innovative products or enhance existing products on a timely basis to maintain our profit margins and our competitive position.

              Our future growth may depend on our ability to gauge the direction of commercial and technological progress in key markets and on our ability to fund and successfully develop and market products in our markets. Our competitors may have access to technologies not available to us, which may enable them to provide communications services of greater interest to end users, or at a more competitive cost. We may not be able to develop new products or technology, either alone or with third parties, or license any additional necessary intellectual property rights from third parties on a commercially competitive basis. The satellite and wireless industries are both characterized by rapid technological change, frequent new product innovations, changes in customer requirements and expectations and evolving industry standards. If we or our partners are unable to keep pace with these changes, our business may be unsuccessful. Products using new technologies, or emerging industry standards, could make our technologies obsolete. If we or our partners fail to keep pace with the evolving technological innovations in our markets on a competitive basis, our financial condition and results of operation could be adversely affected.

An economic downturn in the United States and Canada or changes in consumer spending could negatively affect our results of operations.

              We expect that the primary customer base for our next generation integrated network will be composed of the customers of our distribution partners and customers within certain vertical markets (for example, public safety, fleet management and consumer telematics). In the event that the United

States and Canada experience an economic downturn and spending by end customers drops, our business may be negatively affected.

              Demand for the services we plan to offer may not grow or be accepted generally, or in particular geographic markets, for particular types of services, or during particular time periods. A lack of demand could adversely affect our ability to sell our services, enter into strategic partnerships or develop and successfully market new services. In addition, demand patterns shift over time, and consumer preferences may not favor the services we plan to offer.

We may not be able to protect our proprietary information and intellectual property rights, which could limit the growth of our business and impact our ability to compete.

              As of March 1, 2006, we have filed more than 100 patent applications (each application being filed in the United States and in several countries abroad), acquired 13 patents and two pending patent applications from Celsat related to the provision of next generation integrated network services, and have been issued 9 patents covering the fundamental principles of our next generation integrated technology. There is no assurance that the patents for which we have applied will be issued or, if issued, will be sufficient to fully protect our technology. In addition, there can be no assurance that any patents issued or licensed to us will not be challenged, invalidated or circumvented. Litigation to defend and enforce our intellectual property rights could result in substantial costs and diversion of resources and could have a material adverse effect on our financial condition and results of operations, regardless of the final outcome of such litigation. Despite our efforts to safeguard and maintain our proprietary rights, there can be no assurance that we will be successful in doing so or that our competitors will not independently develop or patent technologies equivalent or superior to our technologies. We believe that third parties may infringe upon our intellectual property now and in the future.

              We also rely upon unpatented proprietary technology and other trade secrets. While it is our policy to enter into confidentiality agreements with our employees and third parties to protect our proprietary expertise and other trade secrets, these agreements may not be enforceable, or, even if legally enforceable, we may not have adequate remedies for breaches of such agreements. The failure of our patents or confidentiality agreements to protect our proprietary technology or trade secrets could result in significantly lower revenues, reduced profit margins or loss of market share.

              We may be unable to determine when third parties are using our intellectual property rights without our authorization. The undetected or unremedied use of our intellectual property rights or the legitimate development or acquisition of intellectual property similar to ours by third parties could reduce or eliminate any competitive advantage we have as a result of our intellectual property, adversely affecting our financial condition and results of operations. If we must take legal action to protect, defend or enforce our intellectual property rights, any suits or proceedings could result in significant costs and diversion of our resources and our management's attention, and we may not prevail in any such suits or proceedings. A failure to protect, defend or enforce our intellectual property rights could have an adverse effect on our business, financial condition and results of operations.

Third parties may claim that our products or services infringe their intellectual property rights, which may cause us to pay unexpected litigation costs or damages, or prevent us from making, using, or selling our products.

              Other parties may have patents or pending patent applications relating to integrated wireless technology that may later mature into patents. Such parties may bring suit against us for patent or other infringement of intellectual property rights. Although we do not intend to, we may infringe on the intellectual property rights of others. If our products or services are found to infringe or otherwise violate the intellectual property rights of others, we may need to obtain licenses from those parties or substantially re-engineer our products or processes in order to avoid infringement. We may not be able to obtain the necessary licenses on commercially reasonable terms, if at all, or be able to re-engineer our products successfully. Moreover, if we are found by a court of law to infringe or otherwise violate the intellectual property rights of others, we could be required to pay substantial damages or be enjoined from making, using, or selling the infringing products or technology. We also could be enjoined from making, using, or selling the allegedly infringing products or technology, pending the final outcome of the suit.

Our business could be harmed if we cannot attract and retain key personnel.

              Our success depends, in large part, upon the continuing contributions of our key technical, marketing, sales and management personnel. We generally do not enter into employment agreements with our employees for fixed terms, and do not maintain "key-man" insurance on any of our employees. The loss of the services of several key employees within a short period of time could harm our business and our future prospects. Our future success will also depend on our ability to attract and retain additional management and technical personnel required in connection with the growth and development of our business. Competition for such personnel is intense, and if we fail to retain or attract such personnel our business could suffer. We have entered into arrangements with certain executives which provide for payments upon a change of control, as defined in those agreements. Our Chief Executive Officer has such an agreement which currently would provide payments to him if he chooses to leave the Company for any reason. See the section entitled "Management—Employment Agreements."

Regulatory Risks

We may not be able to coordinate successfully with other L-band satellite system operators to access and use the full approximately 30 MHz of L-band spectrum.

              We are required to coordinate the use of our satellites as part of the satellite registration process of the International Telecommunication Union ("ITU"). With respect to the primary frequencies used by commercial GEOs, the ITU rules grant rights to member states (which are the national governments party to the ITU treaty) on a "first-in-time, first-in-right" basis and set forth a process for protecting earlier-registered satellite systems from interference from later-registered satellite systems. To comply with these rules, we must coordinate the operation of our satellites with other satellites. The coordination process may require us to modify our proposed coverage areas, or satellite design or transmission plans, in order to eliminate or minimize interference with other satellites or ground-based facilities. In addition, while the ITU's rules require later-in-time systems to coordinate their operations with us, we cannot guarantee that other operators will conduct their operations so as to avoid transmitting any signals that would cause harmful interference to the signals that we, or our customers, transmit.

              Since our system became operational in 1996, our spectrum access in North America has been governed by a multi-lateral agreement referred to as the Mexico City Memorandum of Understanding ("Mexico City MoU") and by bilateral agreements. There are five national administrations, the United States, Canada, Mexico, Russia and the United Kingdom that are party to the Mexico City MoU. We operate under the auspices of the United States and Canada. Accordingly, we must coordinate with operators and their administrations to operate in the L-band and to reconfigure the L-band. Operators might not cooperate in these coordination procedures. Since 1999, there has been no new spectrum sharing agreement among the satellite system operators represented by the five administrations. We have not completed coordination of our new satellites. International coordination could result in an increase or decrease in the amount of spectrum available to the Company. See the section entitled "Business—Regulatory—L-band Coordination."

              Moreover, the initial international frequency coordination of our system was done for narrowband services and air interfaces. Newer broadband services and air interfaces can take advantage of larger blocks of contiguous spectrum. While some of our L-band spectrum is already in sufficiently large contiguous blocks to permit the offering of such new formats, we are engaged in negotiations with other operators to reconfigure the L-band spectrum to maximize and enhance the usability of such spectrum services. Other operators, however, could seek to delay such efforts to reconfigure the L-band to maximize and enhance the use of the band for the provision of new services, including ATC services. For example Inmarsat recently announced its intention to pursue an MSS/ATC system in the L-band, yet Inmarsat has vigorously opposed our ATC application. The failure to reconfigure the L-band into larger blocks of contiguous spectrum will prevent us from maximizing the efficiency and capacity of our next generation integrated network.

              Moreover, we cannot guarantee that the ITU will not change its rules in the future in a way that could limit or preclude our use of some or all of our existing or future orbital locations or frequencies.

We may not be able to secure the return of certain spectrum we loaned to Inmarsat PLC ("Inmarsat").

              In 1999 and 2003, and consistent with the Mexico City MoU, we loaned approximately 3 MHz of L-band spectrum to Inmarsat for its temporary use. We have initiated steps with the FCC and Industry Canada to confirm our rights to the spectrum but there can be no guarantee that Inmarsat will comply with this effort. If the loaned spectrum is not returned before the deployment of the ATC network, there could be a negative impact on service levels and the numbers of users our spectrum could support. As such, over time it could impact our business plan.

Our service may cause or be subject to interference.

              As a satellite provider, we are required to provide our satellite and ATC service without causing harmful interference to most other spectrum users and we must accept some interference from certain other spectrum users. While we view this as remote, this requirement may potentially hinder the satellite portion of the operation of our system and may, in certain cases, subject our users to a degradation in service quality. Moreover, Inmarsat currently operates satellites that have not been coordinated with ours and, thus, may interfere with our satellites. We are working to minimize the risk of interference, but there is no guarantee we will be successful. See the section entitled "Business—Regulatory—Technical Requirements."

The ultimate resolution of pending FCC proceedings could materially affect our ability to develop and offer ATC services and have a material adverse effect on our next generation business plans.

              Inmarsat has challenged two FCC orders that may impact our ability to maximize the efficiency of our ATC in the L-band, including the 2004 ATC decision granting our ATC license and the 2005 decision establishing revised rules for ATC. Inmarsat has objected to our pending 2005 application for a modified ATC license to take advantage of the new ATC rules. Inmarsat has consistently asked the FCC to impose technical restrictions on our ATC service. These challenges remain pending at the FCC. If these challenges are decided unfavorably to us, it may impede or preclude our ability to deploy and operate our proposed next generation integrated network.

We need additional regulatory approvals before we can operate ATC.

              We have pending an application at the FCC to modify our ATC authorization to provide us additional flexibility, including authority for ATC deployments based on Frequency Division Duplex ("FDD") and Time Division Duplex ("TDD") using OFDM and OFDMA air interfaces such as WiMax and Flash-OFDM. Inmarsat has challenged certain elements of the modification application, including the request for authority to deploy TDD-based air interfaces. In addition, we will need further regulatory approvals before we can operate ATC, including a blanket license for our user terminals and FCC certification of our user terminals and base stations. MSV will also need to construct a satellite as a ground spare or receive a waiver from the FCC of its ground spare requirement. We intend to request such a waiver based on our plan to use MSV-1 and MSV-2 as in-orbit spares for each other. Any difficulty in obtaining these approvals or such a waiver may delay the commencement of operation of our new system. We do not yet have authority from Industry Canada to operate ATC in Canada. We can provide no assurance if or when we will obtain any of these approvals.

A 2002 decision could be construed to limit a portion of our operations to using no more than 20 MHz of L-band spectrum.

              In a 2002 decision, the FCC granted our subsidiary, Mobile Satellite Ventures Subsidiary LLC ("MSV Sub"), a license to use up to 20 MHz of L-band spectrum on MSAT-2. That decision also states that spectrum acquired under a future merger between Motient and TMI would be included within the 20 MHz limit. We filed a petition for clarification and partial reconsideration of that decision because MSV had already been established pursuant to an FCC order in 2001 that had authorized MSV to use TMI's spectrum without imposing such spectrum limitations. MSV has coordinated less than 20 MHz of L-band spectrum for the United States satellites. We believe that, even if we were limited to 20 MHz of spectrum on the United States satellites, we would continue to be able to use all the coordinated spectrum (approximately 30 MHz) on our Canadian satellite and on our integrated network, as well as up to 20 MHz of coordinated spectrum on the United States satellite. We cannot be sure how or when the FCC will dispose of our petition, but subsequent FCC decisions suggest that spectrum licensed to MSV Canada is not included within the 20 MHz limit. If the FCC decides adversely to us, our United States licensed L-band satellites (MSAT-2 and MSV-1) could be limited to a maximum of 20 MHz, which could reduce our ability to offer certain new satellite services. See the sections entitled "Business—Regulatory—L-band Service Links" and "—101° WL Replacement Satellite."

Failure to comply with FCC and Industry Canada rules and regulations could damage our business.

              FCC and Industry Canada rules and regulations, and the terms of our satellite authorizations and our ATC license from the FCC, require us to meet certain conditions, such as satellite construction and launch milestones, maintenance of satellite coverage of all fifty states, Puerto Rico, and the United States Virgin Islands and the provision of an integrated service offering. Non-compliance by us with these or other conditions, including other FCC or Industry Canada gating criteria, could result in fines, additional license conditions, license revocation, or other adverse FCC or Industry Canada actions. See the section entitled "Business—Regulatory."

If the supply of available mobile licensed spectrum increases, the value of our spectrum assets may decrease.

              The FCC or Industry Canada could allocate large amounts of additional mobile licensed spectrum that could be used to compete with us, or that could decrease the perceived market value of our wireless capacity. The FCC, for example, recently scheduled an auction of 90 MHz of spectrum in the 1.7/2.1 GHz range for June 2006. Additional spectrum auctions may be scheduled in the future. In addition, incremental allocations of spectrum may make it easier for new competitors to enter the market, and could further diminish the value of our spectrum assets. See the section entitled "Business—Our Spectrum."

Technical challenges or regulatory requirements may limit the attractiveness of our spectrum for providing mobile services.

              We believe our L-band spectrum with ATC capability will be attractive to potential partners if our spectrum is at least functionally equivalent to PCS/cellular spectrum. The FCC and Industry Canada require us to provide substantial satellite service throughout the United States and Canada. This requirement may limit the availability of some of our spectrum for terrestrial service in some markets at some times. In addition, we must give priority and pre-emptive access to certain other users of the L-band, for example, for safety-related transmissions in the Global Maritime Distress and Safety System and the Aeronautical Mobile Satellite (Route) Service. PCS/cellular spectrum is not constrained by any such requirement. If we are not able to develop technology that allows our partners to use our spectrum in a manner comparable to PCS/cellular operators, we may not be successful in entering into partnership arrangements. See the section entitled "Business—Regulatory—Priority and Preemptive Access."

Our ability to offer a primarily fixed service may be limited by the policies of the FCC.

              The FCC has permitted us to provide fixed services on a non-interference basis, which means that such operations are not permitted to cause interference to various other users of the band and are not permitted to claim protection from such other users. The FCC also has required our fixed services to be offered on an "incidental or ancillary" basis, conditions which the FCC has not defined in this context.

We may face difficulties in obtaining regulatory approvals for provision of telecommunications services, and we may face changes in regulation, each of which could adversely affect our operations.

              The provision of telecommunications services is highly regulated. We may be required to obtain additional approvals from national and local authorities in connection with the services that we currently provide or wish to provide in the future, including in connection with services associated with our next generation integrated network. As a provider of communications services in the United States and Canada, we are subject to the regulatory authority of both the United States and Canada. Violations of laws or regulations may result in various sanctions including fines, loss of authorizations and the denial of applications for new authorizations or for the renewal of existing authorizations

              Moreover, we may be required to obtain additional approvals from national and local regulatory authorities in connection with the services that we currently provide or wish to provide in the future. From time to time, governmental entities may impose new conditions on our authorizations which could have an effect on our ability to generate revenue and conduct our current and next generation business as currently planned. For example, from time to time, the United States federal government has considered whether to impose fees on the use of frequencies such as the ones we use to provide our service. If we are required to pay such fees, we may be subject to substantially increased costs.

Export control and embargo laws may preclude us from obtaining necessary satellites, parts or data or providing certain services in the future.

              United States companies and companies located in the United States must comply with United States export control laws in connection with any information, products, or materials that they provide to us relating to satellites, associated equipment and data and with the provision of related services. If these entities cannot or do not obtain the necessary export or re-export authorizations from the United

States government, we must obtain such authorizations ourselves. It is possible that, in the future, they and we may not be able to obtain and maintain the necessary authorizations, or existing authorizations could be revoked.

              If our manufacturers and we cannot obtain and maintain the necessary authorizations, this failure could adversely affect our ability to:

  •
  procure new United States-manufactured satellites;

  •
  control our existing satellites;

  •
  acquire launch services;

  •
  obtain insurance and pursue our rights under insurance policies; or

  •
  conduct our satellite-related operations.

              In addition, if we do not properly manage our internal compliance processes and were to violate United States export laws, the terms of an export authorization, or embargo laws, the violation could make it more difficult, or even impossible, to maintain or obtain licenses and could result in civil or criminal penalties.

Our contractual relationship with potential partners that may operate ATC facilities in our next generation integrated network must comply with FCC and Industry Canada rules that require ATC to be integrated with the satellite service and require us, as the license holder, to control ATC operations.

              We must ensure compliance with the ATC rules of the FCC and Industry Canada. This may require agreements with some partners that provide for a degree of control by us in the operation of their business that may be difficult to negotiate.

              In addition, the Communications Act and the FCC's rules require us to maintain legal as well as actual control over the spectrum for which we are licensed. Our ability to enter into partnering arrangements may be limited by the requirement that we maintain de facto control of the spectrum for which we are licensed. If we are found to have relinquished control without approval from the FCC, we may be subject to fines, forfeitures, or revocation of our licenses.

Rules relating to Canadian ownership and control of MSV Canada are subject to interpretation and change.

              MSV Canada is subject to foreign ownership restrictions imposed by the Telecommunications Act (Canada) and the Radiocommunication Act (Canada) and regulations made pursuant to the these Acts. Although we believe that MSV Canada is in compliance with the relevant legislation, there can be no assurance that a future determination by Industry Canada or the Canadian Radio-television and Telecommunications Commission, or events beyond our control, will not result in MSV Canada ceasing to comply with the relevant legislation. If such a development were to occur, the ability of MSV Canada to operate as a Canadian carrier under the Telecommunications Act (Canada) or to maintain, renew or secure its Industry Canada authorizations could be jeopardized and our business could be materially adversely affected.

SELECTED CONSOLIDATED FINANCIAL DATA

              The following selected financial data are derived from the consolidated financial statements of Mobile Satellite Ventures LP. The data should be read in conjunction with the consolidated financial statements, related notes, and other financial information included herein.

	Year Ended December 31,
	2001	2002	2003	2004	2005
	(Dollar amounts in thousands)
Statement of Operations Data:
Total revenue	$2,095	$24,854	$27,124	$29,007	$29,381
Total operating expenses(1)	18,251	43,984	44,128	55,762	68,534
Loss from continuing operations before other income (expense)	(16,156)	(19,130)	(17,004)	(26,755)	(39,153)
Net loss(2)	(16,524)	(26,167)	(28,000)	(33,455)	(40,955)
Balance Sheet Data (at end of period indicated):
Cash and cash equivalents(3)	$3,629	$5,582	$3,982	$129,124	$59,925
Restricted cash(4)	4,008	653	74	75	6,264
Investments	—	—	—	—	52,278
Total assets	162,664	144,295	130,819	246,223	216,784
Current liabilities	11,999	10,555	10,372	11,873	11,811
Accrued interest, net of current portion(3)	768	9,340	16,275	—	—
Long-term deferred revenue, net of current portion	18,970	16,634	20,866	20,690	23,243
Vendor note payable, net of current portion	—	—	916	696	470
Notes payable to investors(3)	81,500	84,500	82,925	—	—
Total partners' equity (deficit)	49,427	23,266	(984)	212,964	181,260
Other Data:
Net cash (used in) provided by operating activities	(625)	(162)	457	(30,206)	(12,048)
Net cash used in investing activities	(51,802)	(4,040)	(4,532)	(4,636)	(58,706)
Net cash provided by financing activities	55,000	3,000	2,125	160,267	323
Ratio of earnings to fixed charges (unaudited)	— (5)	— (5)	— (5)	— (5)	— (5)

(1)
Total operating expenses include next generation expenses related to the development and deployment of our next generation integrated network of $271, $1,622, $4,268, $8,593, and $18,516 for the years ended December 31, 2001, 2002, 2003, 2004, and 2005 respectively. Total operating expenses include depreciation and amortization of $6,640, $18,235, $17,928, $18,439 and $16,109 for the years ended December 31, 2001, 2002, 2003, 2004 and 2005, respectively. Total operating expenses include non-cash compensation expenses related to options, excluding such expenses included in next generation expenses, of $40, $0, $0, $267 and $6,680 for the years ended December 31, 2001, 2002, 2003, 2004 and 2005, respectively.

(2)
Net loss includes losses from discontinued operations of TerreStar, a former subsidiary established in February 2002, which was spun-off in May 2005 of $1,668, $4,328, $1,939, and $9,553 for the years ended December 31, 2002, 2003, 2004, and 2005 respectively. Additionally, net loss for the year ended December 31, 2005 includes $724 related to the cumulative effect of change in accounting principle upon the adoption of Financial Accounting Standards Board Interpretation No. 46, "Accounting for Variable Interest Entities" in 2005.

(3)
In November 2004, the Company received $145,000 in cash proceeds from two of its existing limited partners in exchange for the issuance of 4,923,599 units of limited partnership interest. Concurrently with this transaction, the Company paid approximately $18,209 of accrued interest, in cash, on outstanding notes held by its limited partners, and exchanged or converted approximately $80,554 of principal amount and $4,368 of additional accrued interest on such outstanding notes into an aggregate of 9,911,234 units of limited partnership interest, which represented approximately 50% of the units outstanding prior to such transaction. See note 5 of notes to the consolidated financial statements included herein.

(4)
In accordance with the requirements of the FCC, the Company secured a five-year, $3,000 bond for each orbit location. The bonds are fully collateralized by a $3,000 letter of credit for each bond, secured by cash on deposit, which is reflected as restricted cash. The restricted cash as of December 31, 2001, 2002, 2003, and 2004 relates to amounts retained from the purchase of the satellite business in 2001, which was restricted to pay Motient's rent obligation to the Company for the lease of office space in the Company's headquarters and to ensure the provision of certain services to the Company by Motient under a transition services agreement.

(5)
For the years ended December 31, 2001, 2002, 2003, 2004 and 2005 earnings were insufficient to cover fixed charges by approximately $16,525, $24,500, $23,672, $31,516 and $32,126, respectively.

DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

              The following discussion of our financial condition and results of operations should be read together with our consolidated financial statements and the related notes thereto. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in those forward-looking statements. See the section entitled "Risk Factors" for a discussion of certain of the uncertainties, risks and assumptions associated with these statements.

Overview

              We are developing an integrated satellite and terrestrial communications network to provide ubiquitous wireless broadband services, including Internet access and voice services, in the United States and Canada. Using an all-IP, open architecture, we believe our network will provide significant advantages over existing wireless networks. Such potential advantages include higher data speeds, lower costs per bit and flexibility to support a range of custom IP applications and services. Our current business plan envisions a "carrier's carrier" wholesale model whereby our strategic partners and other wholesale customers can use our network to provide differentiated broadband services to their subscribers. We believe our planned open network, in contrast to legacy networks currently operated by incumbent providers, will allow distribution and other strategic partners to have open network access and create a wide variety of custom applications and services for consumers.

              We currently offer a range of MSS using two GEOs that support the delivery of data, voice, fax and dispatch radio services. We are licensed by the United States and Canadian governments to operate in the L-band spectrum which we have coordinated for use. We currently have coordinated approximately 30 MHz of spectrum throughout the United States and Canada. In operating our next generation integrated network, we plan to allocate the use of spectrum between satellite and terrestrial service. Our spectrum footprint covers a total population of nearly 330 million. Our spectrum occupies a portion of the L-band and is positioned between the frequencies used today by terrestrial wireless providers in the United States and Canada. We were the first MSS provider to receive a license to operate an ATC network from the FCC. We were a major proponent of the FCC's February 2003 and February 2005 ATC and ATC Reconsideration Orders, both of which were adopted on a bipartisan, 5-0 basis. These ATC licenses permit the use of our L-band satellite frequencies in the operation of an advanced, integrated network capable of providing wireless broadband on a fixed, portable and fully mobile basis.

Current Business

              We currently provide switched and packet data service to approximately 30,000 units in service through a retail sales channel that includes a direct sales force, dealers and resellers. Many of these users are federal, state and local agencies involved in public safety and security that depend on our system for redundant and ubiquitous wireless services during daily operations and in the case of emergencies.

              In addition to offering managed services to our core direct customer base, we also sell bulk capacity on a wholesale basis to service provider partners for special purpose networks. We provide service to approximately 170,000 more units in service through these indirect channels. A majority of these indirect users access our network for fleet management and asset tracking services through companies including Geologic Solutions, Inc., Wireless Matrix Corporation, Transcore Holdings, Inc. and SkyBitz, Inc.

              We provide service in the United States and Canada using two nearly identical GEOs. The first satellite is located at 101° WL. The second satellite, formerly owned by TMI and now owned by MSV Canada, is located at 106.5° WL.

Financings

              We have principally funded our operations through the sale of debt and equity securities.

  •
  In November 2004, we raised net proceeds of $145.0 million from two of our existing partners in exchange for the issuance of 4,923,599 partnership units.

  •
  In March 2004, we received $17.6 million in exchange for the issuance of 2,735,317 partnership units.

  •
  In August 2003, we received $3.7 million in exchange for the issuance of 573,951 partnership units.

  •
  In August 2002, we issued $3.0 million of convertible notes.

  •
  In November 2001, we issued $55.0 million of convertible notes and $26.5 million of non-convertible notes.

              All of the outstanding principal of $58.0 million and $1.0 million of accrued interest on the convertible notes were exchanged for 9,033,119 partnership units in November 2004. Also in November 2004, the outstanding principal balance of $22.6 million and accrued interest of $3.3 million on the non-convertible notes was exchanged for 878,115 partnership units. We repaid $1.6 million of principal on the non-convertible notes in August 2003, and $2.4 million in April 2004.

Company Structure

              We conduct our business primarily through Mobile Satellite Ventures LP, a Delaware limited partnership, and through our wholly-owned Canadian subsidiary Mobile Satellite Ventures Corp., a Nova Scotia unlimited liability company. Our intellectual property is predominantly held by our wholly-owned subsidiary, ATC Technologies, LLC, a Delaware limited liability company. We have access to a Canadian L-band license held by MSV Canada, an Ontario corporation in which we hold combined direct and indirect ownership interests of 46.7%, through a capacity lease and other contractual rights. Our United States L-band spectrum license and satellite authorization, as well as the FCC licenses related to use, in the United States, of the Canadian licensed frequencies held by MSV Canada are held by a wholly-owned subsidiary, Mobile Satellite Ventures Subsidiary LLC, a Delaware limited liability company.

              We also wholly-own MSV International, LLC, a Delaware limited liability company, for the purpose of pursuing business opportunities related to our authorization to launch an integrated network that could cover South America, along with two other wholly-owned subsidiaries organized for the purpose of pursuing future international and domestic business opportunities, which have no material current activity.

TerreStar

              In February 2002, we established TerreStar as a wholly-owned subsidiary to develop business opportunities related to the proposed receipt of certain licenses in the S-band. On May 11, 2005, we distributed all of the outstanding shares of common stock of TerreStar to our limited partners. The distribution was recorded at book value. Subsequent to the spin-off, as we no longer have an ownership interest in TerreStar, the results of TerreStar from its inception through May 11, 2005 are presented as discontinued operations. In connection with the distribution of our equity interests in TerreStar to our limited partners, we entered into a management services agreement whereby we and TerreStar agreed to provide each other with certain management-related services and other services incident thereto, including, but not limited to, assistance with general management activities, the provision of personnel, as needed, to carry out such general management activities and access to our respective facilities and services related thereto. Also, in connection with the TerreStar distribution, our employees retained their options to acquire shares of TerreStar common stock. A portion of these options became fully vested in connection with an investment in TerreStar by Motient, and the remaining options continue to vest in accordance with the terms of such options. Continued employment with us will be deemed continued employment with TerreStar for purposes of vesting of such options. We also entered into a license agreement whereby we granted TerreStar a license to use some of our intellectual property for its S-band services.

Potential Consolidation of Ownership

              At various points during 2005, with the goal of facilitating access to the public equity markets for us and TerreStar, certain of our limited partners announced the intent to enter into potential transactions that would consolidate the ownership of us and TerreStar. This would be accomplished through the creation of two distinct public entities, one whose primary asset would be the equity interests in us, and one whose primary asset would be shares of TerreStar common stock. On September 22, 2005, these limited partners announced the key terms of a non-binding letter of intent for transactions that would result in the consolidation of the ownership of us within Motient. On February 2, 2006, the parties reaffirmed the objective of creating separate public corporate parent companies for us and TerreStar, which was reaffirmed by Motient on March 9, 2006, but indicated that the previously announced structure involving consolidation of ownership of us within Motient was unlikely to occur. While the parties have indicated that they continue to work toward a structure that meets the objectives of our broader partnership group, there can be no assurances that any such transactions will ever be consummated or that the required corporate or regulatory approvals will be obtained.

Critical Accounting Policies and Estimates

              Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States. These accounting principles require us to make certain estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, as well as the reported amounts of income and expense during the periods presented. Although these estimates are based on our knowledge of current events and actions we may undertake in the future, actual results may differ from estimates. The following discussion addresses our most critical accounting policies, which are those that are most important to the portrayal of our financial condition and results from operations, and that require judgment. Also, see the notes accompanying the consolidated financial statements, which contain additional information regarding our accounting policies.

Consolidation

              We consolidate the operating results and financial position of subsidiaries in which we own a controlling financial interest, which is usually indicated by ownership of a majority voting interest of over 50% of the outstanding voting shares.

              We adopted Financial Accounting Standards Board Interpretation No. ("FIN") 46, "Consolidation of Variable Interest Entities" in 2005. FIN 46 requires us to consolidate variable interest entities for which we are the primary beneficiary, irrespective of the voting interest held by us. We have determined that we meet the definition of the primary beneficiary with respect to MSV Canada in which we have a combined direct and indirect ownership interest of 46.7%, and in which we have an indefinite funding obligation. Therefore, beginning on January 1, 2005, we have included the accounts of MSV Canada in our consolidated financial statements. Prior to the adoption of FIN 46, we accounted for our equity investments in MSV Canada and MSV Canada Holdings pursuant to the equity method of accounting. Prior to the adoption of FIN 46 we recorded losses related to our funding of MSV Canada in our consolidated statements of operations.

Useful Life of Satellite System

              Our current satellite system includes two nearly identical GEOs and related ground stations. These satellites were acquired from Motient and TMI in November 2001, and were recorded at their estimated fair value at that time. We consider a number of factors when determining the useful life of a satellite, including its engineering design life, its performance while in operation, and its estimated remaining fuel life. The satellites acquired from Motient and TMI were placed into service in May 1995 and April 1996, respectively. The expected useful life of the satellites was estimated to be 10 or 11 years at the time they were placed in orbit. Upon acquisition in 2001, we began depreciating the satellites over their respective remaining lives, ending in 2005 and 2006.

              During the year ended December 31, 2004, we initiated an inclined orbit of one of our satellites, effectively extending its useful life. In March 2005, in conjunction with a third party expert, we completed a formal evaluation of the impact of this action on the life of our satellite, and concluded that the satellite's useful life had been extended by approximately five years. The depreciation life of this satellite was extended by five years from 2005 to 2010 on a prospective basis, which reduced our depreciation expense in 2005 by $4.1 million. We will continue to evaluate the useful life of each satellite upon the occurrence of a triggering event, which may include complete or partial failure or other anomaly of the satellite, an increase or decrease in the estimated fuel life, or changes in the intended use or replacement dates. These evaluations may result in additional or decreased depreciation expense, or an impairment charge.

Intangible Assets and Goodwill

              Our intangible assets and goodwill arose primarily as a result of our 2001 acquisitions of the Motient and TMI satellite businesses. These transactions were accounted for using the purchase method of accounting. At the time of the acquisitions, the Company allocated the purchase price to the assets acquired and liabilities assumed on a preliminary basis based on their respective estimated fair values.

              The identified intangible assets were customer contracts and intellectual property related to the next generation integrated network. Customer contracts are being amortized over a period ranging from 4.5 to 5 years. Next generation intellectual property is being amortized over periods ranging from 4.5 to 15 years. The Company's next generation intellectual property consists of a combination of spectrum licenses and contractual rights to various spectrum licenses and authorizations, certain technology, and certain other rights which resulted primarily from the 2001 acquisitions. The useful life of our next generation intellectual property acquired from Motient and TMI, was initially set at 15 years based on the estimated useful life of our existing satellites. We continually evaluate the useful life of our next generation intellectual property. At present, we believe this definite life is still appropriate, but we will reevaluate the useful life of our next generation intellectual property when we commence commercial deployment of the terrestrial component of the network. At that point, our next generation intellectual property will have many of the same attributes as terrestrial spectrum licenses held by cellular carriers who account for these assets as indefinite lived intangible assets.

Revenue Recognition

              We generate revenue primarily through the sale of wireless airtime service and equipment. We recognize revenue when the services are performed or delivery has occurred, evidence of an arrangement exists, the fee is fixed or determinable, and collection is probable. We receive activation fees related to initial registration for our retail customers, which is deferred and recognized ratably over our customer's contractual service period, generally one year. We also defer revenue when we receive payment from customers in advance of our provision of the related services. Equipment is sold independently of the wireless service contracts. We record equipment sales upon transfer of title, and recognize revenue upon shipment to the customers.

Determination of Fair Value of Partnership Interests Underlying Unit Incentive Plan Options

              Determining the fair value of partnership interests underlying options (Limited Partnership Interests) requires making complex and subjective judgments. Partnership interests that are issued to holders of options granted under our Unit Incentive Plan have fewer rights than the outstanding partnership interests held by our other limited partners. Such limitations include, but are not limited to, the lack of a corresponding general partner share which provides voting and other rights. We utilized the market approach to estimate the fair value of Limited Partnership Interest at each date on which options were granted. The market approach uses an analysis of the observable market price of equity instruments for companies with similar assets and businesses. We estimated the value of a Limited Partnership Interest based on the values implied for partnership interests (Full Partnership Interest) held by limited partners which hold significant interests in the Company, and whose equity securities are publicly traded. In order to derive the amount of the publicly traded security's value attributable to the Full Partnership Interest we used the market approach to estimate the value of other equity investments and assets owned by the respective limited partner, and therefore included in the public equity value of those securities. We made adjustments to account for the differences in volatility and liquidity between the publicly traded reference securities and a private Full Partnership Interest. We determined the estimated value of a Limited Partnership Interest by making further adjustments to account for differences in rights attributable to a Full Partnership Interest as compared to those of a Limited Partnership Interest. There is inherent uncertainty in making these estimates.

Results of Operations

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

Revenues

              Revenues for the year ended December 31, 2005 increased to $29.4 million from $29.0 million for the year ended December 31, 2004, an increase of $0.4 million or 1.4%. This increase was attributable to a net increase in service revenues of $0.5 million, including $0.2 million of service revenues derived from the consolidation of MSV Canada beginning in 2005 as a result of our adoption of FIN 46 as described above. The increase in service revenues was offset by a $0.2 million reduction in equipment sales. We believe service revenues will decline modestly in the first quarter of 2006 as compared to the same period in 2005 based on a decline in usage for satellite telephony services, partially offset by increases in packet data service revenue.

Operating Expenses

Operations

              Operations costs include expenses related to the operation of our satellite wireless network including personnel related expenses, facility costs, and the cost of equipment sold. Operations costs for the year ended December 31, 2005 were $14.3 million compared to $16.6 million for the year ended December 31, 2004, a decrease of $2.3 million or 13.9%. This decrease was primarily the result of the consolidation of MSV Canada beginning in 2005, as described above, which resulted in a reduction in satellite capacity services provided by MSV Canada of $5.7 million, as these charges were eliminated upon consolidation of MSV Canada beginning in 2005, and the inclusion of $2.2 million in operating expenses; a net reduction of operating expenses of $3.5 million. Offsetting that decrease were increases in employee related cost of $0.9 million and increased facilities maintenance and repair costs of $0.4 million.

Next Generation Expenditures

              Next generation expenditures relate to the financing, development and deployment of a next generation integrated network. Next generation expenses for the year ended December 31, 2005 increased to $18.5 million from $8.6 million for the year ended December 31, 2004, an increase of $9.9 million or 115.1%. During 2005, we incurred $2.0 million in additional employee related costs, which primarily related to headcount growth from 16 to 21 employees at December 31, 2004 and 2005, respectively. Compensation expense increased by $1.5 million due to an acceleration of deferred compensation expense related to employee options resulting from a change of control of the Company deemed to have occurred in February 2005. Additionally we incurred $4.2 million of additional research and development expenses, $1.3 million of additional professional and consulting expenses, $0.2 million of additional legal fees and $0.6 million of additional patent costs and fees in the year ended December 31, 2005 as a result of increased activities relating to regulatory approval, design, development and deployment of the next generation integrated network. We believe continued expansion of our next generation staffing and activities related to the development and deployment of a next generation integrated network will increase next generation expenses in the first quarter of 2006, which will increase our operating and net loss as compared to the same period in 2005.

Sales and Marketing

              Sales and marketing costs include the cost of advertising, marketing and promotion, as well as the cost of new product development, relating to our current MSS business. Total sales and marketing costs for the year ended December 31, 2005 were $4.1 million compared to $4.8 million for the year ended December 31, 2004, a decrease of $0.7 million or 14.6%. Sales and marketing expense for 2005 includes $1.6 million in new terminal development expenses, compared to $2.7 million of development costs in 2004, due to the timing of that development. That decrease was offset by an increase in marketing expenses of $0.2 million related to the promotion of the new terminals and an increase of $0.2 million in employee related expenses.

General and Administrative Expense

              General and administrative expense includes finance, legal and other corporate costs, as well as the salaries and related employee benefits for those employees that support such functions, excluding the costs related to financing, development and deployment of the next generation integrated network. General and administrative expenses for the year ended December 31, 2005 were $15.6 million compared to $7.4 million in 2004, an increase of $8.2 million or 110.8%. This increase relates to $4.8 million in additional compensation cost primarily related to the amortization of deferred compensation associated with options, $3.8 million of which was attributable to an acceleration of deferred compensation cost resulting from a change of control of the Company deemed to have occurred in February 2005. We also recorded $1.5 million of compensation cost related to the modification of options. We incurred $0.8 million in additional professional fees related to the evaluation of certain transactions, including the consolidation of our ownership. Employee related costs increased from $0.9 million, primarily associated with the recognition of a full year of expense related to certain senior executives hired during 2004. Additionally, we incurred $0.2 million in additional bad debt expense.

Depreciation and Amortization Expense

              Depreciation and amortization expense consists of the depreciation of property and equipment and the amortization of our intangible assets. Our intangible assets and goodwill arose primarily as a result of our 2001 acquisition of the Motient and TMI satellite businesses. Depreciation and amortization expense for 2005 was $16.1 million compared to $18.4 million in 2004, a decrease of $2.3 million or 12.5%. In March 2005, we adjusted the useful life of one of the satellites we utilize to recognize the effect of the initiation of inclined orbit, resulting in an increase in the remaining useful life of that satellite. This change in accounting estimate reduced depreciation expense by $4.1 million. The inclusion of MSV Canada in our consolidated results beginning in 2005, as a result of the adoption of FIN 46, as described above, increased depreciation expense by $1.4 million. Additionally, we recorded $0.4 million of additional depreciation expense related primarily to capital purchases made during 2005, and to a lesser extent changes in foreign currency rates increased our depreciation expense.

Interest Expense

              Interest expense is comprised of the interest paid and accrued on our notes and interest on our vendor note payable. Interest expense for the year ended December 31, 2005 decreased to $0.1 million from $8.6 million for the year ended December 31, 2004, a decrease of $8.5 million.

              This decrease was primarily the result of the conversion of our notes in November 2004, as described in note 5 to the consolidated financial statements included herein. At the completion of this transaction, all outstanding principal and interest obligations on the notes were extinguished, resulting in an elimination of the associated interest expense for the remainder of the year ended December 31, 2004 and the year ended December 31, 2005. The interest expense recorded in the year ended December 31, 2005 relates only to our vendor note payable.

Equity in Losses of MSV Canada

              Upon the adoption of FIN 46 in 2005, we began consolidating the accounts of MSV Canada and therefore we did not record any equity in the losses of MSV Canada during 2005. For the year ended December 31, 2004, we recorded equity in losses on investments in MSV Canada of approximately $0.3 million relating to our funding of the operations of MSV Canada.

              The difference between the net amount added to our consolidated balance sheet related to MSV Canada on January 1, 2005 and our previously recognized interest in MSV Canada represented a gain of approximately $0.7 million, which we recognized as a cumulative effect of change in accounting principle in 2005.

Interest Income

              Interest income relates to interest we earn on cash, cash equivalents, restricted cash and short-term investments. Interest income for the year ended December 31, 2005 increased to $3.5 million from $0.4 million for the year ended December 31, 2004, an increase of $3.1 million. This increase was primarily due to interest earned on funds received from existing investors in November 2004 in exchange for issuance of partnership units, as described above.

Management Fee from TerreStar

              In connection with the distribution of our equity interests in TerreStar to our limited partners, we entered into a Management Services & Shared Facilities Agreement, whereby we and TerreStar agreed to provide each other with certain management-related services and other services incident thereto, including, but not limited to, assistance with general management activities, the provision of personnel, as needed, to carry out such general management activities as well as access to our respective facilities and services related thereto. The agreement may be terminated by either party with respect to any service upon 60 days' written notice to the other party. The party receiving any services is obligated to reimburse the providing party for all costs of any services provided, including the portion of employee time associated with the services. For the year ended December 31, 2005, we recognized $3.6 million related to services provided to TerreStar under this agreement.

Loss from Discontinued Operations

              The results of the operation of TerreStar, which was spun-off in May 2005 as described above, are reflected in loss from discontinued operations. Loss from discontinued operations was $9.6 million in 2005 compared to $1.9 million in 2004, an increase of $7.7 million or 405.3%. The increased loss was due to the write-off of $8.1 million of certain assets related to S-band spectrum rights, partially offset by a $0.4 million reduction in legal and regulatory fees.

Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

Revenues

              Revenues for the year ended December 31, 2004 increased to $29.0 million from $27.1 million for the year ended December 31, 2003, an increase of $1.9 million or 7.0%. This increase was primarily due to an increase in sales of services attributable to our increasing customer base, and to a lesser extent due to an increase in the sale of equipment.

Operating Expenses

Operations

              Operations costs include expenses related to the operation of our satellite wireless network including personnel related expenses, facility costs, and costs of equipment sales. Operations costs for the year ended December 31, 2004 increased to $16.6 million from $15.6 million for the year ended December 31, 2003, an increase of $1.0 million or 6.4%. This increase was due mainly to $0.9 million in additional costs related to satellite capacity purchased from MSV Canada, which was primarily attributable to the fluctuation in foreign currency rates with the Canadian dollar.

Next Generation Expenditures

              Next generation expenditures relate to the financing, development and deployment of our next generation integrated network. Next generation expenses for the year ended December 31, 2004 increased to $8.6 million from $4.3 million for the year ended December 31, 2003, an increase of $4.3 million or 100.0%. This increase was due to $1.0 million in additional employee related costs and $0.2 million related to the amortization of deferred compensation expense related to employee options. Additionally, we incurred $1.8 million of additional consultant expenses, $0.8 million of additional research and development costs, and $0.5 million of additional patent costs and fees in 2004 as a result of increased activities relating to regulatory approval, design, development and deployment of our next generation integrated network.

Sales and Marketing

              Sales and marketing costs include the cost of advertising, marketing and promotion, as well as the cost of new product development, relating to our current MSS business. Sales and marketing costs for the year ended December 31, 2004 were $4.8 million compared to $2.0 million for the year ended December 31, 2003, an increase of $2.8 million or 140.0%. The increase is primarily due to a $2.6 million increase in spending in 2004 related to the development of new terminals. Additionally, we incurred $0.1 million of additional consulting expenses and $0.1 million of additional employee-related expenses.

General and Administrative Expense

              General and administrative expense includes finance, legal and other corporate costs, as well as the salaries and related employee benefits for those employees that support such functions, excluding the costs related to financing, development and deployment of our next generation integrated network. General and administrative expense for the year ended December 31, 2004 were $7.4 million compared to $4.3 million for the year ended December 31, 2003, an increase of $3.1 million or 72.1%. During 2004 we incurred $1.9 million of additional employee related expenses, primarily attributable to the costs related to hiring and compensation of certain senior executives during 2004. Additionally, we incurred $1.0 million of transaction costs related to the financing activities as described above, and $0.2 million of compensation costs related to the amortization of deferred compensation associated with employee options.

Depreciation and Amortization Expense

              Depreciation and amortization expense consists of the depreciation of property and equipment and the amortization of the intangible assets. Our intangible assets and goodwill arose primarily as a result of our 2001 acquisition of the Motient and TMI satellite businesses. Depreciation and amortization expense for the year ended December 31, 2004 increased to $18.4 million from approximately $17.9 million for the year ended December 31, 2003, an increase of approximately $0.5 million. This increase is primarily the result of the acquisition of certain intangible assets including intellectual property and rights to acquire related spectrum access and rights to acquire related assets from third parties in July 2004.

Interest Income

              Interest income relates to interest we earn on cash, restricted cash and investments. Interest income for the year ended December 31, 2004 increased to $0.4 million from approximately $41,000 for the year ended December 31, 2003, an increase of $0.4 million. This increase was primarily due to interest earned on funds received from existing investors in November 2004 in exchange for issuance of partnership units, as described above.

Interest Expense

              Interest expense is comprised of the interest paid and accrued on our notes and interest on our vendor note payable. Interest expense for the year ended December 31, 2004 decreased to $8.6 million from $9.6 million for the year ended December 31, 2003, a decrease of $1.1 million.

              This decrease was primarily the result of the conversion of our notes in November 2004, as described in note 5 to the consolidated financial statements included herein. At the completion of this transaction, all outstanding principal and interest obligations on the notes were extinguished, resulting in an elimination of the associated interest expense for the remainder of the year ended December 31, 2004.

Equity in Losses of MSV Canada

              For the year ended December 31, 2004, we recorded equity in losses on investments in MSV Canada of approximately $0.3 million relating to our net funding of the operations of MSV Canada. For the year ended December 31, 2003, we recorded a loss of $1.0 million.

Other Income

              Other income includes realized foreign currency gains and losses, and other amounts earned or paid that are not related to the operation of our core business. Other income for the year ended December 31, 2004 decreased to $0.1 million from $0.7 million, a decrease of $0.6 million. This decrease was due to a decline in realized foreign currency gains of $0.4 million and $0.2 million decline in fees related to transition services provided to Motient.

Loss from Discontinued Operations

              The results of the operation of TerreStar, which was spun-off in May 2005 as described above, are reflected in loss from discontinued operations. Loss from discontinued operations was $1.9 million in 2004 compared to $4.3 million in 2003, a decrease of $2.4 million or 55.8%. The decrease was due to the write-off, in 2003, of $2.0 million in costs related to an option to establish a joint venture with a third party to develop certain opportunities in the S-band, resulting from the termination of that option.

Liquidity and Capital Resources

              Our principal sources of liquidity are our cash, cash equivalents and short-term investments, as well as the cash inflows that we generate from our operations. Our primary cash needs will be for working capital, capital expenditures and debt service and we believe that our existing cash resources will be sufficient to satisfy our anticipated cash requirements through at least the next 12 months. However, our ability to generate cash is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We believe, primarily based on payments related to our contract with Boeing to construct our next generation satellites, noted below, as well as increases in next generation expenses, that we will use cash in the operation of our business during the first quarter of 2006, and as a result our net current assets will decrease throughout 2006 as compared to our net current assets at December 31, 2005.

              We have financed our operations through funds generated by our existing business, the private placement of debt and equity securities and vendor financing. See the section entitled "—Overview—Financings." At December 31, 2005, we had $112.2 million of cash, cash equivalents and short-term investments, compared to $129.1 million and $4.0 million at December 31, 2004 and 2003, respectively. The outstanding balance on our vendor note payable was $0.7 million on December 31, 2005 compared to $0.9 million and $1.0 million at December 31, 2004 and 2003, respectively.

              We estimate that the total cost to develop and construct the two satellite components of our next generation integrated network in the United States and Canada, including the costs of the satellites, their launch, launch insurance, and associated ground segment will be approximately $1.1 billion. This estimate does not include approximately $250 million to construct a spare satellite that would not be launched ("ground spare") but is required by the terms of our FCC authorization. While our ATC authorizations currently contemplate the construction of a ground spare, we expect to apply to the FCC for a waiver of this requirement based on our proposal to use the two new North American satellites as in-orbit spares for each other, replicating the manner in which we operate today with our existing satellites.

              In addition, we will require additional significant funds to construct the terrestrial component of our network. We plan to pursue a top 50 market terrestrial footprint, and we expect that each market could require between $20 million and $60 million to establish terrestrial coverage. We estimate that the total cost to deploy the terrestrial portion of the network could range between $500 million and $2.6 billion depending on the choice of air interface technology, the number of markets deployed, the scope of the terrestrial build within each market and the targeted service offering (limited mobile, portable or fully mobile).

              Our plan for a South American satellite, for which we have also contracted with Boeing, may cause us to incur additional expenditures of approximately $540 million, depending upon how such a plan is pursued.

              The cost of building and deploying our next generation satellite network could exceed these estimates. For example, if we elect to defer payments under our satellite construction contract and/or if we exercise certain options to buy additional satellites or other equipment or services, our costs for the satellite component of our network will increase, possibly significantly. The magnitude of the terrestrial wireless network capital requirement depends upon a number of factors including: choice of wireless technology; target applications (for more limited mobility to full mobility); the general pace of construction; and the efficiency of the business case in the initially deployed markets. We intend to manage the terrestrial wireless build-out to be as success-based as possible, thereby moderating capital requirements. However, we may not have control over each of these factors as our strategy involves working with various strategic and distribution partners who may have varying degrees of influence on these decisions in exchange for capital contributions and other commitments. In all scenarios, we will require significant additional capital, beyond our current resources.

              We will need significant additional financing in the future. This additional financing may take the form of loans under a credit facility, the issuance of bonds or other types of debt securities, the issuance of equity securities or a combination of the foregoing. Debt or additional equity financing may not be available when needed on terms favorable to us or at all. Any debt financing we obtain may impose various restrictions and covenants on us which could limit our ability to respond to market conditions, provide for unanticipated capital investments or take advantage of business opportunities. We may also be subject to significant interest expense under the terms of any debt we incur.

Contractual Obligations

              As of December 31, 2005, we and our consolidated subsidiaries were contractually obligated to make the following payments (in thousands):

		Payments Due By Period
	Total	Less Than 1 Year	1 to 3 Years	3 to 5 Years	More Than 5 Years
Operating leases(1)	$9,728	$1,905	$4,071	$3,454	$298
Vendor note payable	791	279	512	—	—
Other contracts	2,842	158	316	316	2,052

Total	$13,361	$2,342	$4,899	$3,770	$2,350

(1)
Operating leases includes amounts related to an amended and restated operating lease agreement we entered into in February 2006, which provided for, among other things, an extension of the terms and expansion of our premises in Reston, Virginia.

Boeing Satellite Contract

              In January 2006, we entered into a firm fixed price contract with Boeing to construct a space-based network that consists of a space segment and ground segment. Boeing is responsible for the comprehensive design, development, construction, manufacturing, testing, and installation of a space-based network, providing satellite launch support and other services related to mission operations and system training.

              We are contractually obligated to make the following payments (in thousands):

	Payments Due By Period
Total	Less Than 1 Year	1 to 3 Years	3 to 5 Years	More Than 5 Years
$1,082,758	$59,058	$572,425	$179,417	$271,858

              Under the terms of the contract, we will purchase up to three satellites with options for two additional satellites that must be exercised no later than October, 2008. Each satellite is contracted to have a mission life of 15 years. A portion of the contract price is payable if certain performance criteria are met, over the intended 15 year operating life.

              If we elect to terminate the contract in whole or in part, we will be subject to termination liability charges that are in excess of contractual payments made prior to the termination date. The additional termination charges vary based upon the portion of the program being terminated and the state of completion of the terminated portion. In-part termination charges are spread over the remaining satellite payment milestones, while a full program termination charge is due upon termination. Generally, these charges range from $3 million to $200 million, declining after 2007. We also have an option to defer certain contractual payments after full construction commences (subject to a per-satellite cap on such deferrals). Deferrals must begin to be repaid once the cap on deferred amounts for any satellite is reached, with all remaining deferral amounts to be repaid in full prior to satellite shipment. To secure the deferred payments and certain other obligations under the contract, we have granted a first priority security interest in any right, title, or interest we may have or be deemed to have in each satellite and the related work with respect to each satellite prior to its launch, provided that such security interest does not secure the payment of certain incentive payments with respect to any satellite incurred following transfer of title and risk of loss to MSV of the applicable satellite.

Other Contractual Obligations

              We entered into an agreement in September 2005 with a third-party that will provide us with rights to the use of certain intangible assets in future periods. We have prepaid approximately $3.0 million related to this agreement. We have also agreed to provide additional annual payments of approximately $158,000 for the remainder of the contract.

Deferred Revenue Obligations

              We have deferred revenue obligations relating to prepayments and advances made by our customers. These obligations require us to provide certain services in the future utilizing our existing satellites. We have no obligation to repay these prepayments or advances in the event that we are unable to provide services on our existing satellites. As of December 31, 2005 we have total deferred revenue obligations of $27.8 million.

Off-Balance Sheet Arrangements

              We do not have any off-balance sheet arrangements. All subsidiaries in which we have a controlling financial interest are included in the consolidated financial statements, and we do not have any relationships with any special purpose entities.

Recently Issued Accounting Standards

              In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 123(R), "Share-Based Payment" (SFAS No. 123(R)), a revision of SFAS No. 123. SFAS No. 123(R) requires entities to recognize compensation expense for all share-based payments to employees, including stock options, based on the estimated fair value of the instrument on the date it is granted. The expense will be recognized over the vesting period of the award. SFAS No. 123(R) is effective for the first interim period beginning in fiscal years after 2005 and provides entities two transition methods. As we currently account for share-based payments using the intrinsic value method as allowed by Accounting Principles Board ("APB") Opinion No. 25, the adoption of the fair value method under SFAS No. 123(R) will have an impact on our results of operations. We will adopt SFAS No. 123(R) using the prospective method, since we used the minimum value method under the pro-forma disclosure requirements of SFAS No. 123. Therefore, we will continue to recognize compensation expense beginning with the effective date for all awards granted to employees prior to the effective date that are unvested on the effective date based on their intrinsic value. For all options granted or modified after January 1, 2006 we will recognize compensation expense based on their fair value. However, the extent of the impact cannot be predicted at this time because it will depend on levels of share-based payments granted in the future.

Quantitative and Qualitative Disclosure about Market Risk

              During the normal course of operating our current business, we are exposed to market risks associated with fluctuations in foreign currency exchange rates, primarily the Canadian dollar and the Euro. To reduce the impact of these risks on our earnings and to increase the predictability of cash flows, we use natural offsets in receipts and disbursements within the applicable currency as the primary means of reducing the risk. When natural offsets are not sufficient, from time to time, we enter into certain derivative contracts to buy and sell foreign currencies. Our foreign currency management policy prohibits speculative trading and allows for hedges to be entered into only when a future foreign currency requirement is identified. In addition to information included in this section, see note 2 to our consolidated financial statements.

Foreign Currency Exchange Rate Risk

              The United States dollar is the functional currency for our consolidated financials. The functional currency of our existing Canadian subsidiary and two Canadian joint ventures is the Canadian dollar. The financial statements of these entities are translated to United States dollars using period-end rates for assets and liabilities, and the weighted-average rate for the period for all expenses and revenues. Periodically, we enter into forward contracts to buy and sell foreign currencies. Our contracts for the purchase and sale of Canadian dollars or Euros have been designated and have qualified as cash flow hedges of our anticipated future cash flows related to operating costs and satellite phone hardware. These contracts generally have durations of less than one year. We account for derivatives in accordance with SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, which requires the recognition of all derivatives as either assets or liabilities measured at fair value with changes in fair value of derivatives other than hedges reflected as current-period income (loss) unless the derivatives qualify as hedges of future cash flows. For derivatives qualifying as hedges of future cash flows, the effective portion of changes in fair value is recorded temporarily in equity and then recognized in earnings along with the related effects of the hedged items. Any ineffective portion of hedges is reported in earnings as it occurs.

BUSINESS

Overview

              We are developing an integrated satellite and terrestrial communications network to provide ubiquitous wireless broadband services, including Internet access and voice services, in the United States and Canada. Using an all-IP, open architecture, we believe our network will provide significant advantages over existing wireless networks. Such potential advantages include higher data speeds, lower costs per bit and flexibility to support a range of custom IP applications and services. Our current business plan envisions a "carrier's carrier" wholesale model whereby our strategic partners and other wholesale customers can use our network to provide differentiated broadband services to their subscribers. We believe our planned open network, in contrast to legacy networks currently operated by incumbent providers, will allow distribution and other strategic partners to have open network access to create a variety of custom applications and services for consumers.

              We believe our next generation integrated network creates the opportunity to use our spectrum for a substantially broader, business plan in the United States and Canada that permits terrestrial wireless deployments similar or superior to those of other 3G wireless operators. By deploying thousands of cell sites and two or more satellites to work jointly in a common continent-wide wireless network, we believe our approach will address the greatest business opportunity and maximize spectral efficiency.

              We currently offer a range of MSS using two GEOs that support the delivery of data, voice, fax and dispatch radio services. We are licensed by the United States and Canadian governments to operate in the L-band spectrum which we have coordinated for use. We currently have coordinated approximately 30 MHz of spectrum throughout the United States and Canada. Our United States and Canadian spectrum footprint covers a total population of nearly 330 million. In operating our next generation integrated network, we plan to allocate the use of spectrum between satellite and terrestrial service. Our spectrum occupies a portion of the L-band and is positioned between the frequencies used today by terrestrial wireless providers in the United States and Canada. We were the first MSS provider to receive a license to operate an ATC network from the FCC. We were a major proponent of the FCC's February 2003 and February 2005 ATC and ATC Reconsideration Orders, both of which were adopted on a bipartisan, 5-0 basis. These ATC licenses permit the use of our L-band satellite frequencies in the operation of an advanced, integrated network capable of providing broadband services on a fixed, portable and fully mobile basis.

              With access to approximately 30 MHz of spectrum that is conducive for mobile and fixed broadband wireless services, we believe we are well positioned to support an extensive wireless business plan. We believe access to this amount of spectrum provides us with the ability to pursue a network architecture using a choice of 3G and 4G wireless air interfaces, including such technologies as WiMAX, CDMA-EVDO, WCDMA, and Flash-OFDM. We believe our next generation integrated network will create the opportunity to use our United States and Canadian nationwide spectrum in its current configuration, to establish a strong position within the wireless industry.

Key Strengths

              We believe that the following competitive strengths position us to be a leader in the next generation wireless communications market:

  •
  High-Quality, United States and Canadian Nationwide Spectrum.    We are licensed by the United States and Canada to operate in the L-band spectrum which we have coordinated for use. We currently have coordinated approximately 30 MHz of spectrum throughout the United States and Canada. We believe this amount of spectrum provides us with the ability to pursue a variety of advanced broadband air interfaces. We also believe our spectrum has strong propagation characteristics required for a large mobile operation.

  •
  Advanced and High Capacity Network Design.    We believe our planned all-IP design will capitalize on modern network architecture and components to deliver greater capacity, more efficiently and at a lower variable cost than existing legacy networks. We expect to use an advanced air interface and package substantially more services and communications traffic within the same broadband architecture using the anticipated efficiencies of an all-IP design. We believe the ubiquitous coverage, interoperability and network redundancy that we intend to provide through the satellite component of our system is critical for reliability-sensitive markets such as public safety and homeland security. This capability is particularly timely given renewed focus on a reliable communications backbone for natural disasters such as Hurricane Katrina as well as other emergencies.

  •
  "Carrier's Carrier" Wholesale Business Model.    We believe our wholesale approach will allow us to avoid a portion of the significant up-front subscriber acquisition costs, as well as other customer support costs related to a retail business model. We believe our partners will have the ability to develop and deploy superior and differentiated services and promotional offerings due to the planned open network and systems architecture, as well as the potential ability to choose from an expanded selection of end user devices as a result of fewer network restrictions. We believe that with partner distribution, our business model will be able to scale at a substantially faster pace than if we sold services directly to end-users.

  •
  Scalable, Build-As-You-Go Capital Plan.    With regard to our terrestrial network, we plan to control our rate of capital expenditures based on our success rates and strategic partners. Our plan to develop the terrestrial component of our next generation integrated network includes a flexible approach to adding capacity for specific markets and/or services as demand warrants.

  •
  Differentiated Intellectual Property.    Our intellectual property portfolio has been developed over 15 years and includes over 100 filed patent applications representing over 4,000 claims. We believe our patents cover elements we expect to be important to the development of any ATC network, including space segment design, frequency reuse and allocation, satellite beam forming and network management.

  •
  Time to Market.    As a pioneer in the development of ATC, we were the first MSS operator to be granted an ATC license and as such are well positioned to be the first to utilize the full benefit of "transparency," which refers to the use of integrated satellite and terrestrial technology on standard wireless devices that are substantially similar to current PCS/cellular devices in terms of aesthetics, cost, form factor and functionality within terrestrial applications. Given recent advances in air interface technology, we believe we are also well positioned as a "last mover" to build an advanced and state-of-the-art 4G network that leapfrogs the incumbents' legacy 2G and 3G circuit-switched networks.

  •
  Management and Sponsorship.    Our management team and investors have extensive backgrounds in telecommunications-related ventures. Our investors include BCE Inc., Columbia Capital, Motient, SkyTerra Communications, Inc. (an affiliate of Apollo Advisors L.P.), and Spectrum Equity. Certain of our executives and directors, led by Founder and Chairman Gary Parsons and Chief Executive Officer Alex Good, have previously served as both founding partners and/or senior managers at leading telecommunications companies and have significant experience in wireless communications and spectrum license regulation. Several members of our management team and our limited partners were founding members of and/or are investors in XM Satellite Radio Holdings, Inc. or Sirius Satellite Radio Inc.

Our Spectrum

              We are licensed in the United States and Canada to operate in the L-band spectrum which we have coordinated for use. We currently have coordinated approximately 30 MHz of spectrum throughout the United States and Canada for satellite service, which we plan to reuse to provide terrestrial service. Assuming 330 million POPs, this equates to approximately 10 billion MHz-POPs. The following are beneficial characteristics of our spectrum:

  •
  Broad geographic coverage.    Our spectrum provides the opportunity to launch services throughout the United States and Canada, which differentiates our spectrum from most other terrestrial wireless spectrum that has been auctioned or is expected to be auctioned, in regional or local licenses, such as the AWS spectrum and 700 MHz spectrum bands. Costs associated with clearing the 700 MHz and AWS spectrum could be substantial, and the process for clearing incumbent users from these bands could be complicated.

  •
  Cost-effective build-out relating to propagation characteristics of L-band.    We believe the radio propagation characteristics of L-band spectrum, located at 1.5 - 1.6 GHz, will enable us to deploy a terrestrial network at lower initial costs than would be incurred by companies operating at higher frequency spectrum bands since fewer towers will be required for a comparable wireless footprint. We further believe that due to L-band radio propagation characteristics, we will incur lower operating expenses compared to existing PCS operators.

  •
  FCC approval to operate an integrated satellite and terrestrial network.    We have received an authorization from the FCC, after an industry-defining rule-making, to operate an ATC network that would utilize our spectrum for terrestrial wireless services integrated with MSS. MSV was the first company to receive an FCC license for this purpose. We expect the additional frequency reuse, and resulting greater capacity of the terrestrial component of our next generation integrated network, will provide us the economies of scale to offer affordable consumer services. We expect our satellites will give our next generation integrated network the ability to provide ubiquitous coverage within our satellite footprints in the United States and Canada, subject to the limitations of any satellite signal to penetrate inside buildings, an option not available to traditional terrestrial wireless companies. We believe the importance of satellite-enabled ubiquity and redundancy has become evident in recent natural disasters and national emergencies. Users of our network will have access to the satellite component of the network with the ease and availability and through the same types of devices as they enjoy with cellular wireless communications today.

  •
  Flexibility in choice of air-interface technology.    The FCC has given us authority to use GSM, CDMA and W-CDMA air interfaces. We have applied for and expect to receive authority to use WiMAX and Flash-OFDM air interfaces. We plan to select an air interface for our next generation integrated network in the future.

  •
  L-band spectrum assignment and potential rebanding.    We operate today, and plan to operate our next generation integrated network, on blocks of spectrum of various sizes that are not completely contiguous. We believe our current spectrum contiguity is sufficient to support our next generation business plan, which contemplates use of one of a variety of broadband wireless air interfaces. Our existing plan does not assume or include the benefits of rebanding through the exchange of selected frequency channels among L-band operators, but we believe that rebanding, or a cooperative arrangement with other L-band operators with respect to our L-band spectrum use, could: (1) increase spectrum efficiency, (2) reduce our capital expenditures, (3) lower our operating expenses and (4) permit the expansion of our business plan to support higher broadband data rates and a larger number of broadband wireless subscribers.

              Existing terrestrial wireless spectrum in the PCS band, which offers inferior propagation characteristics when compared to the L-band, is heavily utilized. The PCS spectrum is also, in most areas, fully occupied with legacy subscriber traffic and in many cases not configured to efficiently support some of the 3G and 4G broadband wireless air interfaces. Companies seeking to acquire terrestrial wireless spectrum to expand capacity or to deploy broadband wireless services have limited alternatives other than paying high prices when, and if, 3G or 4G wireless spectrum licenses become available, or waiting for additional spectrum auctions which may or may not be configured to provide access to the right amount of spectrum or the necessary frequencies that would facilitate efficient network operation. The lack of available wireless spectrum for expansion forces existing wireless service providers to "split" or deploy additional cellular towers to increase capacity, which may cause substantial capital and operating costs. Further, the lack of available wireless spectrum may prevent many existing wireless carriers and non-traditional companies from offering broadband wireless connectivity to their subscribers and in such cases, spectrum availability may become a threshold issue to offering any broadband services. AWS spectrum is scheduled to be auctioned beginning in mid 2006. However, no nationwide licenses are available, the frequencies are not approved and are not likely to be approved for TDD, and the radio frequency propagation characteristics are inferior to L-band. Some 700 MHz spectrum has been auctioned and additional 700 MHz spectrum may be auctioned in the future. The 700 MHz spectrum that has already been auctioned has a fragmented license scheme, although at least one company holds 700 MHz licenses for a 6 MHz wide block of spectrum that may give it a nationwide United States footprint. Moreover, the 700 MHz spectrum may not be available for commercial use until cleared of existing users of the spectrum in 2009.

              We believe the United States and Canada-wide footprint, strong radio frequency propagation properties, ability to support tens of millions of users, and overall usability/flexibility of our approximately 30 MHz of L-band spectrum, as well as the scarcity of comparable nationwide spectrum assets, enhances the value of our spectrum.

Next Generation Business Strategy

              We plan to build a next generation integrated network which incorporates the benefits of both terrestrial and satellite wireless communications systems. The opportunity to build a next generation integrated network, incorporating a satellite system and an ancillary terrestrial component, was created by a unanimous January 2003 ruling by the FCC, authorizing the use of MSS spectrum for terrestrial wireless services and a similar ruling made by Industry Canada in May 2004 for Canada. We intend to leverage the flexibility provided by our spectrum by deploying an integrated wireless broadband network servicing customers across the United States and Canada.

              We believe that the changing dynamics of the telecommunications industry have created a compelling market opportunity for such a network. Prompted by increased competition, industry consolidation, wireless substitution for wireline services and the general convergence of media and telecommunications, major service providers have sought to assemble bundles of communications services, including video, high-speed data, fixed and mobile voice services. However, the increasing demand for an advanced mobile bundle requires significantly greater spectrum for efficient operations. Other companies such as Internet service providers, web service portals, software and device manufacturers, content providers and MVNOs are seeking alternative distribution channels or network partnerships that allow them to expand their wireless offerings. Simultaneously, new technologies which have developed have emerged to deliver these advanced broadband wireless services and applications to a wide range of devices at price points significantly lower than those offered by incumbents' legacy networks.

              Advanced air interfaces including WiMAX, CDMA-EVDO, WCDMA and Flash-OFDM enable the development of all-IP, open wireless architectures that are expected to provide significant advantages over existing wireless networks. An all-IP, next generation integrated network is designed to provide distribution partners with substantially greater control over the service offering than is currently available from incumbent wireless providers. We expect that distribution partners using our network will have monitoring and traffic control features that we believe are unavailable on legacy networks, providing them greater control over their customers' wireless experience. Our planned network's open architecture will create the ability to more rapidly and easily develop or extend unique services, applications and promotional offerings, providing our distribution partners a competitive advantage over the offers of other wireless players. We believe our all-IP, open architecture will allow our partners to consider a wide number of end-user devices without encountering extensive and costly testing requirements, or network and vendor restrictions, currently imposed by incumbent wireless carriers. Our advanced air interface will permit an exacting level of service prioritization as well as disaggregation of service pricing, enabling our partners to itemize service pricing by application and maximize the value recognized from demand for individual services. We also believe the design of our next generation integrated network will be more efficient than existing wireless networks from both a cost and a utilization perspective, providing our customers and distribution partners greater system capability at lower prices. Additionally, the satellite component of our next generation integrated network will provide coverage ubiquity throughout the United States and Canada, serving as a market differentiator to reduce churn and provide incremental service revenue opportunities. We anticipate that our United States and Canadian spectrum holdings and strategy to deploy a wireless, all-IP network will allow us, through our wholesale customers, to provide superior connectivity to these devices, satisfy the evolving needs of the industry and capture a greater percentage of the consumer's total telecommunications budget.

              We believe there are a wide variety of telecommunications players that are interested in spectrum resources such as our next generation integrated network technology as a means to offer differentiated wireless services. Potential anchor partners include the following:

  •
  Video service providers seeking:

  —
  a "quadruple play" offering of video, broadband data, voice and mobile wireless services to enhance their competitive positions as compared to incumbent telecommunications carriers; and

  —
  an opportunity to fully integrate service offering via a "home gateway," and other media appliances, further driving differentiation relative to competitive offerings.

  •
  Incumbent national wireless carriers seeking:

  —
  incremental capacity for next generation wireless broadband and content-related services, reducing capital and operating network expenditures through reduced cell site splitting; and

  —
  reduced churn/premium pricing opportunities driven by the ubiquity of the satellite network.

  •
  Regional wireline service providers searching for the following solutions:

  —
  out-of-region network expansion and competition on a nationwide basis, including areas where wireline access may be unprofitable; and/or

  —
  an alternative access solution for enterprise subscribers, enabling the operator to bypass the wireline networks of competitors via a lower-cost wireless alternative, thereby avoiding expensive toll charges for wireline last-mile access.

  •
  Major technology vendors, content providers, Internet service providers, device manufacturers, Internet portals and MVNOs interested in our carrier's carrier approach and are seeking:

  —
  a competitive service offering and an alternative means of content distribution via an all-IP, open network architecture; and

  —
  a less restrictive network operating environment and greater control of the MVNO end user experience than is available from incumbent wireless carriers.

              We envision a number of potential distribution partnerships, including, but not limited to, through a consortium approach in which our distribution partners invest in the venture and we construct and operate an integrated network. We believe that forming multiple distribution partnerships as part of our next generation integrated network will most efficiently optimize our spectrum and network assets.

Vertical Market Opportunities

              We believe our next generation integrated network solution could significantly extend the market reach of wireless services within a number of vertical markets that are highly dependent upon the ubiquitous coverage and redundancy to be provided by our satellite network, including the following:

  •
  Public Safety and Homeland Security organizations which require access to ubiquitous coverage, system redundancy, interoperability, priority access in emergency situations, push-to-talk and multimedia functionality;

  •
  Consumer Telematics which provide safety and security services over United States and Canadian roadways;

  •
  Fleet Management which require ubiquitous service at attractive prices and enhanced functionality like higher bandwidth data services and push-to-talk voice capabilities;

  •
  Coastal and inter-coastal maritime communications users which require increased coverage for enhanced safety service; and

  •
  Rural-Based and Rural-Roaming users will have seamless and transparent connectivity, which will be made possible by the satellite component of our next generation integrated network, and will enable our distribution partners to provide advanced communications services to rural communities.

MSV International

              We are exploring joint venture opportunities with established international telecommunications companies in Central and South America. We currently hold an FCC license to operate a satellite at 63.5° WL which would provide coverage of this region and will seek to acquire landing rights in the countries in which we wish to provide service and also coordinate satellite spectrum with other operators. We are currently exploring the best way to construct our South American network and are exploring opportunities with strategic partners. We can provide no assurances that we will find such a partner. In the event we do not enter into a strategic partnership for a South American network, we may elect to utilize the third satellite under our Boeing contract as ground spare, if required, or may terminate the contract to purchase the third satellite subject to a monetary penalty.

Next Generation Integrated Network Design

              Our next generation integrated network will be comprised of one or more multi-spot beam satellites ("space segment") and a United States and Canada-wide ensemble of terrestrial cell sites which will communicate with user equipment using a common set of L-band frequencies. Although not required by the FCC's February 2005 ATC order, an important element of our technology approach is the achievement of "transparency." Transparency means that devices on our network will have the same form factor, aesthetics and cost as standard PCS devices or emerging data devices, and will be able to communicate with both our terrestrial and satellite network with no external hardware required.

              Historically, MSS-only networks have not been able to achieve transparency because space segments lacked sufficient power and receiver sensitivity to enable communications with small cellular-like equipment; and satellite air interfaces (protocols) were proprietary and not closely related to mainstream cellular air interfaces. We believe the satellite component of our next generation integrated network will address these shortcomings. First, our network will use a very powerful, spectrally efficient satellite system with large antennas (22 meters) that will be the largest antennas in commercial use. We believe that each next generation satellite will have approximately ten times the power and approximately ten times the receiver sensitivity of other MSS satellites in use today, and combined they will provide 20-30 times the power and sensitivity of our existing satellite systems. We expect that our next generation integrated network will also incorporate echo-canceling technology which we expect will reduce to a minimum the adverse effects of time delay caused by the high orbit of

GEOs. We believe this functionality will allow the satellite to provide continuity of service to handsets. Second, we expect our next generation integrated network to support the same mainstream terrestrial air interface standards over both the terrestrial and satellite components of the network. Together, these two features allow us to leverage the economies of scale and aesthetics associated with standard cellular devices.

              Our patented approach to spectrum reuse between the satellite and terrestrial portions of a next generation integrated network as depicted by Figure 3 will dramatically improve spectral efficiency. In effect, terrestrial cells are nested inside satellite cells ("satellite spot beams"). Satellite cells are more than one hundred kilometers in diameter, whereas, at L-band frequencies, ATC cell diameters can range from about one kilometer in dense urban environments, to about five kilometers in suburban and rural areas, depending on subscriber density and network utilization. We expect to use spectrum unused by the satellite system within a given spot beam over the terrestrial network. Frequency assignments would be changed per demand.

Figure 3—Satellite Spot Beams Allow Frequencies to be Reused by Terrestrial Base Stations

              In collaboration with leaders in terrestrial network design, we have developed innovative network management techniques to allow mobile devices to seamlessly transition (bi-directionally) between terrestrial and satellite modes, through adaptations of existing techniques used in cellular/PCS systems for mobile-assisted cell-to-cell handoff. We believe such techniques will provide seamless and transparent system interoperability over the entirety of our integrated infrastructure.

              Our next generation integrated network is expected to utilize ground-based beam forming technology that allows the geographic location of a user device to be discerned from a return link transmission. We believe this technique will enable us to adjust the beam forming capability of the satellites when necessary.

              Our next generation integrated network will also incorporate thousands of cell sites and an all-IP network architecture to deliver broadband wireless services to wireless devices including home gateways, laptops, PDAs and handsets. We plan to use a broadband wireless air interface that will allow us to offer a higher level of performance to wireless devices than is otherwise offered by 3G wireless service providers. We believe our planned all-IP design will capitalize on modern network architecture and components to deliver greater capacity, more efficiently and at a lower variable cost than existing legacy networks. By using advanced air interfaces and packaging, substantially more services and communications traffic within the same broadband architecture using efficiencies of an all-IP design, we believe that our next generation integrated network will be capable of supporting an expansive broadband wireless business plan.

              Our next generation integrated network will be designed to take advantage of the complementary coverage of the terrestrial and satellite components. We expect the terrestrial component to ensure service availability in major urban areas, where satellite-only systems suffer blockage from buildings. Similarly, we believe the satellite component will provide coverage to those areas that are impractical or uneconomical to serve terrestrially. We believe the anticipated ubiquitous coverage enabled by our next generation integrated network will enhance safety and security applications in a variety of vertical markets, including among public safety, consumer telematics, and fleet management users. Such coverage is expected to permit a ubiquitous wireless offering whereby consumer wireless users can rely on connectivity to be available throughout the United States and Canada.

              MSS operators without ATC networks or MSS operators contemplating ATC networks without transparency may not be able partner with large-scale manufacturers to offer appealing low-cost user devices and may not be able to attract substantial volumes of users. As a result, these types of networks may not be able to support the device and service pricing we believe will be enabled by our next generation integrated network.

              We believe our next generation integrated network will create the opportunity to use our spectrum for a substantially broader business plan across the United States and Canada that permits terrestrial wireless deployments similar or superior to those of other 3G wireless operators. By deploying thousands of cell sites and two or more satellites to work jointly in a common wireless network across the United States and Canada, we believe our approach will maximize spectral efficiency.

Our Next Generation Satellites

              We hold licenses to operate satellites at 101° WL (MSAT-2), 106.5° WL (MSAT-1), and 63.5° WL. We have completed international coordination of our two operational satellites and are in the process of coordinating the satellites we are constructing. We are authorized to begin deploying an integrated network in the United States utilizing our existing satellites, MSAT-1 and MSAT-2. We currently expect to start the build-out of the terrestrial network in several markets in 2007, which we expect to use initially with our existing satellites. We do not currently operate a satellite at the 63.5° WL orbital location. Our existing satellites are approaching the end of their useful lives, have limited capacity and since they were not designed to support transparency, require a companion device to boost the satellite radio frequency signal to the consumer device. In January 2006, we entered into a contract with Boeing for the design and construction of three satellites. Two of the satellites, known as MSV-1 and MSV-2, are designated as next generation replacements for MSAT-1 and MSAT-2. In addition to our South American satellite, our contract includes an option to purchase two additional satellites and an option that provides us flexibility with respect to the delivery location of one of the satellites. Our next generation satellites are scheduled for launch beginning in 2009.

Our Terrestrial Deployment Plan

              In preparation for the full scale deployment of the terrestrial component of our next generation integrated network, we plan to conduct technical trials that will include operational testing with cellular sites and associated core transport capabilities in each market, including Internet and public switched telephone network connections. The test network will be constructed in both urban and suburban areas within these markets. We believe the trials will demonstrate the technical performance of all network and systems components. Once the trial has validated the performance of the network, systems, processes and market demand, we expect to begin construction in additional markets.

              We plan to conduct the design and development of our systems, satellite, radio access network and core transport equipment in parallel, and to pursue site acquisition for radio access and core networks concurrently with systems and equipment development, to minimize the time required to deploy our network. As we begin full scale deployment in additional markets, we will proceed in success-based stages with our initial network footprint capable of supporting home and office-based wireless service, followed by nomadic service (in cell roaming), portable service (in market roaming) and fully mobile service (multiple market roaming) as we are able to acquire access to network sites and fill in network coverage.

Next Generation Intellectual Property

              As an integral part of the process of conceiving, designing, and developing our next generation integrated network, we have prepared and filed over 100 patent applications representing over 4,000 claims related to the commercialization and development of a satellite-terrestrial integrated network. The applications have been filed in both the United States and in several key countries abroad. It is our belief that a next generation integrated network cannot effectively and efficiently be implemented on a commercially viable basis without the benefits of our patent portfolio. We are committed to vigorously enforcing and defending the rights afforded to us through our patents.

              Some key areas we believe are covered by our intellectual property are listed below:

  •
  the ability to achieve transparency through efficient space segment design involving the satellites, satellite air interface, and optimum/adaptive signal processing at the satellite gateway;

  •
  frequency reuse, allocation, and control in a dynamic and agile manner to achieve maximum spectral efficiencies and reduce interference;

  •
  the ability to reduce further interference by utilizing satellite beam forming techniques to effect real time beam shaping and load balancing;

  •
  the ability to configure the satellite and terrestrial integrated network components to function substantially autonomously in order to reduce system complexity and deployment cost; and

  •
  the ability to seamlessly hand-over communications between the terrestrial and satellite components of the integrated network.

              In addition to the patents that we own and the patent applications we have filed, we currently, and expect to continue to, incorporate licensed patents and unpatented technology and software into our existing and planned networks. Certain agreements between us and third parties, such as Boeing, include provisions pursuant to which we have or will receive a non-exclusive license to developments including, among other things, technology and related software created by such third parties for use in our existing and planned networks. We expect to enter into additional agreements in the normal course and with strategic partners that will include licenses to third party intellectual property as we develop our next generation integrated network. We believe our intellectual property rights and license are sufficient in scope and duration for the operation of our business. See also the sections entitled "Certain Relationships and Related Party Transactions—Relationship with MSV Canada—Intellectual Property License Agreement" and "—Relationship with TerreStar—Intellectual Property Assignment and License Agreement."

Competition

              We expect to compete with a number of other existing and future wireless providers, including other developers of MSS/ATC integrated networks.

National and Regional Incumbent Wireless Service Providers

              We expect to compete directly with national incumbent wireless network operators such as Verizon Wireless Inc., Sprint Nextel Corporation, Cingular Wireless LLC, T-Mobile USA Inc. and regional incumbent wireless network operators such as ALLTEL Corporation, MetroPCS Communications Inc., Leap Wireless International, Inc. and United States Cellular Corporation in

providing wholesale network capacity. We believe our all-IP, open network architecture design will be more capable and cost efficient than existing legacy and circuit-switched networks.

Other Wireless Service Providers

              The provision of fixed wireless broadband access by companies other than the incumbent wireless carriers, such as Clearwire Holdings Inc., and wireless Internet service providers, may compete directly with certain of our wireless broadband offerings. We believe our full geographic coverage, all-IP, open architecture network design, and ability to offer mobile services will benefit us in competing with these service providers.

Wireline Competition

              We expect to compete with wireline service providers such as the cable multiple system operators and the incumbent local exchange carriers in the provision of high-speed data services. We expect that our all-IP, open architecture design and our ability to provide advanced mobile services will differentiate our service bundle relative to these competitors.

Mobile Satellite System Operators / Other Potential Next Generation Integrated Network Operators

              Mobile satellite service providers that compete with us in North America include Iridium, Globalstar LLC ("Globalstar") and Inmarsat. Both Iridium and Globalstar have satellite architectures comprised of dozens of LEO satellites. Given their proximity to the surface of the earth, LEO satellites do not suffer from the time delay associated with GEOs like those we use. We expect that our next generation integrated network, however, will incorporate echo-canceling technology, which we expect will reduce to a minimum the adverse effects of time delay caused by the higher orbit of GEOs.

              Globalstar is our only competitor in the United States that has been granted an ATC license to date. Neither Iridium nor Inmarsat has filed an ATC application. Iridium has indicated it has no intent to pursue an ATC system, but Inmarsat has indicated it intends to pursue an ATC system. Inmarsat operates in the same frequency band as we do (L-band) and has a fleet of GEOs.

              TerreStar, formerly our wholly-owned subsidiary, has the right to obtain approximately 20 MHz of spectrum in the S-band from TMI. We consider TMI/TerreStar a potential competitor because the company is well positioned to achieve device transparency. We have licensed our intellectual property relating to ATC to TerreStar. TerreStar and TMI are in the process of constructing a next generation satellite system that is expected to be able to communicate with a standard cellular device. As a result, we believe that TMI/TerreStar may form partnership arrangements with other large players in the telecommunications industry, and may compete directly with us. TMI/TerreStar have announced their intention to launch an S-band satellite no later than November of 2007 consistent with separate FCC and Industry Canada regulatory milestones.

              The other major spectrum holder in the 2.0 GHz band is ICO, which also holds 20 MHz of S-Band spectrum. ICO has indicated that it intends to pursue MSS/ATC in the S-band but it has not yet filed an ATC application with the FCC. ICO has an FCC milestone to launch a satellite no later than July 2007.

Municipal Wi-Fi Networks

              The growing availability of public Wi-Fi networks, such as those contemplated in Philadelphia and San Francisco, may compete directly with certain of our wireless broadband offerings. They may also be complementary to our service offerings. We believe that municipal Wi-Fi networks will be unable to offer the quality of service ("QoS") required to support VoIP and other enterprise applications due to network congestion and interference. We expect that the QoS of our network will support these applications and we believe our ability to offer mobile wireless services on a national basis provides us a distinct competitive advantage over these local networks by offering consumers a more compelling service. However, we expect that our data devices will be interoperable with Wi-Fi networks, and we may choose to utilize these networks for services that require less QoS.

Current Competition

              Our current products and services compete with a number of communications services, including existing satellite services offered by Iridium, Globalstar and Inmarsat, terrestrial air-to-ground services, and terrestrial land-mobile and fixed services and may compete with new technologies in the future.

              Inmarsat's primary offerings consist of maritime voice, facsimile and data services. Because Inmarsat's current North American service offerings operate at a lower power level than does our network, its mobile terminals must be equipped with antenna systems that are much larger and more expensive than those required for our satellite system. The Inmarsat system also has per minute charges higher than those charged by MSV for comparable service. While less powerful than our proposed system architecture, Inmarsat's next generation of satellites, Inmarsat-4, are more powerful than our existing satellites and are expected to offer smaller end-user devices and higher data speeds than those available through our current operating business. One of Inmarsat's next generation satellites is currently in orbit over North America but Inmarsat is not authorized at this time to provide a full range of services in the United States with that satellite.

              Iridium and Globalstar provide voice, data, and paging services via constellations of LEO satellites that cover the globe. The Iridium and Globalstar systems are more complex and expensive than our satellite network and offer some advantages over our voice services such as smaller handheld telephones, global coverage, and in certain circumstances, reduced transmission delay. However, neither company currently offers a commercial satellite dispatch service.

Current Operations

Overview

              We currently provide switched and packet data service to approximately 30,000 units in service through a retail sales channel that includes a direct sales force, dealers and resellers. A significant portion of these users are United States and Canadian federal, state and local agencies, involved in public safety and security, that depend on our system for redundant and ubiquitous wireless services during daily operations and in the case of emergencies.

              In addition to offering managed services to our core direct customer base, we also sell bulk capacity on a wholesale basis to service provider partners for special purpose networks. We provide service to approximately 170,000 more units in service through these indirect channels. A large majority of these indirect users access our network for fleet management and asset tracking services through companies including Geologic Solutions, Inc, Wireless Matrix Corporation, Transcore Holdings, Inc and SkyBitz, Inc. relying on our ability to ensure availability of network connectivity over the entirety of North American roadways.

              We provide service in the United States and Canada using two nearly identical GEOs. The first satellite is located at 101° WL. The second satellite, formerly owned by TMI and now owned by MSV Canada, is located at 106.5° WL.

Primary Markets and Distribution Strategy

              We offer services to a number of vertical markets in North America. Additionally, we have resellers in Mexico, Colombia and Venezuela. Our penetration has been highest in markets where terrestrial wireless infrastructure is cost-prohibitive or non-existent, where point-to-multipoint services such as voice dispatch are essential for ongoing operations, or where network availability is a critical requirement for service. In addition to distributing select retail services through a dealer network, we sell satellite capacity primarily on a wholesale basis to service providers, resellers, and private communication networks to address the maximum number of markets with its portfolio of services.

Satellite Telephony and Dispatch Services

              We market satellite telephony services directly through dealers in the United States and on a wholesale basis in the United States and Canada. The basic service is two-way circuit-switched voice, facsimile and data at up to 4.8 kb/s. A range of satellite handset configurations is available to address the particular communications needs of select markets. User equipment can be installed on trucks, ships, and airplanes or at a fixed location. Users can use the phones for standard voice communication, including value-added services such as call forwarding, call waiting, and conference calling, as well as for file transfers, faxes and e-mail.

              In addition to circuit switched service, we were a leader in the development of "dispatch" service. Dispatch service provides the wide-area equivalent of push-to-talk two-way radio service among users in customer-defined groups. Each user can belong to as many as 15 groups, and each group can have up to 10,000 members. Group members can operate anywhere in the United States and Canadian coverage area. Dispatch service facilitates team-based group operations and are highly suited for emergency communications.

              Circuit switched users are charged both fixed access and variable usage fees. Dispatch users pay a fixed access fee for virtually unlimited usage; however, the fee varies with the coverage available. Monthly bills for satellite voice users range from $25 for certain public safety and emergency applications to over $100 for high volume users.

Bulk Satellite Capacity

              We provide wholesale satellite capacity to customers who implement their own networks. These customers typically purchase channels of specified bandwidth and power. The channels are dedicated to the customer once purchased and paid for, and are not subject to other sale, or to preemption except for emergency purposes as provided in our authorization from the FCC and Industry Canada.

Packet Data Services

              While circuit-switched service requires establishment of a dedicated connection for every new data transaction, packet data services provide the capability to transmit data in an "always-on" fashion. Common applications include fleet and load management, credit card verification, e-mail, vehicle position reporting, mobile computing, and data message broadcasting. This service is distributed through a reseller channel.

Equipment and Supplier Relationships

              MSV recently began offering for sale a new mobile transceiver for use with MSV's Satellite Telephony and Dispatch Service manufactured by Hughes Network Systems, LLC. This new device will also provide an integrated GPS capability. For the Packet Data services, we use terminal equipment from EMS technologies. The EMS PDT-100 is an integrated vehicle mounted antenna and transceiver unit that is used with a variety of user interface devices.

              Our system terminates calls from its telephony services via both the AT&T and Sprint networks in the United States and via Bell Canada in Canada.

Regulatory

Overview

              The operation of our satellite system and our development of a nationwide ATC network is subject in the United States to the rules and regulations of the FCC and, in Canada, to the rules and regulations of Industry Canada and, to a lesser extent, the Canadian Radio-television and Telecommunications Commission ("CRTC"). The FCC acts under authority established by the Communications Act and related federal laws. Among other things, the FCC allocates portions of the radio frequency spectrum to certain services and grants licenses to and regulates individual entities using that spectrum. The FCC also ensures that communications devices comply with technical requirements for minimizing interference and human exposure to radio frequency emissions. Industry Canada acts pursuant to the Radiocommunication Act (Canada) and the Telecommunications Act (Canada). Industry Canada manages the use and allocation of radio spectrum in Canada through the issuance of radio and spectrum licenses. Our satellite system's access to spectrum is in part also subject to treaty obligations of the United States and Canadian governments, including those contained in the International Radio Regulations of the International Telecommunication Union.

              Beginning in January 2001, we filed the first ATC application and were a leader in the effort to demonstrate the public interest benefits of permitting substantial flexibility in the deployment and operation of ATC facilities. We succeeded despite opposition from incumbent satellite and terrestrial wireless operators. Specifically, in 2003, the FCC in a bi-partisan, 5-0 decision adopted rules that permit us to provide broadband wireless service. We were then granted the first-ever ATC license in November 2004. In February 2005, the FCC followed its earlier decision with another 5-0 decision to further liberalize the technical and operational rules for ATC, enabling us to deploy a more competitive wireless broadband service. The Canadian government has adopted a similarly flexible regime for the provision of an integrated satellite-terrestrial service.

Authority to Operate ATC in the United States

              In February 2003, the FCC adopted a unanimous ATC Order, giving MSS operators broad authority to use their assigned spectrum to operate an ancillary terrestrial component and providing MSS operators with ability to deploy cell sites using the same spectrum authorized for satellite operations, in our case approximately 30 MHz of spectrum. In February 2005, the FCC, on another unanimous vote, adopted its ATC Reconsideration Order, which substantially relaxed the technical restrictions for ATC in the L-band. These decisions establish a set of preconditions (sometimes called "gating criteria") and technical requirements for ATC operations, as well as an application process for an ATC license. With the February 2005 order, we believe we have achieved a number of substantial, material improvements to the rules for ATC operations and as such we believe we have gained the opportunity to deploy an ATC network with technical parameters substantially similar to those in other wireless bands, including the PCS spectrum band. The February 2005 order also gave us the opportunity to apply for certain additional flexibilities not permitted in some other wireless bands including the ability to pursue a TDD ATC configuration.

              Inmarsat has asked the FCC to reconsider the ATC Reconsideration Order and requested the FCC to tighten the technical restrictions on L-band ATC base stations, further define the coordination obligations of L-band operators deploying ATC base stations, and limit the number of ATC terminals that can transmit simultaneously in the 1626.5-1645.5 and 1646.5-1660.5 MHz band. We have opposed Inmarsat's requests.

L-band Coordination

              The spectrum we use for communication between user terminals and our satellites is known as the "L-band." Our existing satellite system is authorized to operate its service links in a portion of two 33 MHz wide bands known as the MSS L-band. The specific allocation is 1525-1544 and 1545-1559 MHz for space-to-Earth transmissions and 1626.5-1645.5 and 1646.5-1660.5 MHz for Earth-to-space transmissions. The spectrum is allocated both internationally and domestically for MSS.

              We share L-band spectrum internationally with several other MSS systems, pursuant to the radio regulations of the ITU. Since our system became operational in 1996, spectrum access has been governed by a multilateral five-administration agreement referred to as the "Mexico City MoU" and by bilateral agreements. The Mexico City MoU agreement provides for yearly spectrum sharing agreements ("SSAs")

among the five systems that operate in North America: MSV, MSV Canada, Inmarsat, and, to a lesser extent, Russian and Mexican systems. In addition, a new Japanese system operates with some overlap with our satellites, requiring limited ongoing coordination.

              Spectrum availability, particularly in the L-band, is a function of not only how much spectrum is assigned to us by the FCC, but also the extent to which the same L-band frequencies are used by our and other satellite systems in the North American region, and the manner of such use. All spectrum use is required to be coordinated with other parties that are providing, or plan to provide, mobile satellite-based communications in the same geographical region using the same spectrum.

              The process established by the Mexico City MoU has failed to produce a new SSA since the end of 1999. In the absence of a new SSA, we and other system operators must operate our current and next generation satellites on a non-harmful interference basis and pursuant to our FCC and Industry Canada authorizations consistent with the 1999 SSA. In the proceedings pending before the FCC in which Inmarsat is seeking authority to provide service in the United States with its new satellites, Inmarsat has claimed that the absence of a new SSA means it can operate on frequencies we loaned to Inmarsat in 1999 and 2003 but subsequently recalled. We expect the FCC to resolve this issue in acting on the pending applications to use Inmarsat's new satellites in the United States. Industry Canada is also determining how to best address this issue through its regulatory process.

              Under the 1999 SSA, spectrum is divided among the five L-band operators. In some cases, the spectrum assigned to the five operators is in broadband, contiguous frequency segments; in other cases, the spectrum is in narrow and non-contiguous frequency segments. As part of this assignment framework, MSV has sufficient spectrum to deploy a variety of broadband wireless air interfaces including Wi-MAX, W-CDMA, CDMA-EVDO and Flash-OFDM. If we can coordinate access to wider and more contiguous frequency segments than the assignments that we currently have, we believe we will be able to further enhance and maximize our ability to deploy a system using high bandwidth standardized air interfaces for broadband services. To date, we have been able to coordinate access to frequency segments sufficiently wide and contiguous to meet our broadband wireless system requirements, but additional coordination will enhance the contiguity of our spectrum. We believe it is unlikely that international coordination would result in a decrease of spectrum available to us. Other L-band MSS operators may have coordination goals that conflict with ours. While we believe we ultimately will achieve our coordination goals, there is no guarantee we will be able to do so.

              Inmarsat currently operates satellites over North America that have not been coordinated with other L-band operators, including a new satellite that was launched in November 2005. We are undertaking to reach a coordination agreement with Inmarsat with respect to these satellites. but have thus far been unsuccessful. We have asked the FCC to refrain from authorizing Inmarsat's new satellite for service in the United States until we reach a coordination agreement with Inmarsat. The FCC has permitted Inmarsat to use its new satellite for existing service in the United States on a temporary, non-interference, and unprotected basis. Absent a coordination agreement covering these Inmarsat satellites, our operations may be subject to harmful interference. If Inmarsat is unable to reach a coordination agreement covering its satellites, its operations and services may be limited in scope given the FCC mandate.

Gating Criteria for ATC Operations

              The gating criteria for ATC operations are intended to ensure that MSS spectrum continues to be used for satellite service. The primary requirements are:

  •
  continuous satellite coverage of all fifty states, Puerto Rico, and the United States Virgin Islands;

  •
  provision of a substantial commercial satellite service; and

  •
  an "integrated service" offering.

              The requirement for an "integrated service offering" can be met by the licensee making available a single device that permits users to communicate both through the satellite system and through the terrestrial network. The FCC has also stated that uniform pricing of satellite and terrestrial service may satisfy the integration requirement.

              The rules also require us to maintain a spare satellite on the ground within one year of commencing operations and to launch it into orbit during the next commercially reasonable launch window following a satellite failure. We have the option to procure such a satellite from Boeing.

              The rules preclude the use of all spectrum by the terrestrial network if such use would be to the exclusion of any satellite service.

Technical Requirements

              For each MSS band, the FCC has adopted specific technical requirements for ATC operations to prevent interference to other spectrum users. We believe that, as a practical matter, these requirements do not limit our network deployment or our ability to meet our business plans.

              We have also agreed to comply with requirements on our user terminals and base stations that we negotiated with the Global Positioning Satellite ("GPS") industry to provide additional protection to GPS receivers, beyond existing mandatory limits. Our compliance with these limits is a condition of our ATC license. All of our broadband wireless system designs take into account these requirements and specifications. We believe that they do not materially limit our network deployment or our ability to achieve our business plan.

              We believe that the technical requirements imposed in the L-band as a result of the 2005 ATC Reconsideration Order provide us with substantial flexibility to deploy a broadband, integrated wireless system. With the unanimous February 2005 order, we believe we have achieved a number of substantial, material improvements to the technical requirements for ATC operations and have gained the ability to deploy an ATC network that is substantially similar to networks deployed in other wireless bands, including the PCS band. We believe we have also achieved certain additional flexibility not available to licensees in some other wireless bands, including the opportunity to pursue a TDD or an FDD ATC configuration and the opportunity to pursue one of the multitude of state-of-the-art 3G and 4G wireless air interfaces.

Current ATC License

              In November 2004, the FCC's International Bureau granted one of our wholly-owned subsidiaries, Mobile Satellite Ventures Subsidiary LLC ("MSV Sub") an ATC license. The Bureau granted MSV various waivers of, or variances from, the FCC's rules, including authority to deploy ATC capable of supporting GSM, CDMA and WCDMA air interface protocols, to use a link-margin booster in conjunction with ATC terminals used with our current generation satellites, and to initiate ATC services without constructing a new satellite of the same design as the current generation in-orbit satellites to have as an on-ground spare.

              The FCC permits ATC to be provided in the United States in conjunction with MSS satellites and spectrum that are licensed and coordinated by countries other than the United States, including by Canada. Our ATC license in the United States permits us to provide ATC using the satellite and spectrum that are licensed to and coordinated for us via our United States and Canadian coordination assignments. Inmarsat has pending an Application for Review with the FCC of the Bureau's decision granting our ATC license.

Pending ATC Modification Application

              Because our current ATC license was granted prior to the ATC Reconsideration Order, it does not allow us to operate in accordance with the significantly relaxed technical restrictions adopted in the ATC Reconsideration Order. Accordingly, in November 2005, we filed an application to modify our ATC license to take advantage of these relaxed technical restrictions. Among other things, we are seeking authority to deploy ATC using a variety of additional air interfaces using the FDD and TDD protocols, other than

GSM, CDMA and WCDMA as well as waivers of, or variances from, some of the Commission's ATC rules. Inmarsat has opposed our modification application. Until our modification application is granted, we must operate in accordance with the technical restrictions in our current ATC license.

Additional Regulatory Approvals Required

              Before we can provide ATC on a commercial basis, we must receive additional regulatory approvals, such as an FCC blanket license for our user terminals, FCC certification for our user terminals and base stations, local zoning approval for base stations, and certification from State Public Utility Commissions in some states. Similar additional regulatory approvals are required for commencement of service in most other wireless and satellite bands, and we believe that we should be able to fulfill the conditions required for such regulatory approvals. We will also need to coordinate the operation of certain of our base stations with Inmarsat, wireless operators, aeronautical telemetry stations, and SARSAT earth stations.

Satellite Operations

              Our ATC operations are dependent on the continued operation of our satellite system, their integration with the satellite system, and the satellite system's access to spectrum.

              MSV Sub holds a license issued by the FCC to operate an L-band satellite, MSAT-2, at the nominal 101° WL orbital location to provide MSS on a common carrier basis to the fifty states, Puerto Rico, the Virgin Islands, and United States coastal areas up to 200 miles. The FCC also permits United States-licensed satellites such as MSAT-2 to provide service in foreign territories without obtaining additional approval from the FCC.

              The license for MSAT-2 will expire in August 2010. We anticipate that the FCC will allow us to operate the satellite for its entire useful life. We also hold a number of earth station licenses to operate with MSAT-2 with varying expiration dates. We anticipate that these licenses will be renewed in due course.

L-band Service Links

              The L-band satellite license allows us to operate our United States-licensed satellite (MSAT-2) throughout a portion of the 1525-1544 and 1545-1559 MHz (space-to-Earth) and 1626.5-1645.5 and 1646.5-1660.5 MHz (Earth-to-space) band, up to at least 10 MHz × 2 of United States-coordinated spectrum. Our original license gave us access only to what is known as the upper L-band, but the FCC modified the license in 2002 to allow us to access spectrum in both the upper and lower L-bands. In this decision, the FCC also reduced the amount of United States-coordinated L-band spectrum we could use on MSAT-2 from 14 MHz × 2 to 10 MHz × 2. We have pending a Petition for Clarification and Partial Reconsideration of this decision asking the FCC to allow us to use 14 MHz × 2 of United States-coordinated L-band spectrum. We have also asked the FCC to clarify that the spectrum coordinated by Industry Canada for MSV Canada will not be attributed to MSV Sub. The FCC has not imposed any limit on the amount of spectrum that can be used by MSV Canada or MSAT-1.

Feeder Links

              Feeder links are the frequencies that connect the satellites to large gateway earth stations that are typically interconnected with public networks or, in the case of large users, with private networks. We are authorized to use Appendix 30B Ku-band frequencies for feeder links: 10.75-10.95 GHz and 11.2-11.45 GHz (downlink); and 12.75-13.25 GHz (uplink). Our ability to deploy gateways in the future using Appendix 30B Ku-band frequencies with our current or next generation satellites may be limited. The FCC has a policy of limiting the number of gateways that can operate using these frequencies to facilitate sharing with terrestrial users. Moreover, in December 2003, the FCC issued a proposal pertaining to coordination procedures between new fixed earth stations in the Appendix 30B Ku-band and mobile Broadcast Auxiliary Services/Cable Television Relay Service ("BAS/CARS") licensees that share the band.

In this proceeding, the Society of Broadcast Engineers ("SBE") has argued that it is not possible for an earth station using Appendix 30B Ku-band frequencies to protect mobile BAS/CARS operations in the band. As a solution, SBE proposed that the FCC restrict new earth stations using Appendix 30B Ku-band frequencies used for MSS systems to only areas outside 150 kilometers of the Top 100 TV markets. We have opposed SBE's proposal.

TT&C

              We also rely on access to certain frequencies to control satellite operation. We are authorized to operate using certain telemetry, transfer, and control ("TT&C") frequencies in the standard Ku-band. SES Americom operates a satellite at the 101° WL orbital location using standard Ku-band frequencies. We and SES have an agreement covering MSAT-2 that may require us to modify our operations or make certain payments to SES if our operations cause interference to those of SES. We do not anticipate any interference in the operations of MSAT-2 and those of SES.

101° WL Replacement Satellite

              MSV Sub holds a license issued by the FCC to operate an L-band satellite, MSV-1, on a common carrier basis at the nominal 101° WL orbital location to replace MSAT-2. The satellite is licensed to use up to 10 MHz × 2 of United States-coordinated L-band spectrum for service links and 500 MHz of Appendix 30B Ku-band frequencies for feeder links, subject to successful coordination. We must comply with the following FCC milestones for this satellite:

  •
  enter into a binding non-contingent construction contract (May 23, 2006);

  •
  complete critical design review (May 23, 2007);

  •
  begin construction of the satellite (May 23, 2008); and

  •
  launch and operate the satellite (May 23, 2010).

              Similar milestone requirements apply to most FCC satellite licensees. We have submitted to the FCC our binding non-contingent construction contract for MSV-1, but the FCC has not yet ruled that we have complied with this milestone. If the FCC concludes that we have failed to satisfy this or any other milestone set forth in our license, the FCC may declare our license null and void.

              We will need to apply for and receive approval from the FCC to the extent we modify our satellite parameters from those that we provided in our granted FCC application for MSV-1. We plan to coordinate this satellite with other North American L-band operators.

EchoStar's Challenges

              In November 2003, EchoStar filed an application for 300 MHz of Appendix 30B Ku-band frequencies at 101° WL that we had applied to use for feeder links for MSV-1. Under the FCC's first-come, first-serve licensing policies, we were first-in-line for 250 MHz of these frequencies and EchoStar was first-in-line for the remaining 50 MHz. In its application, EchoStar claimed that it could share these frequencies with us at 101° WL. EchoStar's application was subsequently dismissed in February 2004, after which we filed for the remaining 50 MHz for which we were not already first-in-line, thereby granting us first-in-line status for all 300 MHz of Appendix 30B Ku-band frequencies at 101° WL that EchoStar had previously requested. EchoStar subsequently filed an application in February 2004 for the same 300 MHz, thereby giving it second-in-line status. Our February 2004 amendment was dismissed by the Bureau but then subsequently reinstated. After our application for MSV-1 was granted in May 2005, the Bureau denied EchoStar's February 2004 second-in-line application as mutually exclusive with our license for MSV-1. EchoStar has sought reconsideration of this decision.

              We have opposed the EchoStar challenges. However, if one or more of EchoStar's challenges is successful, we may lose access to 50 MHz or 300 MHz of our 500 MHz of licensed ITU Appendix 30B

Ku-band frequencies, or we may be required to share 300 MHz of these frequencies with EchoStar. Our ability to deploy and operate our proposed next generation integrated network may be adversely affected if we are required to relinquish frequencies to or share frequencies with EchoStar.

L-Band Satellite to Serve South America

              One of our wholly-owned subsidiaries, MSV International LLC, holds a license issued by the FCC to operate an L-band satellite, MSV-SA, at the 63.5oW orbital location to provide MSS on a common carrier basis to South America. The satellite is licensed to use the same L-band frequencies we use in North America for service links and 500 MHz of Appendix 30B Ku-band frequencies for feeder links. We must comply with the following FCC milestones for this satellite:

  •
  enter into a binding non-contingent construction contract (January 11, 2006);

  •
  complete critical design review (January 11, 2007);

  •
  begin construction of the satellite (January 11, 2008); and

  •
  launch and operate the satellite (January 11, 2010).

              We have submitted to the FCC our binding non-contingent construction contract, but the FCC has not yet ruled that we have complied with this milestone. Similar milestone requirements apply to most FCC satellite licensees. If the FCC concludes that we have failed to satisfy this or any other milestone set forth in our license, the FCC may declare our license null and void. We will need to apply for and receive approval from the FCC to the extent we modify our satellite parameters from those that we provided in our granted FCC application for MSV-SA. Before we can use this satellite to provide service in a particular country, we must receive regulatory approval from that country. We plan to apply for such regulatory approvals and landing rights as appropriate per our business plan. We also plan to coordinate this satellite with other L-band operators. Until we coordinate this satellite, we are required to conduct operations on a non-harmful interference basis.

Other General Regulatory Issues

              Our operation of an integrated satellite and ATC system in the L-band is subject to certain regulations in the United States and Canada. We are regulated to varying degrees at the federal, state (provincial in Canada), and local levels in both the United States and Canada. Various legislative and regulatory proposals under consideration from time to time by the United States Congress, Canadian Parliament, the FCC and Industry Canada have in the past materially affected and may in the future materially affect the telecommunications industry in general, and our wireless business and that of potential customers in particular. The following is a summary of significant laws, regulations and policies affecting the operation of our business. In addition, many aspects of regulation at the federal, state and local level currently are subject to judicial review or are the subject of administrative or legislative proposals to modify, repeal, or adopt new laws and administrative regulations and policies.

              We operate pursuant to various licenses granted by the FCC and Industry Canada. As a matter of general regulation by the FCC and Industry Canada, we are subject to, among other things, payment of regulatory fees and restrictions on the level of radio frequency emissions of our system's satellites, user terminals, and base stations, just like other licensees. Any of these regulations may have an adverse impact on the conduct of our business.

Transfers of Control—FCC

              The Communications Act and the FCC's rules require us to maintain legal as well as actual control over the spectrum for which we are licensed. We need approval from the FCC prior to relinquishing legal or actual control of our spectrum. Traditionally, the FCC has determined whether a licensee retains actual control on a case-by-case basis by considering the following factors:

  •
  use of facilities and equipment;

  •
  control of daily operations;

  •
  control and execution of policy decisions, such as preparation and filing of applications with the Commission;

  •
  control of hiring, supervision, and dismissal of personnel;

  •
  control of payment of financial obligations, including expenses arising out of operation; and

  •
  receipt of monies and profits from the operations of the facilities.

              Just like other licensees, our ability to enter into funding or partnering arrangements may be limited by the requirement that we maintain actual control of the spectrum for which we are licensed. If we are found to have relinquished actual control without approval from the FCC, we may be subject to fines, forfeitures, or revocation of our licenses.

Common Carrier Regulation by the FCC

              Our satellite capacity in the L-band is currently required to be offered on a common carrier basis. As such, we must offer service at just and reasonable rates on a first-come, first-served basis, without any unjust or unreasonable discrimination, and we are subject to the FCC's complaint processes. We have pending an application with the FCC asking to be regulated as a private (non-common) carrier with respect to the satellite capacity of MSAT-2. We will need to file for and receive approval to modify our licenses for MSV-1 and MSV-SA to be regulated on a private (non-common) carrier with respect to our satellite capacity.

              We are regulated as a common carrier to the extent we provide service directly to end users for profit and for interconnection with the public switched telephone network. The FCC has forborne from applying numerous common carrier provisions of the Communications Act to wireless carriers. In particular, we are not subject to traditional public utility rate-of-return regulation and we are not required to file tariffs with the FCC.

Universal Service Fund

              As a provider of interstate telecommunications services, and as is any other interstate telecommunications services provider, we are required to contribute to the FCC's universal service fund, which supports the provision of affordable telecommunications to high-cost areas, and the provision of advanced telecommunications services to schools, libraries, and rural health care providers. Under the FCC's current rules, we are required to contribute a percentage of the end-user telecommunications revenues we derive from the retail sale of interstate telecommunications services. Currently excluded from a carrier's universal service contribution base are end-user revenues derived from the sale of information and other non-telecommunications services and wholesale revenues derived from the sale of telecommunications. Current rules also do not require that we impute to our contribution base retail revenues derived when we use our own transmission facilities to provide a service that includes both information service and telecommunications components. The FCC is currently conducting a proceeding which will reform the USF contribution methodology. There can be no assurances that the FCC will retain the exclusions described herein or its current policy regarding the scope of a carrier's contribution base. We may also be required to contribute to state universal service programs.

Customer Proprietary Network Information ("CPNI")

              As is any other telecommunications services provider, we are subject to FCC regulations requiring us to protect CPNI. The FCC has recently begun to audit compliance with CPNI regulations. While we believe we are in compliance, with these regulations, there can be no guarantee that the FCC will not conclude otherwise, in which case we could be subject to fines or other penalties. In addition, existing and contemplated CPNI rules could affect our ability and the ability of our potential customers to offer certain services via our next generation integrated network.

Communications Assistance for Law Enforcement Act ("CALEA")

              Where CALEA applies, we must ensure that United States law enforcement agencies can intercept certain communications transmitted over our networks as is required from any other telecommunications services provider. We also must ensure that law enforcement agencies are able to access certain call-identifying information relating to communications over our networks. We have entered into an agreement with the Federal Bureau of Investigation, Department of Justice, and Department of Homeland Security regarding United States law enforcement agency access to our network. We may need to modify this agreement for our next generation integrated network. There is no guarantee that we will be able to meet CALEA requirements and United States law enforcement agency demands without expense and impact on our network deployment plans. In addition, CALEA requirements could affect the ability of our potential customers to offer applications via our hybrid system. We are required to comply with similar lawful access rules in Canada as a condition of our authorizations from Industry Canada.

Foreign Ownership

              The Communications Act restricts the foreign ownership of common carrier radio licenses, which includes our L-band satellite, earth station, and ATC licenses: (1) the license may not be held by a corporation of which more than 20% of the capital stock is directly owned of record or voted by non-U.S. citizens or entities or their representatives and (2) the license may not be held by a corporation controlled by another corporation ("indirect ownership") if more than 25% of the controlling corporation's capital stock is owned of record or voted by non-U.S. citizens or entities or their representatives, if the FCC finds that the public interest would be served by the refusal or revocation of such licenses. With the implementation of the Basic Telecommunications Agreement, which was negotiated under the auspices of the World Trade Organization ("WTO"), the FCC presumes that indirect ownership interests in FCC licensees in excess of 25% by non-U.S. citizens or entities from WTO-member countries will serve the public interest.

Priority and Preemptive Access

              Our operations in the L-band are required by the FCC and Industry Canada to be capable of providing priority and preemptive access for Aeronautical Mobile Satellite (Route) Service ("AMS(R)S") traffic in the upper L-band and for Global Maritime Distress and Safety Service ("GMDSS") traffic in the lower L-band. We currently anticipate we will be able to meet these requirements. If we are unable to meet these requirements, the FCC or Industry Canada could authorize and give priority spectrum access to one or more additional satellite systems in the L-band that meet the specified requirements.

Enhanced-911 ("E911") Service

              The FCC is currently studying the feasibility of requiring MSS providers to offer E911, including the ability to automatically locate the position of all transmitting user terminals. We have not traditionally supported automatic location information with our current generation L-band satellite system. Further, like all commercial mobile wireless service providers, we will be required to offer E911 services on our terrestrial component. We are currently exploring the design and implementation of systems required supporting automatic location information with our current and next generation L-band system and ATC operations without adding to the cost of our mobile equipment or reconfiguring our communications ground segment software. Moreover, there can no be assurance that we can meet any E911 requirement for our next generation integrated network without cost or impact to our network deployment.

Rate Integration

              The FCC enacted "rate integration" regulations pursuant to Section 254(g) of the Communications Act which requires that providers of interstate telecommunications services charge the same rates for these services in every state, including Puerto Rico and the United States Virgin Islands. We have opposed the imposition of this rate integration requirement on our mobile satellite services system, so that we may preserve the flexibility to charge more for service in areas covered by satellite beams that require more satellite power. The FCC has denied our request for a permanent exemption from its rate integration requirement, but has not yet ruled on our request for a temporary waiver of a year or more. The FCC has granted us an interim waiver from its rate integration requirement until its decision on our temporary waiver request. In July 2000, the United States Court of Appeals for the District of Columbia Circuit vacated the FCC's decision that the "rate integration" provision of the Communications Act applies to commercial mobile radio services providers. The FCC has not yet acted in response to the court's ruling.

Regulatory Framework in Canada

              Use of radio spectrum to provide wireless telecommunications services is subject to licensing by Industry Canada under the Radiocommunication Act (Canada). Under this legislation, Industry Canada is authorized to issue radio licenses, to plan the allocation and use of the radio spectrum and to perform other duties to ensure the orderly development and efficient operation of radiocommunication in Canada. With respect to spectrum licensing, Industry Canada has the authority to revoke a license for non-compliance with terms and conditions or failure to pay associated spectrum license fees. However, revocation is rare and licenses are usually renewed year to year upon payment of the applicable fee.

              MSV Canada is authorized by Industry Canada to operate the MSAT-1 satellite at the 106.5° WL orbital location for the purposes of providing MSS in Canada. The MSAT-1 satellite will remain in this orbital position until 2010, at which point in time it will be moved to the 107.3° WL orbital position in accordance with an advance publication information filing that was submitted by Industry Canada with the ITU on April 23, 2004.

              Spectrum is coordinated for the MSAT-1 satellite by Industry Canada pursuant to the Mexico City MOU and this coordination is subject to the same policies and procedures as described above for the MSAT-2 satellite.

Approval in Principle for MSV-2 Satellite

              On April 5, 2005, Industry Canada issued an approval in principle to MSV Canada to operate the MSV-2 satellite at the 107.3° WL orbital position. This approval in principle requires MSV Canada to meet three important milestones:

  •
  submission of final design specifications for the MSV-2 satellite for Industry Canada approval by December 15, 2006;

  •
  signature of contracts for the construction and launch of the MSV-2 satellite by March 15, 2007; and

  •
  placement of the MSV-2 satellite into its assigned orbital position by March 31, 2011.

              Other satellite operators also must meet similar milestones. We anticipate that MSV Canada will likely satisfy these milestone requirements on or before the dates specified. MSV Canada's approval in principle from Industry Canada also requires it to make fair and reasonable efforts to provide MSS to all regions of Canada and to provide public institution benefits in Canada reflecting 2% of its gross adjusted revenues from the lifetime operation of the satellite.

Authority to Operate ATC in Canada

              In May 2004, the Canadian government adopted a policy allowing authorized MSS operators in the L-band, S-band, and Big LEO bands to provide ATC on a no-protection, non-interference basis. The Canadian ATC policy contains gating criteria similar to those of the FCC and requires, among other things, that a service provider's ATC network be operated as an integral and indefeasible part of an MSS service and that the spectrum it uses for ATC service does not constrain the growth of MSS service offerings. Industry Canada has stated that it intends to develop other technical and operational details applicable to ATC systems in future Radio Standard Specifications and Standard Radio System Plans ("SRSP") and Radio Standards Specifications ("RSS"). Industry Canada has also stated that it intends to establish license fees for ATC operators through a separate process. We do not yet have authority from Industry Canada to operate ATC in Canada.

Foreign Ownership Restrictions and Transfers of Control

              MSV Canada is required by its authorization from Industry Canada to comply with certain restrictions on non-Canadian ownership that are set out in the Telecommunications Act (Canada) and the Radiocommunication Regulations (Canada). These restrictions require that, among other things:

  •
  at least 80% of the voting equity of MSV Canada be held by Canadians;

  •
  at least 80% of the board of directors of MSV Canada be resident Canadians;

  •
  at least 66 2/3% of the voting equity of any parent corporation of MSV Canada be held by Canadians; and

  •
  MSV Canada cannot be otherwise controlled in fact by non-Canadians.

              As at the date hereof, MSV Canada is "Canadian owned and controlled" within the meaning of the Telecommunications Act (Canada) and the Radiocommunication Regulations (Canada). MSV Corp. is not required to comply with these restrictions on non-Canadian ownership because it does not operate facilities in Canada that would make it subject to these rules.

              Neither MSV Canada nor MSV Corp. may transfer their Industry Canada authorizations without the prior approval of Industry Canada. In addition, the prior approval of Industry Canada is required for any material change in the ownership or control of MSV Canada.

CRTC—Regulation of Telecommunications Services

              Companies that own or operate transmission facilities in Canada that are used to provide telecommunications services to the public for compensation are classified as "telecommunications common carriers" under the Telecommunications Act (Canada) and are subject to the regulatory authority of the CRTC.

              The CRTC has the discretionary power to forbear from exercising certain of its regulatory powers over Canadian carriers where it finds that a telecommunications service or class of services is, or will be, subject to competition sufficient to protect the interests of users. Some Canadian carriers, such as the incumbent local exchange carriers, are classified by the CRTC as "dominant" in the provision of certain services because of their market power and control over the supply of local services and certain other services. Carriers classified as "non-dominant" by the CRTC are subject to less regulation than dominant carriers and include mobile wireless providers, such as MSV Canada, facilities-based long distance providers, and competitive access providers.

Canada's Universal Service or "Contribution" Regime

              The CRTC has established a revenue-based regime for the payment of "contribution." (Contribution payments are used, in effect, to subsidize local services in high-cost areas in Canada.) Under this regime, all telecommunications service providers ("TSPs") are required to pay contribution based on a percentage (the 1.03% rate was confirmed by the CRTC for 2005 and renewed at this level on an interim basis for 2006) of their total "contribution-eligible revenues" for the previous year—that is, their total Canadian telecommunications service revenues ("CTSR"), less certain permitted deductions. These permitted deductions include revenues generated from the sale or rental of terminal equipment, revenues from paging services and inter-carrier payments for services purchased from other telecommunications service providers. The CRTC has established a minimum revenue threshold that will trigger the obligation to pay contribution. If the annual CTSR of a TSP and all of its affiliates are less than Cdn $10.0 million, then contribution is not payable in the following year.

International Licensing Regime

              Under the Telecommunications Act (Canada), all providers of basic international telecommunications services in Canada are required to hold and keep current a basic international telecommunications service license issued by the CRTC. The CRTC has the authority to suspend or revoke an international telecommunications service license if it believes that the licensee has contravened the Telecommunications Act (Canada), the regulations there under or any condition of its license. Both MSV Canada and MSV Corp. hold valid international licenses from the CRTC.

Properties

              We currently lease facilities located in Reston, Virginia (approximately 70,000 square feet, lease expires February 28, 2011 with an option to terminate approximately 30,000 square feet on or before August 31, 2008), Ottawa, Ontario (Canada) (approximately 24,000 square feet, lease expires June 30, 2008) and Calgary, Alberta (Canada) (approximately 150 square feet, lease expires June 30, 2006).

              We believe that all of our facilities are in good condition, adequate for our intended use and sufficient for our immediate needs. It is not certain whether we will negotiate new leases as existing leases expire. These determinations will be based on an assessment of our requirements at that time. Furthermore, we believe we can obtain additional space, if necessary, based on prior experience and current real estate market conditions.

Legal Proceedings

              Various legal actions, claims, assessments and other contingencies arising in the ordinary course of our business are pending against us and certain of our subsidiaries. We believe we have adequate legal defenses for each of the actions and claims. These matters are subject to uncertainty and it is possible that some of these matters ultimately could be decided, resolved or settled adversely. We have not recorded any material accruals as of December 31, 2005 for losses related to matters that we would consider to be probable and that could be estimated reasonably. We believe that the ultimate resolution of those matters would not result in a material adverse effect on our results and operations.

Employees

              As of February 28, 2006, we had 120 employees, approximately 52 of whom are located in the United States. Of our employees, 60 are engaged in operations, 26 in next generation activities, 12 in sales and marketing and 22 in general and administration activities. There is a continuing demand for qualified technical personnel, and we believe that our future growth and success will depend, in part, on our ability to attract, train and retain such personnel. We believe that our relations with our employees are generally good.

MANAGEMENT

              We are a limited partnership and are managed by the board of directors of our general partner, Mobile Satellite Ventures GP Inc. The following table sets forth certain information regarding our executive officers and key employees and the members of the board of directors of Mobile Satellite Ventures GP Inc. as of February 28, 2006:

Name	Age	Office and Position
Alexander H. Good	56	Chief Executive Officer, President and Vice Chairman of the Board
Mark W. Faris	51	Chief Operating Officer
Scott Macleod	43	Executive Vice President and Chief Financial Officer
Carson E. Agnew	56	Executive Vice President, Satellite Operations and Development
Peter D. Karabinis	54	Senior Vice President, Chief Technical Officer
Monish Kundra	33	Senior Vice President Corporate Development
Randy S. Segal	49	Senior Vice President, General Counsel
Eric A. Swank	38	Senior Vice President, Finance and Treasurer
Jennifer A. Manner	41	Vice President, Regulatory Affairs
Gary M. Parsons	55	Chairman of the Board of Directors
Laurier J. Boisvert	62	Vice Chairman of the Board of Directors
Jared Abbruzzese, Sr.	51	Director
Andrew D. Africk	39	Director
Donald H. Gips	46	Director
Ted Ignacy	51	Director
Gerald S. Kittner	53	Director
Jeffrey Leddy	50	Director
Shawn O'Donnell	41	Director
Marc J. Rowan	43	Director
L. Scott Thomson	36	Director

              Alexander H. Good has served as our Chief Executive Officer, President and Vice Chairman of the Board since April 2004. In 2002 and 2003, prior to joining MSV, Mr. Good served as the Executive Chairman of Affinity Internet and Executive Chairman of Nexverse Networks, Inc., now Veraz Networks, Inc., and also served as a director of NextLevel Communications, Inc. Mr. Good was Chairman and CEO of @Link Networks, Inc. from 1999 to 2001. @Link Networks, Inc. filed a Chapter 11 bankruptcy petition in 2001, which was subsequently withdrawn. Mr. Good was Executive Vice President of Bell Atlantic Corporation (now Verizon) from 1997 to 1999. He served as Senior Vice President of Corporate Development of Bell Atlantic Corporation from 1995 to 1997 and was Chairman and CEO of Bell Atlantic International from 1994 to 1997. Mr. Good served as Senior Vice President of Mtel Communications, Inc. and CEO of MTEL International from 1990 to 1994.

              Mark W. Faris has served as our Chief Operating Officer since September 2005. Mr. Faris served as Senior Vice President for Network Engineering/Operations for XO Communications Inc.

("XO") from April 2001 to September 2005. XO filed a Chapter 11 bankruptcy petition in June 2002. From 1977 to 2001, Mr. Faris held a number of positions at SBC Corporation ("SBC"), including serving as Vice President of Engineering/Operations for CellularOne-Mid Atlantic, a portfolio company of SBC.

              Scott Macleod has served as our Executive Vice President and the Chief Financial Officer since January 2006. From May 2003 to January 2006, Mr. Macleod served as a Managing Director of Rothschild Inc. From May 1999 to January 2003, Mr. Macleod was Chief Corporate Development Officer of XO Communications, and from 1992 to 1997, served as Managing Director of Merrill Lynch's Global Communications Group. XO filed a Chapter 11 bankruptcy petition in June 2002.

              Carson E. Agnew has served as our Executive Vice President, Satellite Operations and Development since November 2005. From November 2001 to November 2005 he was our president and chief operating officer, and from June 2000 to November 2001 he was managing director of MSV. Dr. Agnew joined us from Motient Corporation, where from 1996 to 2001 he was vice president of business development. Motient filed a Chapter 11 bankruptcy petition in January 2002. Dr. Agnew joined Motient, then American Mobile Satellite Corporation, from Hughes Communications, Inc., a subsidiary of Hughes Electronics, where he served in a number of positions from 1985 to 1996. Dr. Agnew served on American Mobile's Board of Directors from 1988 to 1996.

              Peter D. Karabinis has served as our Senior Vice President and the Chief Technical Officer since April 2001. Dr. Karabinis worked at Ericsson Inc. from 1993 to 2001 as Director of New Projects, Raytheon Co. from 1986 to 1993 as Program Manager and Bell Laboratories Inc. from 1976 to 1986 as a member of the technical staff.

              Monish Kundra has served as our Senior Vice President of Corporate Development since July 2004. From 2001 to 2004, Mr. Kundra was a Managing Director of HeadwatersMB. From 1999 to 2001, Mr. Kundra was Chief Financial Officer and Chief Strategic Planning Officer of @Link Networks, which filed a bankruptcy petition in 2001. From 1997 to 1999, Mr. Kundra was a member of the media and communications team at Madison Dearborn Partners. Prior to 1997, Mr. Kundra worked at Bear, Stearns & Co. Inc. in Leveraged Finance.

              Randy S. Segal has served as our Senior Vice President and General Counsel since September 2004. From May 2001 to September 2004, Ms. Segal was Senior Vice President and General Counsel for Hughes Network Systems Inc. and served on the Hughes Network Systems Inc.'s international subsidiary Boards of Directors. Ms. Segal also served on the boards of directors of XM Satellite Radio Holdings Inc. from 1999 to 2002 and Mobile Satellite Ventures GP from 2000 to 2001. From 1992 to 2001, Ms. Segal was Senior Vice President and General Counsel of Motient Corporation. Motient filed a Chapter 11 bankruptcy petition in January 2002. Ms. Segal practiced with Debevoise & Plimpton from 1983 prior to joining Motient Corporation in 1992. She also served as a Federal Law Clerk in the United States District Court, the Southern District of New York from 1981 to 1982 and in the Fifth Circuit United States Court of Appeals from 1982 to 1983.

              Eric A. Swank has served as our Senior Vice President, Finance and Treasurer since January 2006. He served as our Chief Financial Officer from 2001 to 2006 and Vice President and Treasurer of TerreStar Networks Inc. from 2002 to 2005. Mr. Swank also currently serves as MSV Canada's Senior Vice President, a position he has held since 2001. Prior to our formation, Mr. Swank served as Vice President of Corporate Planning and Investor Relations at Motient Corporation from 1994 to 2001. Motient filed a Chapter 11 bankruptcy petition in January 2002. Mr. Swank joined Motient Corporation, then American Mobile Satellite, in 1994 as Assistant Treasurer from C-TEC Corporation where he held a number of financial, operational and business development positions between 1989 and 1994.

              Jennifer A. Manner has served as our Vice President of Regulatory Affairs since February 2005. Ms. Manner served as Senior Counsel to FCC Commissioner Kathleen Q. Abernathy from 2003 to 2005. Before joining the FCC, she was Director of International Alliances at MCI WorldCom, Inc., from 2001 to 2003 and the Associate Counsel for Foreign Market Entry and International Wireless Services from 1996 to 2001. MCI Worldcom, Inc. filed a Chapter 11 bankruptcy petition in July 2002. Prior to these positions, Ms. Manner was an associate at Akin, Gump, Strauss, Hauer and Feld, L.P. from 1994 to 1996 and an attorney-advisor at the Federal Communications Commission from 1992 to 1994.

              Gary M. Parsons has served as Chairman of the Board since MSV was founded in 2000, and is a member of the compensation committee. He also currently serves as Chairman of XM Satellite Radio Holdings, Inc. Mr. Parsons was Chairman of Motient Corporation from 1998 until 2002, and served as President and CEO from 1996 until 1998. Motient filed a Chapter 11 bankruptcy petition in January 2002. Prior to joining Motient Corporation, Mr. Parsons was Executive Vice President at MCI Communications Corporation ("MCI"), where he served in a variety of positions from 1990 to 1996, including, most recently, as Executive Vice President of MCI and as Chief Executive Officer of MCI's subsidiary MCImetro, Inc. From 1984 to 1990, Mr. Parsons was a principal at Telecom*USA, which was acquired by MCI in 1990. Mr. Parsons served as CEO of MSV prior to the appointment of Alex Good in 2004.

              Laurier J. Boisvert has served as Vice Chairman of the Board since January 2002 and is a member of the compensation and equity award committee. Mr. Boisvert joined Telesat Canada in 1972 and held various positions until being appointed Vice President, Network Services in April 1988. In January 1993, he was named President and Chief Operating Officer of Telesat Canada and was elected to the Telesat Canada board of directors in April 1993 where he served until July 1999. Mr. Boisvert was appointed Chief Executive Officer of Telesat Canada in November 1993 and he currently serves as President and Chief Executive Officer of TMI, a position he has held since February 1997, and also serves as a director and officer of TMI Delaware. Mr. Boisvert is also Chairman of Infosat Communications Inc. and a member of the boards of directors of CRC (Communications Research Centre) and TerreStar Networks Inc.

              Jared Abbruzzese, Sr. has served as a Director since September 2002 and is a member of the compensation committee. Mr. Abbruzzese is the managing member of Niskayuna Development LLC, a privately-held consulting and holding company. Mr. Abbruzzese also serves as chairman of Capital & Technology Advisors, Inc., a management consulting company specializing in the telecommunications and technology sectors that was founded by Mr. Abbruzzese in 2001. Capital & Technology Advisors, Inc. was acquired by Tejas Incorporated in July 2005. Mr. Abbruzzese also serves on the Board of Directors of TerreStar Networks Inc.

              Andrew D. Africk has served as a Director since November 2001 and serves as a member of the audit committee and as chairman of the compensation committee. Mr. Africk is a partner at Apollo Advisors LP, which he joined in 1992. He serves on the boards of directors of Intelsat Ltd., Hughes Communications, Inc., TerreStar Networks Inc. and SkyTerra Communications, Inc.

              Donald H. Gips has served as a Director since May 2002 and is a member of the audit committee. Mr. Gips is Group Vice President, Global Corporate Development for Level 3 Communications, Inc. which ("Level 3") he joined in 1998. Mr. Gips also serves on the board of directors of MindSpeed Corporation. Prior to joining Level 3, he was Chief Domestic Policy Advisor to United States Vice President Al Gore from January 1997 to April 1998. Mr. Gips also served as Chief of the Federal Communications Commission's International Bureau from January 1994 to January 1997 and as an Executive Manager at McKinsey & Company from September 1989 to December 1993.

              Ted H. Ignacy has served as a Director since November 2001 and is the chairman of the audit committee. Mr. Ignacy has served as the Chief Financial Officer of Telesat Canada Inc. since May 1995 and the Vice President of Finance of TMI since February 1997, and also serves as a director and officer of TMI Delaware. He joined Telesat Canada in 1986 and has since served Telesat in a number of positions in the finance area. He is also a director of TMI Communications Inc. and related companies, Infosat Communications Inc, The SpaceConnection Inc. and BIMCOR Inc.

              Gerry S. Kittner has served as a Director since February 2004 and is a member of the audit committee. Mr. Kittner has been a director of Motient Corporation since May 2002. From 1996 to 1999, he was a Senior Vice President for Legislative and Regulatory Affairs for CAI Wireless Systems. When CAI Wireless Systems was acquired by WorldCom, Inc. (then MCI) in 1999, Mr. Kittner remained with WorldCom, Inc. as a Senior Vice President for approximately one year. From 1996 to 2000, he served on the board of directors of the Wireless Communications Association and was a member of its executive and government affairs committees. Previously, Mr. Kittner was a partner with the law firm Arter & Hadden from 1988 to 1996.

              Jeffrey Leddy has served as a Director since April 2003. Mr. Leddy has served as President and Chief Executive Officer of SkyTerra Communications since April 2003 and as the President of Miraxis, LLC since January 2001. From June 2005 to February 2006, Mr. Leddy served as President of Hughes Communications, Inc. and from November 2005 to February 2006 as its Chief Executive Officer. Mr. Leddy worked at EMS Technologies from 1980 to 2000 and held a number of engineering and management positions there, including serving as the President of EMS's operating unit from 1993 to 1998. Mr. Leddy is also a director of Hughes Communications, Inc.

              Shawn O'Donnell has served as a Director since November 2004. Mr. O'Donnell has served as Chief Operating Officer for Capital and Technology Advisors since July, 2005. From 1989 to 2001, Mr. O'Donnell was Executive Vice President of Network Services and Systems at PathNet Telecommunications, Inc. Pathnet filed a Chapter 11 bankruptcy petition in 2001. He joined MCI in 1988, serving in various positions in provisioning, engineering, planning, and construction operations, including Director of Transmission and Facility Standards and Engineering. From 1986 to 1988, Mr. O'Donnell worked at Potomac Edison as Control Engineer. Mr. O'Donnell is also a member of the board of directors of Shared Technologies and TerreStar Networks Inc.

              Marc J. Rowan has served as a Director since November 2001. Mr. Rowan is a founding principal of Apollo Advisors LP, which he co-founded in 1990. He currently serves on the board of directors of Unity Media and the executive committee of the Youth Renewal Fund and is a member of the Board of Directors of the National Jewish Outreach Program and the Undergraduate Executive Board of The Wharton School of Business. Mr. Rowan has previously served on the boards of Wyndham International, Inc., Samsonite Corporation, Vail Resorts, Inc., National Financial Partners, Inc., NRT Incorporated, Quality Distribution, Inc., AMC Entertainment, Inc., SkyTerra Communications, Inc., New World Communications, Inc., Furniture Brands International and Culligan Water Technologies.

              L. Scott Thomson has served as a Director since March 2005. Mr. Thomson has served as a Vice President of Corporate Strategy and Mergers and Acquisitions at Bell Canada Enterprises since 2003. From 1998 to 2002, Mr. Thomson worked in investment banking at Goldman Sachs & Co. and prior to that worked at RBC Capital Markets in the Corporate Finance Department.

Committees of the Board of Directors

              Our general partner's board of directors has two standing committees: audit and compensation. Both of the committees are comprised of four directors. Mr. Parsons has informed the board of directors that he intends to step down as chairman of the board at such time as the board may request in the best interests of MSV, but no later than such time as MSV becomes a public company or MSV closes on a significant strategic transaction. The board has expressed its intent that Mr. Good succeed Mr. Parsons upon his possible future resignation.

    Audit Committee

              The Audit Committee selects, on behalf of the board of directors, an independent accounting firm to be engaged to audit our financial statements; discusses with the independent auditors their independence and the overall scope of the audit; reviews and discusses with the independent auditors and management the audited financial statements and related footnotes; and reviews any reports from the independent auditors describing the company's internal quality-control procedures, risk assessment or risk management policies. The Audit Committee is comprised of Mr. Ignacy (Chair), Mr. Africk, Mr. Gips and Mr. Kittner. The board of directors has determined that Mr. Ignacy is an "audit committee financial expert" within the meaning of the rules and regulations of the SEC.

    Compensation and Equity Award Committee

              The Compensation and Equity Award Committee provides guidance, assistance and oversight with respect to all executive compensation and benefit programs, unit option award plans, incentive compensation plans and other related compensation matters. The committee reviews and either approves, on behalf of the board of directors, or recommends to the board of directors for approval (1) the annual salaries and other compensation of all executive officers and (2) individual unit or unit option grants. Mr. Africk is chair of the committee which also includes Mr. Abbruzzese, Mr. Boisvert and Mr. Parsons.

Compensation of Directors and Executive Officers

              Non-employee directors of our general partner do not receive any fees for service on the board and committees thereof, although board members are entitled to reimbursement for expenses incurred in connection with attending meetings of the board of directors. Members of our board of directors are eligible to participate in our Unit Incentive Plan.

              The following table sets forth certain information concerning compensation that we paid to our Chief Executive Officer and each of the five most highly compensated executive officers for services rendered to us in all capacities during the fiscal years ended December 31, 2003, 2004 and 2005, respectively. We refer to these six individuals as our "named executive officers."

			Annual Compensation			Long Term Compensation
Name and Position(1)	Year		Salary	Bonus	Other Annual Compensation(2)	Securities Underlying Options(3)		All Other Compensation
Alexander H. Good	2005		$410,000	$230,318	$2,766	—		$14,000	(6)
CEO(4)	2004		$317,308	$222,656	$1,717	600,000	(8)	$467,948	(7)
	2003	(5)	—	—	—	—		—
Carson Agnew	2005		$243,308	$99,683	$2,650	—		$11,722	(6)
EVP, Satellite Operations	2004		$242,671	$100,599	$2,311	50,000		$11,428	(6)
	2003		$224,776	$93,631	$520	100,000		$9,509	(6)
Monish Kundra	2005		$228,780	$89,862	$1,490	15,000		$46,767	(9)
SVP, Corporate Development(4)	2004		$114,231	$37,734	$629	135,000	(8)	$17,830	(10)
	2003	(5)	—	—	—	—		—
Randy Segal	2005		$227,250	$89,360	$2,292	—		$10,294	(6)
SVP, General Counsel(4)	2004		$64,904	$62,641	$466	150,000	(8)	—
	2003	(5)	—	—	—	—		—
Peter Karabinis	2005		$223,757	$78,315	$2,858	—		$12,059	(6)
SVP, Chief Technology Officer	2004		$223,171	$75,604	$2,480	30,000		$11,826	(6)
	2003		$206,713	$70,777	$520	60,000		$15,821	(11)
Gary Parsons	2005		$244,444	$122,222	$2,537	—		—
Chairman	2004		$253,557	$110,000	$2,220	100,000		—
	2003		$234,859	$105,769	$520	200,000		—

(1)
Messrs. Scott Macleod (Chief Financial Officer) and Mark Faris (Chief Operating Officer) joined the Company in January 2006 and September 2005, with current annual salaries of $325,000 and $328,331, respectively. In addition, in connection with their employment, Mr. Macleod was granted an option to acquire 225,000 units and a phantom unit grant of 50,000 units, and Mr. Faris was granted an option to acquire 200,000 units.

(2)
Other annual compensation represents long term disability premiums paid on behalf of the employee.

(3)
Does not include options to purchase TerreStar common stock awarded to Messrs. Good (for 563,332 shares), Agnew (for 123,030 shares), Kundra (for 148,592 shares), Karabinis (for 93,818 shares) and Parsons (for 346,060 shares) and Ms. Segal (for 159,545 shares) with exercise prices ranging from $0.2149 to $0.70.

(4)
Compensation for 2004 reflects partial year compensation.

(5)
Messrs. Good and Kundra and Ms. Segal joined the Company in 2004.

(6)
Represents 401(k) matching contributions.

(7)
Represents $426,833 taxable relocation expenses paid by the Company, $28,957 nontaxable relocation expenses paid by the Company and $12,159 of 401(k) matching contributions.

(8)
Such options are subject to two different vesting schedules.

(9)
Represents $36,451 of apartment and furniture lease expenses paid by the Company and $10,316 401(k) matching contributions.

(10)
Represents $13,665 of apartment and furniture lease expenses paid by the Company and $4,164 401(k) match.

(11)
Represents $12,002 of apartment lease expenses paid by the Company and $3,819 of 401(k) matching contributions.

Employment Agreements

              The Company intends to enter into an agreement with Alexander H. Good which agreement will modify and amend an earlier employment agreement, dated February 26, 2004, and an earlier Change of Control Agreement dated February 29, 2004. It is expected that the material terms of the employment agreement, as amended by the proposed agreement, would be as follows:

              Mr. Good's base salary would be increased to at least $500,000 at such time as the Company's public securities become registered for sale under the Securities Act, and his discretionary bonus target would be 75% of his annualized salary. The discretionary bonus target will be increased to 100% of base salary, upon the closing of a strategic transaction by the Company in which strategic investors invest over $500 million in the Company. Under the proposed agreement, Mr. Good will be entitled to a special bonus payment of $267,800, payable upon the earlier to occur of: (1) Mr. Good's TerreStar stock options (or successor options) becoming freely exercisable, marketable or "liquid" (whether because the underlying company stock becomes public, or Mr. Good receives cash in exchange for his options during his employment, etc.), or (2) Mr. Good's employment being terminated by the Company other than for "cause." The Board has stated its intent to name Mr. Good Chairman of the Board upon Mr. Parson's anticipated resignation as Chairman. Mr. Good's original letter included a provision whereby he would assume the position of Chairman of the Board within 18 months of the date of the Agreement (which time has passed but has been extended), subject to the approval of the Board of Directors.

              The Company is party to employment letters with all of its executives, including the named executive officers, which provides for up to one year of salary and bonus in the event the executive's employment is terminated without "cause."

              The Company has entered into an Executive Change of Control Agreement with each of named executive officers, the material terms of which are as follows:

              The change of control agreement may be terminated upon one year's advance notice by either the company or the executive, and automatically terminated upon the executive's 65th birthday, or the executive's death or disability.

              Under the change of control agreement, other than with respect to Mr. Good, upon the occurrence of a change of control (as defined in the applicable change of control agreement and which has already occurred under the agreement for each executive hired prior to February 2005, including Messrs. Good, Agnew and Swank in connection with Motient's 2005 acquisition of limited partnership interests previously held by other limited partners) and a "qualifying termination" (i.e., a termination of the executive's employment by the company without "cause," or by the executive for "good reason,"

which in the case of Mr. Good would include a termination by him for any reason prior to February 9, 2007) within two years following such change of control, the executive is entitled to (i) a lump sum severance payment in an amount equal to the sum of executive's annual base salary and his average bonus (18 months in the case of Mr. Good), (ii) full vesting of all options, with such options remaining exercisable for two years following the date of termination, and (iii) continued coverage of group term life insurance, health insurance, accident and long-term disability insurance benefits for a period of 12 months following the termination (or 18 months in the case of Mr. Good). "Good Reason" under the change of control agreements means assignment to the executive of any duties inconsistent in any respect with his/her position (including status, offices, titles and reporting requirements), authority, duties or responsibilities immediately prior to a change of control or any other action by the Company which results in a diminution in any respect in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith that is remedied by the Company promptly after receipt of notice thereof given by the executive, reduction of the executive's annual base salary, the Company's requiring the executive to be based at any office or location that is more than 50 miles from the executive's office or location immediately prior to the change of control, failure to continue in effect any compensation plan in which the executive participates immediately prior to the change of control that is material to the executive's total compensation, failure to provide pension, life insurance, medical, health and accident, disability or other welfare benefits substantially similar to those enjoyed by the executive prior to the change of control, failure to pay an deferred compensation when due, or failure by the company to honor all the terms and provisions of the change of control agreement. Messrs. Agnew and Swank continue to have discussions with the Company on whether the changes in their positions since the February 2005 change of control constitutes "good reason" under their respective agreements.

MSV Incentive Plan

              In December 2001, we adopted a unit incentive plan (Unit Incentive Plan). Under the Unit Incentive Plan, as amended, we have reserved for issuance and may grant up to 6.5 million options to acquire units to employees and directors upon approval by the board of directors. Options to acquire units generally vest over a three-year period and have a 10-year life. In July 2005, the total options available for grant were increased by 500,000. In February 2006, the total options available for grant were increased by one million to 6.5 million.

              During 2005, the Compensation Committee determined that a "Change of Control" of the Company, as defined in the Unit Incentive Plan, occurred. This interpretation was related to the acquisition by Motient, in February 2005, of limited partnership interests previously held by other limited partners. This Change of Control in turn triggered the acceleration of vesting of all of our then outstanding options that were subject to accelerated vesting, and recognition as additional compensation expense of approximately $3.8 million of previously deferred compensation expense associated with these options in the year ended December 31, 2005.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

              The following table sets forth the number of limited partnership units beneficially owned as of March 3, 2006, based upon the 40,327,889.89 limited partnership units outstanding on that date by each member of the board of directors of our general partner, by our chief executive officer, by those executive officers who were among the five most highly compensated executive officers in 2005 and are still employed by us, by all directors and executive officers as a group and by all persons known to be beneficial owners of 5% or more of our limited partnership units. "Beneficial ownership" is a technical term broadly defined by the SEC to mean more than ownership in the usual sense. Securities are "beneficially owned" if a person has or shares the power (a) to vote them or direct their vote or (b) to sell them or direct their sale, even if the person has no financial interest in the securities. Also, securities which a person has the right to acquire within 60 days are considered to be "beneficially owned."

	Amount and Nature of Beneficial Ownership
	Limited Partnership Units
Name of Beneficial Owner	Units	Percent of Class
Executive Officers and Directors(1)
Alexander H. Good(2)	600,000	1.488%
Carson Agnew(2)	250,000	0.620%
Peter D. Karabinis(2)	150,000	0.372%
Randy S. Segal(2)	150,000	0.372%
Monish Kundra(2)	150,000	0.372%
Gary M. Parsons(2)	500,000	1.240%
Laurier J. Boisvert(2)	250,000	0.620%
Jared Abbruzzese(2)	162,500	0.403%
Andrew D. Africk(2)	62,500	0.155%
Donald H. Gips(2)	62,500	0.155%
Ted Ignacy(2)	125,000	0.310%
Gerald S. Kittner(2)	25,000	0.062%
Jeffrey Leddy(2)	37,500	0.093%
Shawn O'Donnell(2)	25,000	0.062%
Marc J. Rowan(2)	62,500	0.155%
L. Scott Thomson(2)	25,000	0.062%
All directors and executive officers as a group (16 persons)	2,637,500	6.540%
5% Beneficial Owners(3)
Motient Ventures Holding Inc.(4)	15,721,069.81	38.983%
MSV Investors, LLC(5)	7,929,598.00	19.663%
TMI Communications Delaware, Limited Partnership(6)	7,586,296.24	18.812%
Columbia Capital Entities(7)	2,728,389.84	6.766%

(1)
Does not include beneficial ownership held through ownership of equity of our limited partners.

(2)
Amount represents partnership units issuable upon exercise of currently exercisable options.

(3)
Motient Ventures Holding, Inc, MSV Investors, LLC, TMI Communications Delaware, Limited Partnership and Columbia Capital Entities each beneficially own 45.201%, 22.799%, 21.812% and 7.845% interests in our general partner, Mobile Satellite Ventures GP Inc., respectively.

(4)
Motient Ventures Holding, Inc. has a 38.983% beneficial interest in the Company based upon its direct ownership of limited partnership units. Motient Ventures Holding Inc. also holds a 27.832% interest in each of Columbia Space (QP), Inc., Columbia Space (AI), Inc. and Columbia Space Partners, Inc., respectively, which collectively hold a 6.766% direct interest in the Company, and a

  62.282% interest in each of Spectrum Space Equity Investors IV, Inc., Spectrum Space IV Parallel, Inc. and Spectrum Space IV Managers, Inc., respectively, which collectively hold a 2.021% interest in the Company. Including these indirect interests, Motient Ventures Holding, Inc. directly or indirectly holds a 42.125% beneficial interest in the Company. Motient Ventures Holding Inc. is the wholly-owned subsidiary of Motient Corporation.

(5)
SkyTerra Communications, Inc. owns 80% of MSV Investors, LLC. Affiliates of Apollo Advisors, L.P. control SkyTerra Communications, Inc.

(6)
TMI Communications Delaware, Limited Partnership, is the wholly-owned subsidiary of BCE Inc.

(7)
"Columbia Capital Entities" includes holdings of Columbia Space (QP), Inc., Columbia Space (AI), Inc. and Columbia Space Partners, Inc.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Relationship with Limited Partners

              Our limited partners have entered into several agreements with us and our general partner with respect to voting, governance and transfer of ownership of our outstanding limited partnership units and the shares of our general partner.

              Stockholders' Agreement.    Our general partner was formed by our initial limited partners and holds ultimate management authority over our operations. Our limited partners, in their respective capacities as stockholders of our general partner, have entered into a Stockholders' Agreement that sets forth, among other things, the composition of the board of directors. Motient Ventures Holding Inc. (Motient Ventures), MSV Investors, LLC and TMI Communications Delaware, Limited Partnership ("TMI Delaware") are each entitled to designate three directors of our general partner. Columbia Space Partners, Inc. and Spectrum Space Equity Investors IV, Inc. and their respective affiliates and Motient Ventures, via its ownership interests in such entities, are entitled to designate together one director of our general partner. Alexander H. Good, our Chief Executive Officer and Gary M. Parsons, our current Chairman are also designated as directors of our general partner in this agreement.

              The agreement also provides for pro rata pre-emptive rights for each of the limited partners in the event we propose to issue additional limited partnership units other than limited partnership units issued pursuant to our Unit Incentive Plan as well as a right of first refusal in the event that a limited partner proposes to transfer all or a portion of its limited partnership units to any third party. The agreement also includes "tag along" rights, whereby no limited partner may transfer limited partnership units held by such limited partner without giving the other limited partners the right to participate, pro rata and at the same per unit price, in such sale. However, no limited partner may acquire more than 49% of the outstanding shares of common stock of our general partner or of our outstanding limited partnership units without the consent of the limited partners holding a majority of the limited partnership units.

              The limited partners have also agreed that in the event of a corporate conversion in connection with an initial public offering, our outstanding limited partnership units shall be converted into a pro rata share of the common stock of the surviving corporate entity. In the event we are converted to a corporate entity for any purpose other than in connection with an initial public offering, (i) our outstanding limited partnership units shall be converted into securities of the corporate entity which track, as closely as practicable, the economic, voting and other rights represented by such outstanding interests immediately prior to the conversion and (ii) the holders of such interest will enter into a shareholders agreement and such other agreements and the organizational documents of the corporate entity will contain such provisions as may be necessary to allow the corporate entity to mimic, as closely as practicable, the governance and other operating provisions of our limited partnership agreement.

              The agreement also provides for "drag along" rights whereby if the holders of a majority of our outstanding limited partnership units determines to transfer or exchange to an unaffiliated third party all of the limited partnership interests held by such limited partners, each other limited partner will be obligated to, and must sell to such third party, all of its limited partnership interests in the same transaction and otherwise cooperate in the consummation of such transaction.

              Voting Agreement.    Certain of our limited partners, in their respective capacities as stockholders of our general partner, have also entered into a voting agreement whereby they have agreed to vote together with respect to certain actions by us or our general partner. Under this agreement, our limited partners were divided into four voting groups: Motient and its affiliates, MSV Investors, LLC, whose majority holder is SkyTerra Communications, Inc., Columbia Space Partners, Inc. and Spectrum Space Equity Investors IV, Inc. and their respective affiliates, and TMI Delaware.

              To the extent such parties are entitled to vote their shares of our general partner or their limited partnership units, unless three of the four designated investment groups are in favor of such actions, these parties to the agreement agreed not to vote in favor of any of certain actions, including, but not limited to: major transactions that result in a change of control or a sale or transfer of all or substantially all of the assets of us or our general partner or the liquidation, dissolution or winding up of us or our general partner; material changes to the bylaws of our general partner, our certificate of limited partnership or limited partnership agreement, the Stockholders' Agreement described above or the Parent Transfer/Drag Along Agreement described below and the acquisition of more than 49% of the equity of us or our general partner.

              Parent Transfer/Drag Along Agreement.    Our limited partners and their respective parent companies also entered into a Parent Transfer/Drag Along Agreement whereby they agreed, among other things, that transfers by the parent entities of their interests in the limited partners would be subject to the same restrictions on transfer, such as the right of first refusal and the tag-along provisions, applicable to transfers of limited partnership interests as provided in the Stockholders' Agreement. The agreement also contains a "drag along" provision whereby if one or more of the parent entities which own limited partners holding, in the aggregate, a majority of the outstanding limited partnership units propose to transfer or exchange all of their interest in such limited partners to an unaffiliated third party, such parents shall have, with respect to each other parent entity and their respective ownership interest in the limited partners, the rights and obligations contained in "drag along" provision in the Stockholders' Agreement, as described above.

Relationship with MSV Canada

              We, our subsidiaries and certain of our limited partners have entered into a number of agreements with and/or relating to MSV Canada, which owns and operates the MSAT-1 satellite and which we expect will own and operate the MSV-2 satellite. MSV Canada is a joint venture company that was created by ourselves and TMI which complies with Canada's foreign ownership rules relating to non-Canadian ownership in Canadian telecommunications common carriers, including Canadian satellite operators.

              We own 20% of the voting equity of MSV Canada as well as 33 1/3% of the voting equity of a parent holding company, called Mobile Satellite Ventures Holdings (Canada) Inc. ("MSV Canada Holdings"). The remaining 80% of the voting equity of MSV Canada is held by MSV Canada Holdings and the remaining 66 2/3% of the voting equity of MSV Canada Holdings is held by TMI. In total, we hold 46.7% of the MSV Canada joint venture and TMI holds the remaining 53.3%.

              MSV Canada Shareholders' Agreement.    In connection with the formation of the MSV Canada joint venture, we and TMI entered into a Shareholders' Agreement (the "MSV Canada Shareholders' Agreement") with MSV Canada and MSV Canada Holdings setting forth the terms of operation of MSV Canada and MSV Canada Holdings. Under the MSV Canada Shareholders' Agreement, all decisions of the boards of directors of MSV Canada and MSV Canada Holdings are decided by a simple majority of directors, provided, however, that the affirmative vote of more than 80% of the common shares of MSV Canada and more than 66 2/3% of the common shares of MSV Canada Holdings is required for major corporate actions, including, but not limited to, the amendment of any material agreement in excess of $500,000, any material change in the scope and nature of MSV Canada's business or operations, the incurrence of any indebtedness or the making of any capital expenditures, pledges, or asset sales in excess of $500,000 and the declaration of dividends. The agreement also provides that we and TMI each have the right, subject to applicable law and regulations, to purchase directly, or to designate an eligible purchaser to purchase, the other party's interests in MSV Canada and/or MSV Canada Holdings upon the insolvency of such other party. Under the MSV Canada Shareholders' Agreement, we are obligated to fund any operating cash shortfalls at MSV Canada upon the request of MSV Canada, which funding may be in the form of a contribution to MSV Canada's capital in the form of non-voting common stock or a loan.

              Rights and Services Agreement.    Our wholly-owned Canadian subsidiary, Mobile Satellite Ventures Corp. ("MSV Corp.") has entered into a non-exclusive Rights and Services Agreement with MSV Canada pursuant to which MSV Canada purchases backup, restoral and emergency spectrum and satellite capacity from MSV Corp., as well as various service bureau functions and consulting services. MSV Canada compensates MSV Corp. for these services based on the fair market value of the services performed, where fair market value is determined on an arm's length basis equal to no more than cost plus a margin of not more than ten percent. This agreement contains automatic renewal provisions which allow the terms of the agreement to be extended for one or five year terms depending on the service provided. In the year ended December 31, 2005, MSV Canada paid MSV Corp. approximately $4.5 million under this agreement.

              Capacity Lease Agreement.    MSV Corp. and MSV Canada have entered into an agreement whereby MSV Canada has agreed to lease to MSV Corp. the balance of the capacity on MSV Canada's existing satellite, and, when operational, the balance of the satellite capacity of MSV Canada's next generation satellite system, and the right to use the spectrum capacity associated with MSV Canada's mobile satellite system, that is not utilized by MSV Canada for the purposes of fulfilling its Canadian contractual and regulatory obligations. MSV Corp. compensates MSV Canada for this capacity based on the fair market value of the leased capacity, where fair market value is determined on an arm's length basis equal to no more than cost plus a margin of not more than ten percent. MSV Corp. has the right to offset its payment obligations to MSV Canada under the Capacity Lease with payments owed by MSV Canada to MSV Corp. for services performed under the Rights and Services Agreement. The Capacity Lease Agreement will terminate, unless extended, in 2026. In the year ended December 31, 2005, MSV Corp. incurred charges from MSV Canada of approximately $6.3 million under this agreement.

              Intellectual Property License Agreement.    In connection with both the Rights and Services Agreement and Capacity Lease Agreement described above, we have entered into an Intellectual Property License Agreement with MSV Canada whereby we have granted to MSV Canada a nonexclusive, royalty-free license to use our intellectual property, as held by us and/or our wholly-owned subsidiary, ATC Technologies LLC, and to make, sell and use products and services covered by our intellectual property, which license shall remain in effect until the earlier of the expiration of the last of our patents and the termination of the Rights and Services Agreement.

              Indemnification, Guarantee and Security Agreements.    Upon the formation of MSV, TMI agreed to indemnify us and our limited partners against losses resulting from the failure of TMI to perform its obligations under certain of the agreements governing the formation of MSV, including asset sale agreements pursuant to which TMI sold its satellite business to MSV and MSV Canada. TMI Delaware, an indirect wholly-owned subsidiary of TMI and the holder of all of TMI's equity interests in MSV, guaranteed the performance of TMI's indemnification obligations, and granted to our limited partners a security interest in all the equity interests of us and our general partner owned by TMI Delaware.

              When MSV Canada was formed, MSV Canada guaranteed the performance by itself, TMI, BCE, TMI Delaware, and certain other entities affiliated with TMI and/or BCE, of those parties' respective obligations under the MSV Canada Shareholders' Agreement, the Capacity Lease Agreement, the Rights and Services Agreement, the Non-Interference Agreement with BCE described below, and certain other agreements relating to MSV Canada, as well as TMI's indemnification obligations under the MSV formation documents described above and TMI Delaware's obligations under certain other agreements relating to MSV, including the Stockholders' Agreement. As security for this guarantee obligation, MSV Canada granted us a security interest in all its tangible and intangible personal property.

              Operational Services Agreement.    MSV Canada is also party to an Operational Services Agreement with Telesat, an affiliate of TMI whereby Telesat provides MSV Canada with regular maintenance of the MSAT-1 satellite for a monthly service fee. In addition, MSV Canada reimburses Telesat for expenses associated with the tracking of space debris. In the year ended December 31, 2005, MSV Canada paid $1.9 million for such services.

Relationship with Motient

              As part of the November 2001 transaction whereby we acquired certain assets and liabilities of the Motient and TMI satellite businesses, we entered into a transition services agreement with Motient. Under this agreement a portion of the purchase price payable to Motient was retained by us for the purpose of paying Motient's rent obligation to us for its lease of office space in our headquarters and to ensure Motient's provision of certain services to us. During March 2005, all obligations under this transition services agreement were satisfied and all remaining funds were released to Motient by MSV.

Relationship with Telesat Canada and BCE

              In January 2001, in connection with the formation of our Company, we, MSV Canada and MSV Canada Holdings entered into several agreements with Telesat Canada and BCE with a view to rationalizing and restructuring the existing mobile satellite communications businesses of TMI and our predecessor, Motient Services Inc. into a legal and operational structure that, subject to complying with all United States and Canadian regulatory requirements, supports and maximizes the economic viability of a regional mobile satellite system for the United States and Canada. Telesat Canada and BCE are indirect parent entities of our limited partner, TMI Delaware.

              Telesat Preferred Provider Agreement.    Under a Preferred Provider Agreement between us, MSV Canada and Telesat Canada, we and MSV Canada each agreed to grant preferred provider status to Telesat for any telemetry, tracking and control services and for any satellite procurement services that may be required by us or MSV Canada to the extent Telesat offers commercially competitive terms and conditions for the subject services on a competitive bid basis. This agreement will terminate in the event that TMI ceases to directly or indirectly own equity interests of the Company.

              BCE Preferred Provider and Non-Interference Agreements.    In connection with transactions in November 2004 whereby Motient and TMI Delaware purchased additional limited partnership interests in MSV and we converted our outstanding convertible notes to limited partnership units, we entered into a preferred provider agreement with BCE and amended our existing non-interference agreement with BCE. Under the preferred provider agreement, to the extent BCE or certain of its affiliates offer commercially competitive terms and conditions on a competitive bid basis, we and MSV Canada each agreed to grant preferred provider status to BCE with respect to all service offerings using follow-on satellite(s) in Canada, including the provision of facilities and non-facilities based satellite and terrestrial space, ground services, sales services and consulting services. Such preferred provider status will be reduced to a non-exclusive basis on the earlier of November 12, 2007 and a reduction of TMI's ownership of the Company below 50% of its holdings as of May 11, 2005, the date we distributed our equity interests in TerreStar to our limited partners.

              Under the non-interference agreement BCE agreed to use reasonable commercial efforts to cause any entity over which it has control, to not commit any interfering act or omission, including, but not limited to any act which results in or will result in, any restriction, deprivation, interference with or material limitation of our rights to use the spectrum licensed to us, to TMI or to MSV Canada. As amended, the agreement terminates on the earlier of (1) the end of service life of: (a) the first new satellite (e.g., other than MSAT-1 or MSAT-2) constructed, purchased or leased by MSV, MSV Canada and/or their respective successors, sufficient to support the mobile satellite services business of MSV LP and MSV Canada; or (b) in the event of a launch failure relating to such first new satellite or a premature in-orbit failure of such first new satellite, the replacement for such satellite, provided that the decision to replace such satellite is taken within six months; (2) June 30, 2005, if by such date MSV, MSV Canada and/or their respective successors, have not entered into a contract for the construction, purchase or lease of a new satellite sufficient to support the mobile satellite services business of MSV and MSV Canada; and (3) the third anniversary of the transfer by BCE or any entity over which it exercises control, directly or indirectly, of such party's interest in MSV and MSV Canada to a party not affiliated with BCE. It is the Company's position that the agreement was not intended to terminate, and the Company expects to enter into discussions with BCE for its potential extension. In the event that it is not extended, however, the Company does not believe that the agreement's termination will be material.

              Operational Services Agreement.    We have entered into an agreement with Telesat relating to the operation of our MSAT-2 satellite whereby Telesat has agreed to perform all tasks including design, development, integration, installation and test of required antennas, RF, baseband equipment, computers, software and communication links to permit full time control of the MSAT-2 satellite via Telesat's satellite control center and terrestrial telemetry, tracking and command equipment. The agreement terminates on April 30, 2006, with automatic extensions for three successive additional renewal periods of one year each. The agreement may be terminated at any time, provided that we make a payment equal to the lesser of 12 months of service or the remaining service fee. We have agreed to pay Telesat a monthly service fee of $88,000 per month through April 30, 2006. After this date, our monthly service payments will increase, pursuant to a Canadian earnings index. We anticipate that after April 30, 2006, we will continue to pay similar reasonable rates. For the year ended December 31, 2005, we paid approximately $1.1 million under this agreement.

              Consulting Agreement.    We and Telesat have entered into a Consulting Agreement whereby Telesat has agreed to provide the time and consulting services of its employees to us in exchange for an hourly rate based on the employee performing such services. In the year ended December 31, 2005, we paid Telesat approximately $143,000 pursuant to this agreement.

              Office Subleases.    MSV Corp. leases its office space in Ottawa and Calgary from Telesat. Under the lease agreements, we paid approximately $507,000, during the year ended December 31, 2005. The terms of the leases for the Ottawa and Calgary office spaces will expire on June 30, 2008 and June 30, 2006, respectively. We expect the Calgary lease will be renewed prior to expiration at similar rates and on similar terms as the existing lease.

              Administrative Services Agreement.    Telesat and MSV Corp. have entered into an Administrative Services Agreement whereby Telesat has agreed to provide MSV Corp. with certain administrative services, including, but not limited to, access to Telesat's wellness and health and safety awareness programs, administrative management of long-term disability claims and return to work programs, security services at the office facilities subleased by MSV Corp., facilities based operational services, Internet connectivity, and telephone service. In the year ended December 31, 2005, MSV Corp. paid Telesat approximately $135,000 under this agreement.

              Vendor Note.    In February 2003, MSV Corp. entered into an agreement with Telesat for the construction and procurement of a ground station. We make payments monthly based on a payment schedule but may prepay the note at any time without penalty. Telesat provided financing for this project totaling approximately $1.0 million at an interest rate of 9.5%. Future payments on the note payable as of December 31, 2005, are as follows (in thousands):

2006	$279
2007	279
2008	233

Total future payments	791
Less: interest	(96)

Principal portion	695
Less: current portion	(225)

Long-term portion of Vendor note payable	$470

              Infosat Service Agreement.    MSV Corp. has entered into an agreement whereby it has agreed to provide Infosat Communications Inc., a subsidiary of Telesat and an affiliate of TMI, with satellite services in Canada. Under this agreement, an affiliate of BCE, a predecessor to Infosat, prepaid for airtime. As of December 31, 2005, the balance of this prepayment was approximately $21.4 million. Infosat may draw down upon this pre-paid airtime at a rate of $0.25 for each pre-paid dollar other than with respect to residential satellite telephone services, which may be drawn down at a dollar for dollar rate. In any given quarter in which MSV Corp. has positive cash utilization, as set out in its statement of changes in financial position for such quarter, Infosat may draw down upon the pre-paid airtime for all services other than residential satellite telephone services at a rate of $0.50 for each pre-paid dollar. In the year ended December 31, 2005, we provided approximately $2.3 million of services to Infosat pursuant to this agreement, of which $2.0 million was paid in cash payments and $0.3 million was comprised of draw down payments from BCE's original prepayment. In connection with the services provided by MSV Corp., MSV Corp. has agreed not to actively market similar services to Infosat's existing subscribers.

Relationship with TerreStar

              On May 11, 2005, we distributed all of the outstanding shares of common stock we owned in TerreStar, formerly our wholly-owned subsidiary, to our limited partners. In connection with the distribution of TerreStar, we entered into a number of administrative and intellectual property arrangements with TerreStar and, in certain circumstances, other related parties.

              Management Services & Shared Facilities Agreement.    In connection with the distribution of our equity interests in TerreStar to our limited partners, we entered into a Management Services & Shared Facilities Agreement, whereby we and TerreStar agreed to provide each other with certain management-related services and other services incident thereto, including, but not limited to, assistance with general management activities, the provision of personnel, as needed, to carry out such general management activities as well as access to our respective facilities and services related thereto. The agreement may be terminated by either party with respect to any service upon 60 days' written notice to the other party. It is our current expectation that most services to TerreStar will be completed by April 1, 2006. The party receiving any services is obligated to reimburse the providing party for all costs of any services provided, including the portion of employee time associated with the services. Since the date of this agreement, we have invoiced TerreStar $4.0 million for our services.

              Intellectual Property Assignment and License Agreement.    Concurrently with the distribution of our equity interests in TerreStar to our limited partners, ATC Technologies, our wholly-owned subsidiary, entered into an Amended and Restated Intellectual Property Assignment and License Agreement with TerreStar. As part of this agreement, ATC Technologies granted to TerreStar a perpetual, non-exclusive, royalty-free, fully paid, nontransferable, non-assignable, limited purpose right and license to ATC Technologies' intellectual property (and any intellectual property developed or obtained by ATC Technologies for a period of up to eight years) for the sole purposes of developing, operating, implementing, providing and maintaining a wireless service offering in the S-band. Under the agreement, TerreStar also has the right to grant sublicenses of such intellectual property to a joint venture or strategic alliance entered into by TerreStar for the sole purposes of enabling such sublicensee to develop, operate, implement, provide and maintain TerreStar's S-band services. TerreStar is solely responsible for, and must indemnify ATC Technologies with respect to, any royalties or other payments due as a result of any sublicense granted by TerreStar. Pursuant to the agreement, TerreStar, and TerreStar's sublicensees, if any, are also obligated to assign, transfer, convey and deliver to ATC Technologies, without compensation, any intellectual property developed, acquired, used or licensed by TerreStar or TerreStar's sublicensees during the eight year period. It is contemplated that TerreStar may elect to collaborate on newly developed intellectual property. TerreStar may, however, at its election, terminate such continued collaboration, at which time TerreStar would retain its license rights for such previously developed intellectual property.

              Cost Sharing Agreement.    Pursuant to a Cost Sharing Agreement entered into by ATC Technologies and TerreStar in connection with the Intellectual Property Assignment and License Agreement, we and TerreStar have each agreed to fund one half of ATC Technologies' expenses related in any way to ATC Technologies' intellectual property for a period of eight years. In the event that TerreStar terminates its ongoing collaboration before the expiration of the eight year period, it will remain obligated for certain expenses up to $1 million per year relating to such licensed intellectual property. Such expenses include, without limitation, salary and related employee expenses, fees and expenses of outside patent counsel, patent filing expenses, fees to other third party service providers, document retrieval and research expenses, costs associated with the maintenance of ATC Technologies' corporate good standing and qualifications to do business and costs associated with the development or acquisition of new intellectual property.

              Under the agreement, TerreStar has two separate rights to opt-out of certain of its funding obligations. First, TerreStar may elect not to fund its share of the expenses related to specific projects or defined commitments that would result in TerreStar's funding obligation exceeding $1 million in any calendar year, in which case TerreStar would not receive a license from ATC Technologies for any intellectual property resulting from those specific projects. Second, TerreStar may elect not to fund any and all of its share of the expenses exceeding $1 million per year, in which event the eight year collaboration period under the agreement terminates, and the intellectual property licensed to TerreStar would be limited to patents and patent applications filed and know-how documented prior to the termination of the collaboration period.

              Cooperation Agreement.    In connection with the distribution of our equity interests in TerreStar to our limited partners, we also entered into a Cooperation Agreement with TerreStar where we and TerreStar agreed, for a period of two years, that with respect to regulatory and governmental matters (whether FCC, Industry Canada, ITU or otherwise), to work cooperatively to support the advancement of regulatory objectives that are beneficial to both our businesses. We have also each agreed that neither we nor TerreStar will adopt, endorse, assume or otherwise pursue any regulatory position that is inconsistent with our shared objective of continued authorization of ATC.

              TerreStar S-Band Satellite Beam Access Subsystem.    In December 2005, TerreStar and ATC Technologies, entered into a contract with Hughes Network Systems LLC ("HNS") whereby HNS agreed to design, develop and furnish the ground-based satellite beam access subsystem of the S-band space-based network and associated services and under which ATC Technologies is designated as a third party beneficiary with respect to any intellectual property rights of TerreStar under the agreement. HNS is indirectly controlled by Apollo Advisors LP, an investment company of which two of the directors of our general partner, Andrew Africk and Marc Rowan, are partners. Another director of our general partner, Jeffrey Leddy, is a director of Hughes Communications, Inc., parent company of HNS, and formerly Chief Executive Officer of Hughes Communications, Inc.

Relationship with SkyTerra

              Electronic System Products, Inc.    We purchased certain design services from Electronic System Products, Inc. which was controlled by SkyTerra Communications, Inc., which indirectly holds limited partnership interests in the Company. During the year ended December 31, 2005 we made payments to Electronic System Products, Inc. of approximately $11,000.

              Agreement for Development and Production of Transceiver Units    In addition to the agreement with TerreStar to which we are a third party beneficiary described above, in June 2004 we entered into an Agreement for Development and Production of Transceiver Units with HNS whereby HNS agreed to develop and supply certain terminal equipment and related software for use with our existing satellite-based communications service. The agreement provides for a design payment to HNS of $3.8 million as well as future per unit payments for transceiver units produced by HNS. As of December 31, 2005, we incurred approximately $3.8 million of payments for design development and equipment manufacturing.

Service Agreements with Affiliates of Investor

              During the years ended December 31, 2003, 2004 and 2005, we incurred approximately $36,000, $193,000 and $159,000 respectively, of consulting expenses for services provided by a company controlled by our former limited partner and director, Dr. Rajendra Singh.

Royalty Obligations to Former Affiliate

              Certain of our intellectual property was acquired by assignment from entities controlled by Rajendra Singh, a former limited partner of the Company and former member of our general partner's board of directors. In certain circumstances where the Company generates royalties from licensing its ATC intellectual property to third parties, the Company may be required to share a portion of such royalty payments with Dr. Singh and/or related entities.

DESCRIPTION OF OTHER INDEBTEDNESS

Vendor Notes

              In February 2003, our wholly-owned subsidiary, MSV Corp. (Canada) entered into an agreement with Telesat for the construction and procurement of a ground station. We make payments monthly based on a payment schedule but may prepay the note at any time without penalty. Telesat provided financing for this project totaling approximately $1.0 million at an interest rate of 9.5%. Future payments on the Vendor note payable as of December 31, 2005, are as follows (in thousands):

2006	$279
2007	279
2008	233

Total future payments	791
Less: interest	(96)

Principal portion	695
Less: current portion	(225)

Long-term portion of Vendor note payable	$470

Boeing Obligations

              In January 2006, we entered into a contract with Boeing to construct a space-based network. Under the terms of the contract, we have an option to defer certain contractual payments after full construction commences (subject to a per-satellite cap on such deferrals). The maximum amount of deferred payments is limited to approximately $104.0 million dollars based on the construction of three satellites and will be reduced to $76.0 million dollars in the event we terminate the construction of the third satellite. Deferrals must begin to be repaid once the cap on deferred amounts for any satellite is reached, with all remaining deferral amounts to be repaid in full prior to satellite shipment. In the event we terminate the contract, we may be required to pay termination fees of up to $208.2 million.

              To secure the deferred payments and certain other obligations under the contract, we have granted a first priority security interest in any right, title, or interest we may have or be deemed to have in each satellite and the related work commissioned to Boeing with respect to each satellite, provided that such security interest does not secure the payment of certain incentive payments with respect to any satellite incurred following transfer of title and risk of loss to MSV of the applicable satellite.

              Boeing has agreed to immediately release and to take such actions as may be necessary or appropriate to terminate its security interest with respect to any satellite and any asset related to such satellite upon the transfer of title and risk of loss to MSV of the applicable satellite; provided that MSV has satisfied all construction deferrals and other payments payable with respect to the satellite being released at such time. The contract also contemplates that Boeing may request that we seek third party financing on similar terms in lieu of deferred payments. We are in the process of exploring such financing options with Boeing Capital Corporation, but if such financing is not obtained, Boeing will remain obligated under the terms of the contract to fund the deferred payments.

Mobile Satellite Ventures LP

Consolidated Balance Sheets

(In Thousands)

	December 31
	2004	2005
Assets
Current assets:
Cash and cash equivalents	$129,124	$59,925
Investments	—	52,278
Restricted cash	75	1,664
Accounts receivable, net of allowance of $70 and $103	3,344	3,370
Management fee due from TerreStar	—	769
Inventory	698	710
Prepaid expenses and other current assets	782	1,090
TerreStar assets, discontinued	5,955	—

Total current assets	139,978	119,806
Restricted cash, long-term	—	4,600
Property and equipment, net	14,054	10,600
Intangible assets, net	71,506	61,958
Goodwill	16,495	16,936
Other assets	85	2,884
TerreStar assets, discontinued	4,105	—

Total assets	$246,223	$216,784

Liabilities and partners' equity
Current liabilities:
Accounts payable and accrued expenses	$6,171	$6,974
Vendor note payable, current portion	206	225
Deferred revenue, current portion	4,882	4,538
Other current liabilities	65	74
TerreStar liabilities, discontinued	549	—

Total current liabilities	11,873	11,811
Deferred revenue, net of current portion	20,690	23,243
Vendor note payable, net of current portion	696	470

Total liabilities	33,259	35,524
Commitments and contingencies
Partners' equity:
MSV general partner	—	—
MSV limited partners	217,643	186,803
Deferred compensation	(4,185)	(4,420)
Accumulated other comprehensive loss	(494)	(1,123)

Total partners' equity	212,964	181,260

Total liabilities and partners' equity	$246,223	$216,784

See accompanying notes.

Mobile Satellite Ventures LP

Consolidated Statements of Operations

(In Thousands)

	Year ended December 31
	2003	2004	2005
Revenues:
Services and related revenues	$25,536	$26,664	$27,200
Equipment sales and other revenues	1,588	2,343	2,181

Total revenues	27,124	29,007	29,381
Operating expenses:
Satellite operations and cost of services (exclusive of depreciation and amortization shown separately below)	15,640	16,618	14,264
Next generation expenditures (exclusive of depreciation and amortization shown separately below)	4,268	8,593	18,516
Sales and marketing	1,973	4,762	4,093
General and administrative	4,319	7,350	15,552
Depreciation and amortization	17,928	18,439	16,109

Total operating expenses	44,128	55,762	68,534

Loss from continuing operations before other income (expense)	(17,004)	(26,755)	(39,153)
Other income (expense):
Rights and services fee from MSV Canada	3,200	3,568	—
Equity in losses of MSV Canada	(1,030)	(275)	—
Interest income	41	442	3,490
Interest expense	(9,616)	(8,551)	(145)
Management fee from TerreStar	—	—	3,621
Other income, net	737	55	61

Loss from continuing operations before cumulative effect of change in accounting principle	(23,672)	(31,516)	(32,126)
Loss from TerreStar discontinued operations	(4,328)	(1,939)	(9,553)

Loss before cumulative effect of change in accounting principle	(28,000)	(33,455)	(41,679)
Cumulative effect of change in accounting principle	—	—	724

Net loss	$(28,000)	$(33,455)	$(40,955)

See accompanying notes.

Mobile Satellite Ventures LP

Consolidated Statements of Partners' Equity (Deficit)

(In Thousands, except number of units)

	General Partner		Limited Partners
						Accumulated Other Comprehensive Income (Loss)
	Number of Units	Amount	Number of Units	Amount	Deferred Compensation		Total Partners' Equity (Deficit)	Comprehensive Loss
Balance, December 31, 2002	—	$—	16,642,732	$23,259	$—	$7	$23,266
Issuance of MSV Class A Preferred Units	—	—	573,951	3,700	—	—	3,700
Net loss	—	—	—	(28,000)	—	—	(28,000)	$(28,000)
Change in market value of derivative instruments	—	—	—	—	—	82	82	82
Foreign currency translation adjustment	—	—	—	—	—	(32)	(32)	(32)

Balance, December 31, 2003	—	—	17,216,683	(1,041)	—	57	(984)
Total, year ended December 31, 2003								$(27,950)

Issuance of MSV Class A Preferred Units	—	—	2,735,317	17,633	—	—	17,633
Conversion of Notes	—	—	9,911,234	84,922	—	—	84,922
Issuance of MSV Common Units	—	—	4,923,599	145,000	—	—	145,000
Issuance of stock options	—	—	—	4,680	(4,680)	—	—
Amortization of deferred compensation	—	—	—	—	495	—	495
Distribution of warrant in subsidiary	—	—	—	(96)	—	—	(96)
Net loss	—	—	—	(33,455)	—	—	(33,455)	$(33,455)
Change in market value of derivative instruments	—	—	—	—	—	(45)	(45)	(45)
Foreign currency translation adjustment	—	—	—	—	—	(506)	(506)	(506)

Balance, year ended December 31, 2004	—	—	34,786,833	217,643	(4,185)	(494)	212,964
Total, year ended December 31, 2004								$(34,006)

Issuance of stock options	—	—	—	8,717	(8,717)	—	—
Amortization of deferred compensation	—	—	—	—	8,369	—	8,369
Distribution to unit holders for TerreStar	—	—	—	869	113	—	982
Exercise of employee options	—	—	86,852	529	—		529
Net loss	—	—	—	(40,955)	—	—	(40,955)	$(40,955)
Change in market value of derivative instruments	—	—	—	—	—	(37)	(37)	(37)
Foreign currency translation adjustment	—	—	—	—	—	(592)	(592)	(592)

Balance, December 31, 2005	—	$—	34,873,685	$186,803	$(4,420)	$(1,123)	$181,260

Total, year ended December 31, 2005								$(41,584)

See accompanying notes.

Mobile Satellite Ventures LP

Consolidated Statements of Cash Flows

(In Thousands)

	Year ended December 31
	2003	2004	2005
Operating activities
Net loss	$(28,000)	$(33,455)	$(40,955)
Loss from TerreStar discontinued operations	4,328	1,939	9,553

Loss from continuing operations	(23,672)	(31,516)	(31,402)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
TerreStar discontinued operations	(1,755)	(7,236)	113
Cumulative effect of change in accounting principle	—	—	(724)
Depreciation and amortization	17,928	18,439	16,109
Equity in losses of MSV Canada	1,030	275	—
Amortization of deferred compensation	—	495	8,369
Changes in operating assets and liabilities:
Accounts receivable	(1,062)	917	53
Management fee due from TerreStar	—	—	(769)
Inventory	712	708	(12)
Prepaid expenses and other assets	(938)	333	(3,478)
Accounts payable and accrued expenses	307	2,765	672
Other current liabilities	(752)	(120)	9
Accrued interest	7,385	(12,589)	—
Deferred revenue	1,274	(2,677)	(988)

Net cash provided by (used in) operating activities	457	(30,206)	(12,048)
Investing activities
Purchase of Motient Satellite business, net of cash acquired	(2,200)	—	—
Purchase of property and equipment	(967)	(344)	(294)
Purchase of intangible assets and other assets	—	(500)	—
Restricted cash	579	(1)	(6,134)
Purchase of investments	—	—	(52,278)
Investing activities of TerreStar discontinued operations	(1,944)	(3,791)	—

Net cash used in investing activities	(4,532)	(4,636)	(58,706)
Financing activities
Proceeds from issuance of Class A Preferred Units	3,700	17,633	—
Proceeds from issuance of Common Units	—	145,000	529
Principal payment on notes payable to investors	(1,575)	(2,370)	—
Principal payment on vendor note payable	—	—	(206)
Financing activities of TerreStar discontinued operations	—	4	—

Net cash provided by financing activities	2,125	160,267	323
Effect of exchange rates on cash and cash equivalents	134	(66)	1,232

Net (decrease) increase in cash and cash equivalents	(1,816)	125,359	(69,199)
Cash and cash equivalents, beginning of period	5,581	3,765	129,124

Cash and cash equivalents, end of period	$3,765	$129,124	$59,925

Supplemental information
Cash paid for interest	$2,125	$21,395	$102

Distribution of TerreStar	$—	$—	$869

Non-cash financing information
Equipment obtained through issuance of vendor note	$1,029	$—	$—

Conversion of Notes	$—	$84,922	$—

See accompanying notes.

Mobile Satellite Ventures LP

Notes to Consolidated Financial Statements

December 31, 2005

1.    Organization and Business

        Mobile Satellite Venture LP's predecessor company, Motient Satellite Ventures LLC, was organized as a limited liability company pursuant to the Delaware Limited Liability Company Act on June 16, 2000, by Motient Corporation (Motient). On December 19, 2000, Motient Satellite Ventures LLC changed its name to Mobile Satellite Ventures LLC (MSV LLC). On November 26, 2001, MSV LLC was converted into a limited partnership, Mobile Satellite Ventures LP (MSV or the Company), subject to the laws of the state of Delaware. Concurrent with such conversion, the Company acquired certain assets and liabilities of the Motient and TMI Communications LP (TMI) satellite businesses. In connection with its purchase of TMI's satellite business, the Company acquired a 20% equity interest in Mobile Satellite Ventures (Canada) Inc. (MSV Canada) and a 33 1/3% equity interest in Mobile Satellite Ventures Holdings (Canada) Inc. (MSV Canada Holdings). In February 2002, the Company established TerreStar Networks Inc. (TerreStar), a wholly owned subsidiary, to develop business opportunities related to the planned receipt of certain licenses in the S-band radio frequency band (see Note 10). On May 11, 2005, holders of the Company's Limited Partnership units exercised previously distributed rights to acquire all of the shares of TerreStar owned by the Company. As a result of this transaction, TerreStar is no longer a subsidiary of the Company. The assets and liabilities and operating performance of the TerreStar business are classified as TerreStar discontinued operations in the accompanying consolidated financial statements (see Note 10).

              The Company provides mobile satellite and communications services to individual and corporate customers in the United States and Canada via its own satellite and leased satellite capacity. The Company's operations are subject to significant risks and uncertainties including technological, competitive, financial, operational, and regulatory risks associated with the wireless communications business. Uncertainties also exist regarding the Company's ability to raise additional debt and equity financing and the ultimate profitability of the Company's proposed next generation integrated network. The Company will require substantial additional capital resources to construct its next generation integrated network.

              The Company's current operating assumptions and projections, which reflect management's best estimate of future revenue, capital commitments, and operating expenses, indicate that anticipated operating expenditures through 2006 can be met by cash flows from operations and available working capital; however, the Company's ability to meet its projections is subject to uncertainties, and there can be no assurance that the Company's current projections will be accurate. If the Company's cash requirements are more than projected, the Company may require additional financing.

              The type, timing, and terms of financing, if required, selected by the Company will be dependent upon the Company's cash needs, the availability of financing sources, and the prevailing conditions in the financial markets. There can be no assurance that such financing will be available to the Company at any given time or available on favorable terms.

2.    Significant Accounting Policies

Basis of Presentation

              The consolidated financial statements as of December 31, 2004 and 2005, and for the years ended December 31, 2003 and 2004, include the accounts of the Company and its majority owned subsidiaries prepared in accordance with accounting principles generally accepted in the United States (GAAP). The consolidated financial statements as of December 31, 2005 include the accounts of the Company and its majority-owned subsidiaries and all variable interest entities for which the Company is the primary beneficiary, in accordance with GAAP. All intercompany accounts are eliminated upon consolidation.

Use of Estimates

              The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Significant estimates affecting the consolidated financial statements include management's judgments regarding the allowance for doubtful accounts, reserves for inventory, future cash flows expected from long-lived assets, accrued expenses, and the fair value of the Company's partnership units for purposes of accounting for options. Actual results could differ from those estimates.

Cash and Cash Equivalents

              Cash and cash equivalents include investments such as money market accounts with an original maturity of three months or less.

Investments

              The Company's investments are all either United States Treasury securities or obligations of United States government agencies, with original maturities of not more than 12 months. All of the Company's investments are considered held-to-maturity and are reported at amortized cost. The following is a summary of our held-to-maturity securities (in thousands):

December 31 2005
Amortized cost and net carrying amount	$52,278
Gross unrealized loss	(57)

Estimated fair value	$52,221

Restricted Cash

              In connection with the purchase of the satellite business in 2001, the Company retained a portion of the purchase price, which was restricted to pay Motient's rent obligation to the Company for the lease of office space in the Company's headquarters and to ensure the provision of certain services to the Company by Motient under a transition services agreement. During the year ended December 31, 2003, approximately $531,000 was used to satisfy Motient's obligations under its sublease with the Company, and approximately $51,000 was remitted to Motient for services provided to MSV. As of December 31, 2004, the restricted cash balance for this purpose was $74,000. During March,

2005, all obligations under this transition services agreement were satisfied and all remaining funds were released to Motient and MSV.

              On January 10, 2005, and on May 23, 2005, the Federal Communication Commission's (FCC) International Bureau authorized MSV to launch and operate new L-Band mobile satellite services (MSS) systems that will occupy orbital locations that are in addition to the Company's existing orbital slots, and satellites. The International Bureau requires all grants for new systems to be supported by a performance bond. In accordance with this requirement, the Company secured a five-year, $3.0 million bond for each satellite system. The bonds are fully collateralized by a $3.0 million letter of credit for each bond, secured by $6.0 million cash on deposit, which is reflected as restricted cash in the accompanying consolidated balance sheet as of December 31, 2005.

Inventory

              Inventories consist of finished goods that are communication devices and are stated at the lower of cost or market, average cost method. The Company periodically assesses the market value of its inventory, based on sales trends and forecasts and technological changes, and records a charge to current-period income when such factors indicate that a reduction in net realizable value has occurred.

Property and Equipment

              Property and equipment acquired in business combinations are recorded at their estimated fair value on the date of acquisition. Purchases of property and equipment are recorded at cost. Depreciation is computed using the straight-line method over estimated useful lives, ranging from three to ten years. The Company capitalized $1.8 million related to a ground station to which it does not yet hold legal title. Title will pass to the Company upon completion of all payments for that equipment under the related vendor note payable (see Note 5). As of December 31, 2005 the cost, net of accumulated depreciation related to this equipment, was $1.4 million. During the year ended December 31, 2004, MSV initiated inclined orbit of the MSAT-2 satellite, effectively extending its fuel life. In March 2005, the Company completed a formal evaluation of the impact of this action and concluded that the satellite's useful life had been extended by approximately five years to December 2010. The depreciable life of this satellite was extended by five years on a prospective basis. This change in estimate decreased the net loss for the year ended December 31, 2005, by approximately $4.1 million.

              Leasehold improvements are amortized over the shorter of the estimated useful life of the asset or the remaining lease term.

Long-Lived Assets

              In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the Company reviews its long-lived assets, including property and equipment and intangible assets other than goodwill, whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. To determine the recoverability of its long-lived assets, the Company evaluates the probability that future estimated undiscounted net cash flows will be less than the carrying amount of the assets. If such estimated cash flows are less than the carrying amount of the long-lived assets, then such assets are written down to their fair value. No impairment charges were recorded related to the continuing operations of the Company in the years ended December 31, 2003, 2004, or 2005. The Company's estimates of anticipated cash flows and the remaining estimated useful lives of long-lived assets could be reduced significantly in the future. As a result, the carrying amount of long-lived assets may be reduced in the future.

Goodwill

              SFAS No. 142, Goodwill and Other Intangible Assets, requires the use of a non-amortization approach to account for purchased goodwill. Under a non-amortization approach, goodwill is not amortized into results of operations, but instead is reviewed for impairment and written down and charged to results of operations only in the periods in which the recorded value of goodwill is determined to be more than its estimated fair value. The Company performs its annual impairment test on December 31 or when certain triggering events occur. No impairment charges were recorded in the years ended December 31, 2003, 2004, or 2005.

Concentrations of Credit Risk

              Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents, investments, and accounts receivable. The Company maintained cash balances at financial institutions that exceeded federally insured limits as of December 31, 2004 and 2005. The Company maintains its cash and cash equivalents at high-credit-quality institutions, and as a result, management believes that credit risk related to its cash is not significant.

              The Company generally grants credit to customers on an unsecured basis. The Company performs ongoing evaluations of probability of collection of amounts owed to the Company. The Company records an allowance for doubtful accounts equal to the amount estimated to be potentially uncollectible.

              The Company's significant customers, as measured by percentage of total revenues, were as follows:

	Year ended December 31
	2003	2004	2005
Customer A	12%	*	*
Customer B	11%	*	*
Customer C	13%	14%	12%

              The Company's significant customers, as measured by percentage of total accounts receivable, were as follows:

	December 31
	2004	2005
Customer B	12%	*
Customer C	12%	*
Customer D	11%	*

*
Customer did not represent more than 10% for the period presented.

2.    Significant Accounting Policies (continued)

Fair Value of Financial Instruments

              SFAS No. 107, Disclosure about Fair Value of Financial Instruments, requires disclosures regarding the fair value of certain financial instruments. The carrying amount of the Company's cash and cash equivalents, investments, restricted cash, accounts receivable, accounts payable, and accrued expenses approximates their fair value because of the short-term maturity of these instruments. The fair value of the vendor note payable approximates fair value as of December 31, 2005.

Stock-Based Compensation

              SFAS No. 123, Accounting for Stock-Based Compensation, encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans using the fair value method. The Company accounts for employee stock-based compensation using the intrinsic value method as prescribed in Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and its related interpretations. The Company recognizes compensation expense on a straight-line basis over the vesting period. The Company accounts for stock-based compensation awarded to non-employees as prescribed in SFAS No. 123.

              The following illustrates the effect on net loss if the Company had applied the fair value method of SFAS No. 123 (in thousands):

	Year ended December 31
	2003	2004	2005
Net loss, as reported	$(28,000)	$(33,455)	$(40,955)
Add stock-based compensation included in reported net loss	—	495	8,482
Stock-based compensation expense determined under fair value method	(1,080)	(1,952)	(10,709)

Pro forma net loss	$(29,080)	$(34,912)	$(43,182)

              The weighted-average fair value of unit options granted during the years ended December 31, 2003, 2004, and 2005 was $0.91, $4.61, and $11.11, respectively. The fair value of the options granted was estimated at the grant date using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	Year ended December 31
	2003	2004	2005
Expected life	5	5	5
Risk-free rate	3.16%	3.31%	2.91%
Volatility	0%	0%	0%
Dividend yield	0%	0%	0%

Revenue Recognition

              The Company generates revenue primarily through the sale of wireless airtime service and equipment. The Company recognizes revenue when the services are performed or delivery has occurred, evidence of an arrangement exists, the fee is fixed and determinable, and collectibility is probable. The Company receives activation fees related to initial registration for retail customers. Revenue from activation fees is deferred and recognized ratably over the customer's contractual service period, generally one year. The Company records equipment sales upon transfer of title and accordingly recognizes revenue upon shipment to the customer.

Next Generation Expenditures

              The Company classifies costs it incurs related to the financing, development and deployment of its next generation integrated network as next generation expenditures in the accompanying consolidated statements of operations in order to distinguish these costs from the costs related to its existing satellite-only MSS. Next generation expenditures include costs associated with the Company's next generation integrated network as follows (in thousands):

	Year ended December 31
	2003	2004	2005
Employee-related costs	$2,270	$3,425	$6,918
Research and development expenses	—	769	5,010
Professional and consulting expenses	833	2,663	3,941
Legal and regulatory fees	944	1,053	1,413
Patent costs and fees	221	683	1,234

Total next generation expenditures	$4,268	$8,593	$18,516

Income Taxes

              As a limited partnership, the Company is not subject to income tax directly. Rather, each unit holder is subject to income taxation based on the unit holder's portion of the Company's income or loss as defined in the limited partnership agreement. The Company's Canadian subsidiary and MSV Canada are taxed as corporations in Canada, and as such, are subject to entity-level tax (see Note 11).

Foreign Currency and International Operations

              The functional currency of the Company's Canadian subsidiary and MSV Canada is the Canadian dollar. The financial statements of these companies are translated to United States dollars using period-end rates for assets and liabilities, and period-average rates for revenues and expenses. The impact of translation is included as a component of accumulated other comprehensive income in the accompanying consolidated balance sheets. In addition, the Company realized foreign exchange transaction gains, which are a component of other income in the accompanying consolidated statements of operations. For the years ended December 31, 2003, 2004, and 2005, foreign exchange transaction gains were approximately $445,000, $41,000, and $23,000, respectively.

Derivatives

              The Company accounts for derivatives in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, which requires the recognition of all derivatives as either assets or liabilities measured at fair value with changes in fair value of derivatives reflected as current-period income (loss) unless the derivatives qualify as hedges of future cash flows. For derivatives qualifying as hedges of future cash flows, the effective portion of changes in fair value is recorded temporarily in equity and subsequently recognized in earnings along with the related effects of the hedged items. Any ineffective portion of hedges is reported in earnings as it occurs.

              In the normal course of business, the Company is exposed to the impact of fluctuations in the exchange rate of the Canadian dollar. The Company limits this risk by following an established foreign currency financial management policy. This policy provides for the use of forward and option contracts, which limit the effects of exchange rate fluctuations of the Canadian dollar on financial results. The Company does not use derivatives for trading or speculative purposes. As of December 31, 2003, 2004, and 2005, the Company hedged portions of its forecasted expenses and equipment purchases, payable in Canadian dollars or Euros, totaling approximately $2.8 million, $923,000, and $1.2 million, respectively, by entering into forward contracts and option contracts. In general, these contracts have varying maturities up to, but not exceeding, one year with cash settlements made at maturity based upon rates agreed to at contract inception. All derivatives held by the Company satisfy the hedge criteria of SFAS No. 133. The Company's unrealized gains on these contracts were $81,000, $36,000, and $0 as of December 31, 2003, 2004, and 2005, respectively, which are reflected as a component of accumulated other comprehensive income and an asset within prepaid expenses and other current assets in the accompanying consolidated balance sheets.

Comprehensive Income

              Comprehensive income is the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. Other comprehensive income refers to revenue, expenses, gains and losses that under GAAP are included in comprehensive income, but excluded from net income. For the period presented, the elements within other comprehensive income, net of tax, consisted of foreign currency translation adjustments and the changes in the market value and expiration of the Company's derivative instruments.

              The components of accumulated other comprehensive income was as follows (in thousands):

	December 31
	2004	2005
Unrealized gain in market value of derivative instruments	$37	$—
Foreign currency translation adjustment	(531)	(1,123)

Accumulated other comprehensive loss	$(494)	$(1,123)

Investments in MSV Canada and MSV Canada Holdings

              For the years ended December 31, 2003 and 2004, the Company accounted for its equity investments in MSV Canada and MSV Canada Holdings pursuant to the equity method of accounting. The carrying value of these investments was $0 at each balance sheet date. Because the Company is obligated to provide working capital financial support to MSV Canada, and rights and services to MSV Canada, the Company recorded losses related to such funding as equity in losses of MSV Canada in the accompanying consolidated statements of operations.

              In January 2003, the FASB issued Financial Interpretation No. 46 (FIN 46), Consolidation of Variable Interest Entities—an Interpretation of Accounting Research Bulletin No. 51. FIN 46 provides a new framework for identifying variable interest entities (VIEs) and determining when a company should include the assets, liabilities, noncontrolling interests, and results of activities of a VIE in its consolidated financial statements.

              In general, a VIE is a corporation, partnership, limited-liability corporation, trust, or any other legal structure used to conduct activities or hold assets that either (1) has an insufficient amount of equity to carry out its principal activities without additional subordinated financial support, (2) has a group of equity owners that is unable to make significant decisions about its activities, or (3) has a group of equity owners that does not have the obligation to absorb losses or the right to receive returns generated by its operations.

              FIN 46 requires a VIE to be consolidated if a party with an ownership, contractual or other financial interest in the VIE (a variable interest holder) is obligated to absorb a majority of the risk of loss from the VIE's activities, is entitled to receive a majority of the VIE's residual returns (if no party absorbs a majority of the VIE's losses), or both. A variable interest holder that consolidates the VIE is called the primary beneficiary. Upon consolidation, the primary beneficiary generally must initially record all of the VIE's assets, liabilities, and noncontrolling interests at fair value and subsequently account for the VIE as if it were consolidated based on majority voting interest. FIN 46 also requires disclosures about VIEs that the variable interest holder is not required to consolidate but in which it has a significant variable interest.

              FIN 46 was effective immediately for VIEs created after January 31, 2003, and was effective January 1, 2005, for VIEs created before February 1, 2003. The provisions of FIN 46, as revised, were adopted as of January 1, 2005, for the Company's interest in MSV Canada, which was created prior to February 1, 2003.

              The Company determined that it is the primary beneficiary of MSV Canada as a result of its direct and indirect ownership interests in MSV Canada, its obligation to fund MSV Canada, and the rights and services and capacity agreements between the Company and MSV Canada. The Company is obligated, by contract, to fund MSV Canada. This obligation continues indefinitely, but may terminate upon written agreement between the Company and MSV Canada, or upon one party becoming the beneficial owner of all of the shares of MSV Canada.

              In accordance with the transition provisions of FIN 46, the assets, liabilities, and noncontrolling interests of newly consolidated VIEs such as MSV Canada were initially recorded at the amounts at which they would have been carried in the consolidated financial statements if FIN 46 had been effective when the Company first met the conditions to be the primary beneficiary of the VIE. The assets, as consolidated by MSV, of MSV Canada consist primarily of its satellite, which has a carrying value of approximately $1.3 million at December 31, 2005 and is included in property, plant, and equipment in the Company's consolidated balance sheet. The consolidated liabilities of MSV Canada consist primarily of its deferred revenue, which has a carrying value of approximately $1.4 million at December 31, 2005 and is included in deferred revenue in the Company's consolidated balance sheet.

2.    Significant Accounting Policies (continued)

        The difference between the net amount added to the Company's consolidated balance sheet related to MSV Canada and the Company's previously recognized interest in MSV Canada represented a gain of approximately $724,000 and was recognized as a cumulative effect of change in accounting principle during the year ended December 31, 2005. The adoption of FIN 46 on January 1, 2005 also increased total assets by approximately $3.3 million and total liabilities by approximately $2.6 million. Prior periods were not restated. Had FIN 46 been applied retroactively, the impact on prior periods would not have been material. Neither the assets nor liabilities of MSV Canada have been reported in any of the Company's financial statements prior to January 1, 2005.

Recent Pronouncements

              In December 2004, the FASB issued SFAS No. 123(R), Share-Based Payment, which is a revision of SFAS No. 123, supersedes APB Opinion No. 25, and amends SFAS No. 95, Statement of Cash Flows. SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. The Company will be required to adopt SFAS No. 123(R) using the prospective method, as the Company used the minimum-value method for disclosure purposes. The new standard will be effective for the Company for the year beginning January 1, 2006. As the Company currently accounts for share-based payments using the intrinsic value method as allowed by APB Opinion No. 25, the adoption of the fair value method under SFAS No. 123(R) will have an impact on the Company's results of operations. However, the extent of impact of the adoption of SFAS No. 123(R) cannot be predicted at this time because it will depend on levels of share-based payments granted in the future.

Reclassifications

              Certain prior-year amounts have been reclassified to conform to the current-year presentation.

3.    Intangible Assets and Goodwill

        The Company's intangible assets and goodwill arose primarily as a result of the Company's 2001 acquisitions of the Motient and TMI satellite businesses. These transactions were accounted for using the purchase method of accounting. At the time of the acquisition, the Company allocated the purchase price to the assets acquired and liabilities assumed based on their respective estimated fair values. In addition, under the terms of the purchase agreement, during 2003, the Company paid $2.2 million in contingent consideration to Motient for the provision of services to a customer under a contract assumed by the Company. This payment was accounted for as contingent consideration and was included in the determination of the purchase price when paid to Motient.

              The Company's identifiable intangible assets consist of the following (in thousands):

	December 31
	2004	2005
Customer contracts	$18,178	$18,219
Next generation intellectual property	82,600	82,600

	100,778	100,819
Accumulated amortization	(29,272)	(38,861)

Intangible assets, net	$71,506	$61,958

              Customer contracts are amortized over a period ranging from 4.5 to 5 years. Next generation intellectual property is amortized over periods ranging from 4.5 to 15 years. During the years ended December 31, 2003, 2004, and 2005, the Company recorded approximately $9.4 million, $9.5 million, and $9.5 million, respectively, of amortization expense related to these intangible assets. The Company's next generation intellectual property consists of a combination of licenses and contractual rights to various authorizations, various applications, certain technology, and certain other rights. The changes in the recorded balance of goodwill and customer contracts are primarily the result of the fluctuation of the exchange rate between the United States dollar and Canadian dollar.

              Future amortization of intangible assets is as follows as of December 31, 2005 (in thousands):

2006	$7,512
2007	5,585
2008	5,585
2009	5,474
2010	5,474
Thereafter	32,328

$61,958

4.    Balance Sheet Details

        Property and equipment consisted of the following (in thousands):

	December 31
	2004	2005
Space and ground segments	$40,578	$48,510
Office equipment and furniture	927	958
Leasehold improvements	435	493

	41,940	49,961
Accumulated depreciation	(27,886)	(39,361)

Property and equipment, net	$14,054	$10,600

              Accounts payable and accrued expenses consisted of the following (in thousands):

	December 31
	2004	2005
Accounts payable	$2,448	$2,342
Accrued expenses	1,369	1,738
Accrued compensation and benefits	2,012	2,502
Accrued interest	342	392

Total accounts payable and accrued expenses	$6,171	$6,974

5.    Long-Term Debt

Notes Payable

              In November 2001, the Company issued $55.0 million of Convertible Notes and $26.5 million of Non-Convertible Notes (collectively, the Notes) to finance the acquisitions of the Motient and TMI satellite businesses. In August 2002, the Company issued an additional $3.0 million of Convertible Notes. The Notes were scheduled to mature on November 26, 2006, and bore interest at 10% per annum, compounded semiannually and payable at maturity. In August 2003, the Company repaid approximately $1.6 million of the principal, and all of the accrued interest of approximately $2.1 million, on one of the Non-Convertible Notes.

              In April 2004, the Company made payments totaling approximately $2.4 million for principal and $2.6 million for accrued interest, on the Non-Convertible Notes. In November 2004, $25.9 million of Non-Convertible Notes and accrued interest were exchanged for 878,115 Common Units of MSV. The principal balance of $22.6 million and accrued interest of $3.3 million were exchanged for 765,843 and 112,272 Common Units, respectively, and approximately $56,000 of accrued interest was paid in cash.

              At the same time, $58.0 million of Convertible Notes were converted into 8,997,074 Class A Preferred Units at a rate of $6.45 per unit. At the date of the transaction, accrued interest on the Convertible Notes was approximately $19.2 million, of which $18.2 million was paid in cash and $1.0 million was exchanged for 36,045 Common Units (see Note 6). At the completion of this transaction, all outstanding principal and interest obligations on the Notes were extinguished.

Vendor Note Payable

              In February 2003, the Company entered into an agreement with a satellite communications provider that is a related party (the Vendor) for the construction and procurement of a ground station. The Vendor provided financing for this project totaling approximately $1.0 million at an interest rate of

9.5%. Future payments on the Vendor note payable as of December 31, 2005, are as follows (in thousands):

2006	$279
2007	279
2008	233

Total future payments	791
Less: interest	(96)

Principal portion	695
Less: current portion	(225)

Long-term portion of vendor note payable	$470

6.    Partners' Equity

        Pursuant to the Limited Partnership Agreement of the Company, the partners' interests in the Company consisted of MSV Common Units and MSV Class A Preferred Units. The Company's general partner, Mobile Satellite Ventures GP Inc., a Delaware corporation, has no economic interest in the Company and is owned by the Company's limited partners in proportion to their fully diluted interests in the Company.

              Profits and losses are allocated to the partners in proportion to their economic interests. Losses allocated to any partner for any fiscal year will not exceed the maximum amount of losses that may be allocated to such partner without causing such partner to have an adjusted capital account deficit at the end of such fiscal year. Any losses in excess of this limitation shall be specially allocated solely to the other partners. Thereafter, subsequent profits shall be allocated to reverse any such losses specially allocated pursuant to the preceding sentence. Except for certain capital proceeds and upon liquidation, the Company shall make distributions as determined by the Board of Directors to the partners in proportion to their respective percentage interests. Upon dissolution of the Company, a liquidating trustee shall be appointed by the Board, or under certain circumstances, the required investor majority, as defined, who shall immediately commence to wind up the Company's affairs. The proceeds of liquidation shall be distributed in the following order:

  •
  First, to creditors of the Company, including partners, in the order provided by law

  •
  Thereafter, to the partners in the same order as other distributions

              The Class A Preferred Units and Common Units had many of the same rights and privileges, except the Class A Preferred Units had preference over the Common Units in receiving proceeds resulting from a distribution of assets in certain circumstances.

6.    Partners' Equity (continued)

              In August 2003, the Company received $3.7 million in exchange for the issuance of 573,951 Class A Preferred Units at $6.45 per unit. In March 2004, the Company received $17.6 million in exchange for the issuance in April 2004 of 2,735,317 Class A Preferred Units. In November 2004, the Company's limited partnership agreement was amended to eliminate the distinction between Class A Preferred and Common Units; all Class A Preferred Units were converted to Common Units. Also in November 2004, the Company received $145.0 million in proceeds from its existing investors in exchange for the issuance of 4,923,599 Common Units. Concurrently, $25.9 million of Non-Convertible Notes and accrued interest was exchanged for 878,115 Common Units. The principal balance of $22.6 million and accrued interest of $3.3 million were exchanged for 765,843 and 112,272 Common Units, respectively, and approximately $56,000 of accrued interest were paid in cash. Additionally, $58.0 million of Convertible Notes were converted into 8,997,074 Common Units in accordance with their terms. At the date of the transaction, accrued interest on the Convertible Notes was approximately $19.2 million, of which $18.2 million was paid in cash and $1.0 million was exchanged for 36,045 Common Units.

7.    Unit and Stock Option Plan

              In December 2001, the Company adopted a unit option incentive plan (Unit Option Incentive Plan), which allows for the granting of options and other unit based awards to employees and directors upon approval by the Board of Directors. Options to acquire units generally vest over a three-year period and have a 10-year life. As of February 2006, the total options or other unit based awards available for grant were 6.5 million.

              Beginning in July 2004, the Company granted options with exercise prices at less than the estimated fair market value of the related units on the option's grant date, for which the intrinsic value is recorded as deferred compensation. The deferred compensation is amortized over the options' vesting period.

              Determining the fair value of units underlying employee options (Limited Investor Units) requires complex and subjective judgments. We utilized the market approach to estimate the fair value of Limited Investor Units at each date on which options were granted. The market approach uses an analysis of the observable market price of equity instruments for companies with similar assets and businesses. We estimated the value of a Limited Investor Unit based on the values implied for partnership units (Common Units) held by limited partners, which hold significant interests in the Company, and whose equity securities are publicly traded. In order to derive the amount of the publicly traded security's value attributable to the Common Units, we used the market approach to estimate the value of other equity investments and assets owned by the respective limited partner, and therefore included in the public equity value of those securities. We made adjustments to account for the differences in volatility and liquidity between the publicly traded reference securities and a private Common Unit. We determined the estimated value of a Limited Investor Unit by making further adjustments to account for differences in rights attributable to a Common Unit as compared to those of a Limited Investor Unit. There is inherent uncertainty in making these estimates.

              During 2005, the Company's Compensation Committee of the Board of Directors determined that a "Change of Control" of the Company, as defined in the Unit Option Incentive Plan, occurred. This interpretation was related to Motient's acquisition, in February 2005, of MSV interests previously held by other MSV limited partners. This Change of Control in turn triggered the acceleration of vesting of all of the Company's then outstanding options that were subject to accelerated vesting, and recognition as additional compensation expense of approximately $3.8 million of previously deferred compensation expense associated with these options in the year ended December 31, 2005.

	Options to Acquire Units	Weighted- Average Exercise Price
Options outstanding at December 31, 2002	1,388,500	$6.45
Granted	1,621,500	6.45
Canceled	(115,833)	6.45

Options outstanding at December 31, 2003	2,894,167	6.45
Granted	1,497,750	6.81
Canceled	(78,334)	6.45

Options outstanding at December 31, 2004	4,313,583	6.58
Granted	866,000	22.43
Canceled	(110,333)	8.95
Exercised	(82,045)	6.45

Options outstanding at December 31, 2005	4,987,205	9.49

              At December 31, 2004 and 2005, 1,807,167 and 3,596,896 options, respectively, were exercisable. The following table summarizes the weighted-average option information as of December 31, 2005:

Range of Exercise Prices	Number Outstanding	Weighted-Average Remaining Life	Weighted-Average Exercise Price	Number Exercisable
$6.45	4,363,705	7.30	$6.45	3,542,396
$29.45	592,500	9.43	$29.45	54,500
$56.33	31,000	9.92	$56.33	—

$6.45-$56.33	4,987,205	7.12	$9.49	3,596,896

8.    Related Party Transactions

              During the years ended December 31, 2003, 2004, and 2005, the Company incurred approximately $151,000, $1,000, and $0 of administrative expenses related primarily to services provided by Motient. In addition, the Company provided facilities-related services to Motient of approximately $134,000 during the year ended December 31, 2003.

              The Company has a rights and services agreement with MSV Canada, under which the Company provides various technical support and other services to MSV Canada, such as allowing access to its intellectual property; providing voice- and data-switching capabilities; providing backup, restoral, and emergency spectrum and satellite capacity; and providing accounting, customer service, and billing services. The Company also leases satellite capacity from MSV Canada pursuant to a lease agreement. The term of the lease extends for 25 years and may be terminated by the Company with one year's notice or by either party in certain circumstances. The amount of the lease payments is determined by the parties periodically based upon the amount of capacity usage by the Company and market rates. Prior to consolidating MSV Canada in 2005 (see Note 2), the capacity fee was included in the satellite operations cost in the accompanying consolidated income statement. During the years ended December 31, 2003, 2004, and 2005, the capacity fee paid by the Company to MSV Canada was approximately $4.9 million, $5.8 million and $6.3 million, respectively. The rights and services fee received by the Company from MSV Canada during the years ended December 31, 2003, 2004 and 2005 was $3.2 million, $3.6 million and $4.5 million, respectively.

              During the years ended December 31, 2003, 2004, and 2005, the Company incurred approximately $36,000, $193,000, and $159,000 respectively, of consulting expenses for services provided by a company controlled by a former limited partner and former member of the Company's general partner's board of directors. Certain of the Company's intellectual property was acquired by assignment from entities controlled by this former limited partner of the Company and former member of the Company's general partner's board of directors. In certain circumstances where the Company generates royalties from licensing its ancillary terrestrial component (ATC) intellectual property to third parties, the Company may be required to share a portion of such royalty payments with such person and/or related entities.

              During the years ended December 31, 2003, 2004 and 2005, the Company incurred approximately $—, $2.5 million and $1.3 million, respectively, of expenses for services provided by Hughes Network Systems LLC. During the years ended December 31, 2003, 2004, and 2005, the Company purchased certain services from Electronic System Products, Inc. of approximately $—, $210,000, and $11,000, respectively. Hughes Network Systems LLC and Electronic System Products, Inc., were controlled by SkyTerra Communications, Inc., which indirectly holds limited partnership units in the Company. SkyTerra Communications, Inc., is controlled by Apollo Advisors L.P., an investment company for which two of the directors of the Company's general partner are partners.

              The Company leases office space from Telesat, an affiliate of TMI (see Note 9). Under its lease agreement, the Company paid approximately $361,000, $429,000, and $507,000, during the years ended December 31, 2003, 2004, and 2005, respectively. The Company has entered into an operational services agreement with Telesat to provide regular maintenance and tracking of space debris of the MSAT-1 satellite. The Company paid approximately $2.3 million, $2.4 million, and $1.9 million, respectively, in the years ended December 31, 2003, 2004, and 2005. The Company has entered into an agreement with Telesat to obtain telemetry, tracking, and control services for its MSAT-2 satellite. The agreement ends April 30, 2006, with automatic extension for three successive additional renewal periods of one year each. The agreement may be terminated at any time, provided that the Company makes a payment equal to the lesser of 12 months of service or the remaining service fee. For the years ended December 31, 2003, 2004, and 2005 the Company paid approximately $704,000, $1.1 million, and $1.1 million respectively. During the years ended December 31, 2003, 2004, and 2005 the company paid Telesat approximately $66,000, $74,000, and $143,000 respectively for consulting services and $135,000, $130,000, and $135,000, respectively, for administrative support services.

              The Company has entered into an agreement whereby it has agreed to provide Infosat Communications Inc., (Infosat) a subsidiary of Telesat and an affiliate of TMI, with satellite services in Canada, a portion of which have been prepaid. As of December 31, 2004 and 2005, the balance of this prepayment was approximately $21.0 million and $21.4 million, respectively. In the years ended December 31, 2003, 2004 and 2005, the Company provided approximately $1.7 million, $2.5 million and $2.3 million, respectively, of services to Infosat pursuant to this agreement, of which $1.4 million,

$2.1 million and $2.0 million was paid in cash, respectively, and $0.3 million, $0.4 million and $0.3 million, respectively was applied against the prepayment.

              The Company's vendor note payable is held by a related party (see Note 5).

              The Company's transactions with TerreStar are related party transactions (see Note 10).

9.    Commitments and Contingencies

Leases

              As of December 31, 2005, the Company has non-cancelable operating leases, expiring through August 2008. Rental expense, net of sublease income, for the years ended December 31, 2003, 2004, and 2005, was approximately $1.1 million, $1.2 million, and $1.3 million, respectively.

              Future minimum lease payments under noncancelable operating leases with initial terms of one year or more are as follows for the years ended December 31 (in thousands):

2006	$1,303
2007	1,303
2008	958

$3,564

              Office facility leases may provide for periodic escalations of rent, rent abatements during specified periods of the lease, and payment of pro rata portions of building operating expenses, as defined. The Company records rent expense for operating leases using the straight-line method over the term of the lease agreement.

L-Band Space-Based Network Contract

              The Company has entered into a firm-fixed price contract with Boeing Satellite Systems Inc. (Boeing) to construct a space-based network that consists of a space segment and ground segment. Boeing is responsible for the comprehensive design, development, construction, manufacturing, testing, and installation of a space-based network, providing satellite launch support and other services related to mission operations and system training.

              Under the terms of the contract, MSV will purchase up to three satellites with options for two additional satellites that must be exercised no later than October 2008. Each satellite is contracted to have a mission life of 15 years with a portion of the contract value payable if certain performance incentives are met, paid over the intended 15-year operating life. Under the Company's contract with Boeing, Boeing has a first lien on each satellite and related work until title and risk of loss transfers to the Company upon launch (assuming the Company is then current in its payments under the contract). Should the Company become subject to a bankruptcy proceeding before Boeing's lien is released, any interest the Company has in the satellites would secure the Company's obligations to Boeing on a first priority basis.

9.    Commitments and Contingencies (continued)

        Future maximum contractual payments under this contract, including all potential performance incentives and related interest payments on the incentives, not including options, are as follows for the years ended December 31, including the performance incentives payable (in thousands):

2006	$59,058
2007 through 2009	572,425
2010 through 2011	179,417
Thereafter	271,858

$1,082,758

              If the Company elects to terminate the contract in whole or in part, the Company will be subject to termination liability charges that are in excess of contractual payments made prior to the termination date. The additional termination charges vary based upon the portion of the program being terminated and the state of completion of the terminated portion. In-part termination charges are spread over the remaining satellite payment milestones, while a full program termination charge is due upon termination. Generally, these charges range from $3 million to $200 million, declining after 2007. The Company also has an option to defer certain contractual payments after full construction commences with any deferrals to be repaid in full prior to satellite shipment.

Executive Employment Agreements

              Certain executives have employment agreements that provide for severance and other benefits, as well as acceleration of option vesting in certain circumstances following a Change of Control. The agreement for one executive entitles that executive to a severance payment equal to 1.5 times the executive's prior-year salary and bonus as well as acceleration of vesting for options currently held by the executive, should the executive terminate employment within the period defined in the agreement (originally six months following a change of control). Based on the February 2005 change in control (see Note 7), this executive could terminate employment and trigger the severance and vesting portions of the executive agreement. The executive has not elected to terminate employment, and accordingly, no amounts have been accrued or expensed in the accompanying consolidated financial statements for this contingency as of December 31, 2005 other than the compensation expense for the intrinsic value of the options that vested during the year ended December 31, 2005.

              On February 9, 2006 the Compensation Committee of the Board of Directors approved a modification to the agreement to extend the executive's ability to exercise this change in control provision to February 9, 2007. Under SFAS No.123(R), this modification triggers the recognition of expense of approximately $4.4 million during the quarter ended March 31, 2006.

Other Agreements

              In September 2005, the Company entered into an agreement with a third-party that will provide the Company with rights to the use of certain intangible assets in future periods. The Company has prepaid approximately $3.0 million related to this agreement, $2.8 million of which is included in other assets, and $150,000 included in prepaid expenses and other current assets as of December 31, 2005, in the accompanying consolidated balance sheet. The Company has also agreed to provide additional annual payments of approximately $158,000 for the remainder of the contract. The Company is amortizing the costs of the contract ratably over the 20-year term of the agreement.

Litigation and Claims

              The Company is periodically a party to lawsuits and claims in the normal course of business. While the outcome of the lawsuits and claims against the Company cannot be predicted with certainty, management believes that the ultimate resolution of the matters will not have a material adverse effect on the financial position or results of operations of the Company.

Contingencies

              From time to time, the Company may have certain contingent liabilities that arise in the ordinary course of its business activities. The Company recognizes a liability for these contingencies when it is probable that future expenditures will be made and such expenditures can be reasonably estimated.

Regulatory Matters

              During 2001, Motient applied to the Federal Communications Commission (FCC) to transfer licenses and authorizations related to its L-Band MSS system to MSV. This transfer was approved in November 2001. In connection with this application, Motient sought FCC authority to launch and operate a next generation integrated network that will include the deployment of satellites and terrestrial base stations operating in the same frequencies. In February 2003, the FCC adopted general rules based on the Company's proposal to develop a next generation integrated network, subject to the requirement that the Company file an additional application for a specific terrestrial component consistent with the broader guidelines issued in the February 2003 order. These broad guidelines govern issues such as aggregate system interference to other MSS operators, the level of integration between satellite and terrestrial service offerings, and specific requirements of the satellite component that the Company currently meets by virtue of its existing satellite system. While the Company's current satellite assets satisfy these requirements, the Company has signed a contract to construct and deploy more powerful satellites and has relevant regulatory authorizations for these satellites.

              The Company believes that the ruling allows for significant commercial opportunity related to the Company's next generation integrated network. Both proponents and opponents of ATC, including the Company, asked the FCC to reconsider the rules adopted in the February 2003 order. Opponents of the ruling advocated changes that could adversely impact the Company's business plans. The Company also sought certain corrections and relaxations of technical standards that would further enhance the commercial viability of the next generation integrated network. The FCC issued an order on reconsideration of the February 2003 order in February 2005. The FCC granted some of the corrections and relaxations of technical standards the Company has advocated and has rejected the requests for changes advocated by opponents of the FCC's February 2003 order. Only Inmarsat Ventures Ltd. has filed a petition for reconsideration of the February 2005 order, which is currently pending. One terrestrial wireless carrier filed an appeal of the FCC's February 2003 order with the United States Court of Appeals. This appeal has been withdrawn.

              In November 2003, the Company applied for authority to operate ATC in conjunction with the current and next generation satellites of MSV and MSV Canada. The FCC's International Bureau granted this authorization, in part, in November 2004 and deferred certain issues to the FCC's rule-making proceeding, which was resolved in February 2005. One opponent of the Company's application has asked the FCC to review the Company's ATC authorization. This challenge is pending. The Company has also filed an application to modify its ATC authorization. Only one party has filed comments in opposition to this application. This application is pending. The Company has also received authorization to construct, launch, and operate two satellites from the FCC. MSV Canada has also received authorization from Industry Canada to construct, launch, and operate a satellite. MSV and MSV Canada must meet certain milestone dates for each of these satellites. In January 2006, MSV entered into a contract with Boeing to construct these three satellites as required by the first FCC and Industry Canada milestone requirement for these satellite authorizations.

              There can be no assurance that, following the conclusion of the rule-making and the other legal challenges, the Company will have authority to operate a commercially viable next generation integrated network.

10.    TerreStar Discontinued Operations

              In February 2002, the Company established TerreStar, then a wholly owned subsidiary, to develop business opportunities related to the proposed receipt of certain licenses in the S-band. TMI holds the approval issued by Industry Canada for an S-Band space station authorization and related spectrum licenses for the provision of MSS in the S-band as well as an authorization from the FCC for the provision of MSS in the S-band. These authorizations are subject to FCC and Industry Canada milestones relating to construction, launch, and operational date of the system. TMI plans to transfer the Canadian authorization to an entity that is eligible to hold the Canadian authorization and in which TerreStar and/or TMI will have an interest, subject to obtaining the necessary Canadian regulatory approvals.

              The operating losses and cash used by TerreStar related to its activities to acquire rights to assets associated with its proposed receipt of the S-band license. In addition, TerreStar incurred costs related to its contract to construct a satellite system.

Distribution of TerreStar Stock

              On December 20, 2004, the Company issued rights (the Rights) to receive all of the 23,265,428 shares of TerreStar Common Stock, which were owned by the Company, to the limited partners of the Company, pro rata in accordance with each limited partner's percentage ownership in the Company. In addition, in connection with this transaction, TerreStar issued warrants to purchase an aggregate of 666,972 shares of TerreStar Common Stock to one of the Company's limited partners, which had an exercise price of $0.21491 per share, which were valued using the Black-Scholes pricing model.

              On May 11, 2005, the limited partners of MSV exercised the Rights to acquire shares of Common Stock of TerreStar. As a result of this transaction, MSV divested its ownership interest in TerreStar, thereby affecting a spin-off, which was recorded as a distribution to the limited partners at book value in the accompanying consolidated statement of partners' equity (deficit) in the year ended December 31, 2005. Immediately following the spin-off, Motient Ventures Holdings, Inc., a subsidiary of Motient, invested $200 million in TerreStar and thereby gained a majority interest in TerreStar. In May 2005, MSV and TerreStar entered into a management services agreement whereby MSV agreed to provide certain services, to include technical and program management efforts associated with ATC network development as well as administrative support required to accomplish these tasks. TerreStar continues to be a related party, as Motient has a significant ownership interest in both the Company and TerreStar.

11.    Income Taxes

        Subsequent to the spin-off, as MSV no longer has an ownership interest in TerreStar and is not the primary economic beneficiary of TerreStar, the accompanying consolidated financial statements do not include the assets or liabilities of TerreStar, which were approximately $9.7 million and $10.4 million, respectively, on May 11, 2005. The assets of TerreStar consisted primarily of intangible assets related to its S-band spectrum and satellite construction in progress. The liabilities of TerreStar consisted primarily of its obligations under the satellite construction contract and amounts payable to the Company. The accompanying consolidated financial statements include the results of TerreStar since its inception through May 11, 2005, which are presented as discontinued operations in the accompanying consolidated statements of operations and as TerreStar assets and liabilities, discontinued, in the accompanying December 31, 2004 consolidated balance sheet.

              The Company's Canadian subsidiaries pay a Canadian provincial capital tax that is included in general and administrative expenses in the accompanying consolidated statements of operations. The components of net loss by country are as follows (in thousands):

	Year ended December 31
	2003	2004	2005
United States	$(23,760)	$(30,228)	$(37,795)
Canadian	(4,240)	(3,227)	(3,160)

Total net loss	$(28,000)	$(33,455)	$(40,955)

              Deferred income tax balances related to the Canadian entities result principally from temporary differences in the recognition of certain revenue and expense items for financial and tax reporting purposes, as well as net operating loss (NOL) carry forwards from operations as follows (in thousands):

	December 31
	2004	2005
Net operating losses	$6,968	$5,721
Net differences in the treatment of book and tax differences	283	1,717
Valuation allowance	(7,251)	(7,438)

Deferred tax assets, net	$—	$—

              The Company's Canadian subsidiaries are taxed as corporations in Canada. As of December 31, 2005, the Company had approximately $15.8 million of losses available to be applied against future taxable income. These losses will begin to expire in 2008.

              In assessing the realizability of future income tax assets, management considers whether it is more likely than not that some or the entire future income tax asset will be realized. The ultimate realization of the future income tax asset is dependent on the generation of future taxable income during the periods in which the NOL carry forwards are available. Management considers projected future taxable income, the scheduled reversal of future income tax liabilities, and available tax planning strategies that can be implemented by the Company in making this assessment. Based on the level of historical taxable income and projections for future taxable income over the period in which the NOL carry forwards are available to reduce income taxes payable, management has established a full valuation allowance against the Company's deferred tax assets.

12.    Retirement Plan

        The Company has a tax-deferred savings plan (the Plan) that qualifies under Section 401(k) of the Internal Revenue Code (IRC). United States employees are eligible to participate in the Plan upon employment and attainment of age 21. Such employees may contribute a percentage of their income, subject to limitation of the IRC. The Plan contains provisions that allow the Company to make discretionary contributions and matching contributions. The Company made contributions of approximately $101,000, $171,000, and $235,000 in the years ended December 31, 2003, 2004, and 2005 respectively. Employees vest immediately in the Company's contributions.

13.    Subsequent Events

Leases

              In February 2006, the Company entered into an amended and restated operating lease agreement that provided for, among other things, an extension of term and expansion of its premises in Reston, Virginia. As a result of this amendment, the Company's lease obligations as disclosed in Note 9 have increased by the following amounts (in thousands):

2006	$602
2007	743
2008	1,067
2009	1,703
2010	1,751
Thereafter	298

$6,164

Grant of Restricted Units

              On February 9, 2006, the Compensation Committee of the Board of Directors approved the issuance of 50,000 Restricted Units (the Award) to an executive. The Award will vest over five years; 20,000 units will vest after the second anniversary of the grant date and 10,000 units will vest annually thereafter, subject to certain acceleration provisions. As the Award vests, the Company is obligated to issue to the executive units (or successor equity) or pay in cash an amount equal to the fair value of the related MSV units or stock, depending on the occurrence of certain events in the future. The Company intends to account for the Award under the provisions of SFAS No. 123(R), which will require the recognition of a liability and expense based on the fair value of the vested Award, each reporting period.